SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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RESTAURANT BRANDS INTERNATIONAL INC.

RESTAURANT BRANDS INTERNATIONAL LIMITED PARTNERSHIP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Restaurant
Brands
International

SO PERF.

BURGER KING® Tim Hortons® LOUISIANA KITCHEN

Explanatory Note

On December 12, 2014, a series of transactions (the “Transactions”) was completed resulting in Burger King Worldwide, Inc. (“BKW”) and The TDL Group Corp., formerly known as Tim Hortons, Inc. (“THI”), becoming indirect subsidiaries of Restaurant Brands International Inc. (“RBI”). On March 27, 2017, an indirect subsidiary of RBI acquired all of the issued and outstanding shares of Popeyes Louisiana Kitchen, Inc. (“PLK”).

RBI is the sole general partner of Restaurant Brands International Limited Partnership (“Partnership”), which is the indirect parent of BKW, THI and PLK. RBI is one of the world’s largest quick service restaurant companies and the owner of the Tim Hortons®, Burger King® and Popeyes® brands.

On December 12, 2014, we issued 68,530,931 RBI preferred shares in connection with the Transactions. On December 12, 2017, we redeemed all of the issued and outstanding 68,530,939 RBI preferred shares for aggregate consideration of $3,115.6 million. Upon redemption, the RBI preferred shares were canceled and may not be reissued.

RBI’s common shares trade on the New York Stock Exchange (“NYSE”) and the Toronto Stock Exchange (“TSX”) under the ticker symbol “QSR”. As a result, RBI is subject to the applicable governance rules and listing standards of both the NYSE and TSX. The Class B exchangeable limited partnership units (“Partnership exchangeable units”) of Partnership trade on the TSX under the ticker symbol “QSP”. Partnership is subject to the applicable governance rules and listing standards of the TSX to the extent not satisfied by RBI.

Each of RBI and Partnership is a reporting issuer in each of the provinces and territories of Canada and, as a result, is subject to Canadian continuous disclosure and other reporting obligations under applicable Canadian securities laws. This proxy statement constitutes RBI’s management information circular for purposes of RBI’s Canadian continuous disclosure obligations under National Instrument 51-102 — Continuous Disclosure Obligations (“NI 51-102”) and RBI’s management proxy circular as required under section 150 of the Canadian Business Corporations Act (“CBCA”). Pursuant to an application for exemptive relief made in accordance with National Policy 11-203 — Process for Exemptive Relief Applications in Multiple Jurisdictions, Partnership has received exemptive relief dated October 31, 2014 from the Canadian securities regulators. This exemptive relief exempts Partnership from the continuous disclosure requirements of NI 51-102, effectively allowing Partnership to satisfy its Canadian continuous disclosure obligations by relying on the Canadian continuous disclosure documents filed by RBI, for so long as certain conditions are satisfied. Among these conditions is a requirement that Partnership concurrently send to all holders of the Partnership exchangeable units all disclosure materials that RBI sends to its shareholders and a requirement that Partnership separately report all material changes in respect of Partnership that are not also material changes in respect of RBI.

This exemptive relief is also conditioned upon RBI including certain disclosures in its proxy solicitation materials. These disclosures are included throughout this proxy statement, including in Appendix A.

Restaurant Brands International Inc. 226 Wyecroft Road Oakville, Ontario, L6K 3X7, Canada April 27, 2018

Dear Shareholder,

We invite you to attend Restaurant Brands International Inc.’s 2018 annual and special meeting of shareholders (the “Meeting”) for the following purposes:

Elect twelve directors specifically named in the management information circular and proxy statement that accompanies this Notice of Meeting (the “proxy statement”), each to serve until the close of the 2019 Annual Meeting of Shareholders or until his or her successor is elected or appointed.

Approve, on a non-binding advisory basis, the compensation paid to our named executive officers.

Appoint KPMG LLP as our auditors to serve until the close of the 2019 Annual Meeting of Shareholders and authorize our directors to fix the auditors’ remuneration.

Consider a resolution to approve an amendment to the Amended and Restated 2014 Omnibus Incentive Plan (the “2014 Omnibus Plan”) to increase the number of common shares available for issuance by 15,000,000 common shares.

Consider a shareholder proposal described in the accompanying proxy statement, if properly presented at the Meeting.

You will also be asked to transact any other business that may properly come before the Meeting.

Only (1) holders of our common shares and (2) the trustee that holds our special voting share, in each case as of the close of business on the Record Date, are entitled to notice of the Meeting and to vote upon the proposals to be presented at the Meeting.

To be valid, proxies must be received no later than 11:59 p.m. (Eastern Time) on June 5, 2018 or, if the Meeting is adjourned or postponed, no later than 8:00 a.m. (Eastern Time) on the last business day preceding the day of the reconvened meeting. Notwithstanding the foregoing, the Chairman of the Meeting has the discretion to accept proxies received after such deadline. The time limit for the deposit of proxies may be waived or extended by the Chairman of the Meeting at his discretion.

Please read the enclosed proxy statement to learn more about the Meeting, our director nominees, and our executive compensation and governance practices.

Thank you for your participation and we look forward to seeing you at the Meeting.

Sincerely,

Jill Granat

General Counsel & Corporate Secretary

IT IS IMPORTANT THAT YOU CAREFULLY

READ THE PROXY STATEMENT AND VOTE

NOTICE OF 2018

ANNUAL AND

SPECIAL MEETING OF SHAREHOLDERS

(“Notice of Meeting”)

Meeting Date: June 7, 2018

Time: 8:00 a.m. (Eastern Time)

Location:

226 Wyecroft Road, Oakville, Ontario, L6K 3X7, Canada

Record Date: April 11, 2018 (the “Record Date”)

We mailed an Important Notice Regarding Internet Availability of Proxy Materials for the 2018 Annual and Special Meeting of Shareholders (the “Notice”) on or about April 27, 2018.

We are providing access to the proxy statement and annual report via the Internet using the U.S. “notice and access” system. These materials are available on the website referenced in the Notice (www.envisionreports.com/ RBI2018).

Notice of Annual Meeting of Shareholders and 2018 Proxy Statement	Restaurant Brands International

Restaurant Brands International Inc.

226 Wyecroft Road

Oakville, Ontario, L6K 3X7, Canada

April 27, 2018

MANAGEMENT INFORMATION CIRCULAR AND PROXY STATEMENT

Management Information Circular and Proxy Statement for 2018 Annual and Special Meeting of Shareholders

This management information circular and proxy statement (the “proxy statement”), including all schedules and appendices hereto, is being furnished in connection with the solicitation of proxies by or on behalf of management of Restaurant Brands International Inc. (“RBI”) for use at the annual and special meeting (the “Meeting”) of the shareholders of RBI to be held at the offices of RBI located at 226 Wyecroft Road, Oakville, Ontario, L6K 3X7, Canada on June 7, 2018 at 8:00 a.m. (Eastern Time), or at any adjournment(s) or postponement(s) thereof, for the purposes set out in the Notice of Meeting.

We expect that the solicitation of proxies will be by mail. Proxies may also be solicited personally, by telephone, e-mail, Internet, facsimile or other means of communication by officers, employees and agents of RBI. The cost of solicitation will be borne by RBI.

We are providing access to this proxy statement and our annual report on Form 10-K for the fiscal year ended December 31, 2017 (collectively the “proxy materials”) via the Internet using the U.S. “notice and access” system. On April 27, 2018, we began mailing a Notice Regarding Internet Availability of Proxy Materials (the “Notice”) to all holders of record of our common shares and the Class B exchangeable limited partnership units (“Partnership exchangeable units”) of Restaurant Brands International Limited Partnership (“Partnership”) as of April 11, 2018, and posted the proxy materials on the website referenced in the Notice (www.envisionreports.com/RBI2018). In the case of beneficial owners of these securities, the Notice is being sent indirectly through such shareholders’ or unitholders’ brokers or other intermediaries. We intend to reimburse these brokers or other intermediaries for permitted fees and costs incurred by them in mailing the Notice to beneficial owners of securities.

As more fully described in the Notice, all holders of common shares and Partnership exchangeable units may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

In this proxy statement, the words, “RBI”, “we”, “our”, “ours” and “us” refer to Restaurant Brands International Inc. Except as otherwise stated, the information contained herein is given as of April 27, 2018. Unless otherwise indicated, all references to “$” or “dollars” are to the currency of the United States and “Canadian dollars” or “C$” are to the currency of Canada.

The date of this proxy statement is April 27, 2018.

Restaurant Brands International

Executive Summary

EXECUTIVE SUMMARY

Company at a Glance

We are one of the world’s largest quick service restaurant companies with more than $30 billion in system-wide sales and over 24,000 restaurants in more than 100 countries and U.S. territories. We own three of the world’s most prominent and iconic quick service restaurant brands – TIM HORTONS®, BURGER KING® and POPEYES®. These independently operated brands have been serving their respective guests, franchisees and communities for over 40 years.

We are committed to growing the TIM HORTONS®, BURGER KING® and POPEYES® brands by leveraging their respective core values, employee and franchisee relationships, and long track records of community support. The brands benefit from the global scale and shared best practices that come through common ownership under RBI.

2017 Business Performance

›	Total Revenues of $4,576.1 million versus $4,145.8 million in prior year.

›	Net Income Attributable to Common Shareholders of $626.1 million versus $345.6 million in prior year.

›	Global comparable sales of (0.1)% at Tim Hortons, 3.1% at Burger King and (1.5)% at Popeyes.[1]

›	Net restaurant growth of 2.9% at Tim Hortons, 6.5% at Burger King and 6.1% at Popeyes year-over-year.[2]

›	System-wide sales growth of 3.0% at Tim Hortons, 10.1% at Burger King and 5.1% at Popeyes.[1]

›	Net Income of $1,235.3 million.

›	Adjusted EBITDA[3] of $2,145.8 million.

›	Combined Adjusted EBITDA growth (including a full year of Popeyes in both periods) of 8.3% on an organic basis.[3]

›	Diluted earnings per share of $2.54 versus $1.45 in prior year.

›	Adjusted diluted earnings per share[3] of $2.10 versus $1.58 in prior year.

[1]	System-wide sales growth and comparable sales are measured on a constant currency basis, which means the results exclude the effect of foreign currency translation (“FX Impact”). For system-wide sales growth and comparable sales, we calculate the FX Impact by translating prior year results at current year monthly average exchange rates. System-wide sales growth and comparable sales are presented on a system-wide basis, which means they include sales at franchise restaurants and company restaurants. System-wide sales are driven by our franchise restaurants, as approximately 100% of system-wide restaurants are franchised for each of our brands. Franchise sales represent sales at all franchise restaurants and are revenues to our franchisees. We do not record franchise sales as revenues; however, our royalty revenues are calculated based on a percentage of franchise sales. For Popeyes, system-wide sales growth and comparable sales are for the period from December 26, 2016 through December 31, 2017.
[2]	Net restaurant growth is presented on a percentage basis, reflecting the net increase in restaurant count (openings, net of closures) over a trailing twelve month period, divided by restaurant count at the beginning of the trailing twelve month period. For Popeyes, net restaurant growth is for the period from December 26, 2016 through December 31, 2017.
[3]	This is a non-GAAP financial measure. For further details regarding non-GAAP financial measures and a reconciliation to their most comparable GAAP measure, please see Appendix C of this proxy statement.

Restaurant Brands International	2018 Proxy Statement | Page i

Executive Summary

Shareholder Value Creation

›	Attained a Total Shareholder Return (TSR) of 274% over a five year period, significantly ahead of the 87% TSR of the S&P 500 Index and 89% TSR of the S&P Restaurant Index over the same period.*

*	The graph shows our cumulative shareholder returns over the period from December 31, 2012 to December 31, 2017. The graph reflects total shareholder returns for BKW from December 31, 2012 to December 12, 2014, and for RBI from December 15, 2014 to December 31, 2017.

Compensation Highlights

Our incentive plans and programs ensure alignment of executives’ and shareholders’ interests and provide for a strong link between pay and performance.

›	For 2017, 83% of our CEO’s target total direct compensation and an average of 81% of each of our other NEOs’ target total compensation was performance-based or equity-based.

›	Annual cash incentives are performance-based and are only paid if we achieve our minimum financial goals for the calendar year (see page 37).

›	Our bonus swap program provides equity awards to those executives who are willing to invest in us through the purchase of shares at fair market value. Furthermore, the program encourages retention of those shares as these equity awards are forfeited if the purchased shares are sold prior to vesting of the awards (see page 40).

›	Our discretionary equity awards generally cliff vest on the fifth anniversary of their grant, encouraging executives to focus on the long-term growth of the company.

Page ii | 2018 Proxy Statement	Restaurant Brands International

Executive Summary

Roadmap of Voting Items

Voting Item	Board Recommendation

Item 1. Election of Directors. (Page 10)

We are asking shareholders to vote on each director nominee to the Board. We believe that each of our director nominees possesses the experience, skills and qualities to fully perform his or her duties as a director and contribute to our success.

FOR

Item 2. Shareholder Advisory Vote to Approve Named Executive Officer Compensation. (Page 55)

We believe that compensation is an important tool to further our long-term goal of creating shareholder value. We are seeking a non-binding advisory vote from our shareholders to approve the compensation of our named executive officers as described in this proxy statement.

FOR

Item 3. Appointment of KPMG LLP as our auditors. (Page 56)

We are asking shareholders to vote on a proposal to appoint KPMG LLP as our independent auditors to serve until the close of the 2019 Annual Meeting of Shareholders and authorize our directors to fix the auditors’ remuneration.

FOR

Item 4. Amendment to 2014 Omnibus Plan. (Page 59)

We are asking shareholders to vote on a proposal to amend the 2014 Omnibus Plan to increase the number of common shares available for issuance by 15,000,000 common shares.

FOR
Item 5. Shareholder proposal to issue an annual report to investors regarding supply chain impacts on deforestation. (Page 69).	AGAINST

Restaurant Brands International	2018 Proxy Statement | Page iii

Questions and Answers About the Meeting and Voting	Page 2
Proposal 1 – Election of Directors	Page 10
Corporate Governance	Page 20
Compensation Discussion and Analysis	Page 34
Executive Compensation	Page 45
Proposal 2 – Advisory Vote on Executive Compensation	Page 55
Proposal 3 – Appointment of Independent Registered Public Accounting Firm	Page 56
Proposal 4 – Amendment to 2014 Omnibus Plan	Page 59
Proposal 5 – Shareholder Proposal described in this proxy statement, if properly presented at the Meeting	Page 69
Security Ownership	Page 72
Other Matters	Page 75
Appendix A – Summary of the Terms of the Securities of RBI and Partnership	A-1
Appendix B – Restaurant Brands International Inc. Amended and Restated 2014 Omnibus Incentive Plan	B-1
Appendix C – GAAP to Non-GAAP Reconciliations	C-1
Appendix D – Description of Incentive Plans	D-1

BUSINESS OF MEETING

DIRECTOR NOMINEES:

12 Nominees

Elected by

majority vote

SAY ON EXECUTIVE COMPENSATION:

Support our

pay for

performance

practices

APPOINTMENT OF

AUDITORS:

Recommended by Board

Approved by Shareholders

2014 OMNIBUS PLAN

AMENDMENT:

Recommended by Board

Approved by Shareholders

SHAREHOLDER PROPOSAL

Restaurant Brands International	2018 Proxy Statement | Page 1

Questions and Answers About the Meeting and Voting

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

ABOUT THIS PROXY STATEMENT

For the 2018 Annual and Special Meeting of Shareholders to be held on June 7, 2018

This proxy statement is being furnished in connection with the solicitation of proxies by or on behalf of management of RBI for use at the Meeting of the shareholders of RBI to be held at the offices of RBI located at 226 Wyecroft Road, Oakville, Ontario, L6K 3X7, Canada on June 7, 2018 at 8:00 a.m. (Eastern Time), or at any adjournment(s) or postponement(s) thereof, for the purposes set out in the Notice of Meeting.

We mailed an Important Notice Regarding Internet Availability of Proxy Materials for the 2018 Annual and Special Meeting of Shareholders (the “Notice”) on or about April 27, 2018. The proxy materials are available at www.envisionreports.com/RBI2018.

GENERAL VOTING INFORMATION

Who may vote at the Meeting?

There are two classes of voting shares eligible to vote at the Meeting:

›	our common shares; and

›	our special voting share.

You may vote if you were the record holder or beneficial owner of shares of either of these two classes as of the close of business on April 11, 2018 (the “Record Date”).

If you are a record holder or beneficial owner of Partnership exchangeable units as of the close of business on the Record Date, you are entitled to vote indirectly through the special voting share which is held by Computershare Trust Company of Canada (the “Trustee”), pursuant to a voting trust agreement, dated December 12, 2014, among RBI, Partnership and the Trustee (the “voting trust agreement”). See “– What are my voting rights if I hold Partnership exchangeable units” for more information about the voting rights associated with Partnership exchangeable units. Holders of common shares vote together as a single class with the holder of the special voting share, except as otherwise provided by law.

How many votes are eligible to be cast at the Meeting?

As of the close of business on the Record Date, we had outstanding 249,126,451 common shares and one special voting share. In addition, as of the close of business on the Record Date, there were 217,679,367 Partnership exchangeable units outstanding. As the record holder of the special voting share, the Trustee is entitled to a number of votes on matters on which holders of common shares are entitled to vote equal to the number of Partnership exchangeable units outstanding as of the close of business on the Record Date (excluding any such units held by RBI and its subsidiaries) that provided voting instructions to the Trustee. Consequently, there are a total of 466,805,818 votes eligible to be cast at the Meeting.

What are my voting rights if I hold common shares?

Each common share is entitled to one vote.

What are my voting rights if I hold Partnership exchangeable units?

If you are a record holder of Partnership exchangeable units, you are entitled to vote indirectly through the special voting share pursuant to the voting trust agreement. The special voting share entitles the Trustee to vote a number of votes equal to the number of Partnership exchangeable units outstanding as of the close of business on the Record Date, to the extent that the Trustee has received voting instructions from the holders of such Partnership exchangeable units. The Trustee will exercise each vote attached to the special voting share only as

Page 2 | 2018 Proxy Statement	Restaurant Brands International

Questions and Answers About the Meeting and Voting

directed by the relevant record holder of the Partnership exchangeable units and, in the absence of instructions from a record holder as to voting, will not exercise those voting rights. However, a record holder of Partnership exchangeable units may obtain a proxy from the Trustee entitling the holder or its designee to attend and vote in person at the Meeting. A record holder of Partnership exchangeable units is entitled to give voting instructions to the Trustee (or obtain a proxy, as applicable) for a number of votes equal to the number of Partnership exchangeable units that the holder held as of the close of business on the Record Date. See “– Can I vote in person at the Meeting?” below for instructions on attending and voting at the Meeting and the attached Appendix A for further details as to the voting rights associated with the Partnership exchangeable units.

How many votes must be present to hold the Meeting?

Two persons holding or representing by proxy at least a majority of the votes eligible to be cast at the Meeting, or 233,402,910 votes, will constitute a quorum. Common shares and the special voting share represented in person or by proxy, including such shares which withhold or do not vote with respect to one or more of the matters presented for shareholder approval, will be counted for purposes of determining whether a quorum is present. If we do not have a quorum we will adjourn the Meeting and reconvene the Meeting at a later date. At any such reconvened Meeting, two persons holding or representing by proxy at least twenty-five percent of the votes eligible to be cast at the Meeting will constitute a quorum.

What is the difference between a shareholder of record and a beneficial owner?

If your common shares are registered directly in your name with Computershare Trust Company of Canada, our transfer agent (the “Transfer Agent”), you are considered the “shareholder of record” with respect to those shares. If your shares are held by a brokerage firm, bank, trustee or other intermediary (“nominee”), you are considered the “beneficial owner” of shares held in “street name”.

I am a shareholder of record of common shares – How do I vote?

If you are a shareholder of record of common shares as of the close of business on the Record Date, you may vote in person at the Meeting or you may vote by proxy prior to the Meeting. There are three ways to vote prior to the Meeting:

1.	Telephone Voting: You may vote by calling the toll-free telephone number 1-866-732-8683. You will be prompted to provide your control number printed on the Notice or proxy card. You may not appoint a person as proxy holder other than the management nominees named in the Notice or proxy card if you vote by telephone. Please follow the voice prompts that allow you to vote your shares and confirm that your instructions have been properly recorded.

2.	Internet Voting: You may vote by logging on to www.envisionreports.com/RBI2018 and clicking on Cast your Vote. If you requested proxy materials by mail, you may also vote by utilizing the website noted on the proxy card. Please follow the website prompts that allow you to vote your shares and confirm that your instructions have been properly recorded.

3.	Return Your Proxy Card By Mail: If you requested proxy materials by mail, you may vote by completing, signing and returning the proxy card in the postage-paid envelope provided with the proxy materials. The proxy holders will vote your shares according to your directions.

Proxies, whether submitted through the Internet or by telephone or mail as described above, must be received by 11:59 p.m. (Eastern Time) on June 5, 2018. If the Meeting is adjourned or postponed, your proxy must be received by 8:00 a.m. (Eastern Time) on the last business day preceding the day of the reconvened Meeting.

What if I hold my common shares in “street name”?

Holders in “street name”, or beneficial owners, of common shares, will receive a Notice indirectly through such holders’ brokers or other intermediaries. The Notice contains instructions on how to access our proxy materials and vote online. You should follow the voting instructions of your broker or other intermediary. Brokers or other intermediaries may set deadlines for voting that are further in advance of the Meeting than those set out above. You should contact your broker or intermediary for further details.

Restaurant Brands International	2018 Proxy Statement | Page 3

Questions and Answers About the Meeting and Voting

I am a holder of record of Partnership exchangeable units – How do I vote?

If you are a record holder of Partnership exchangeable units on the Record Date, you are entitled to instruct the Trustee as to the exercise of the voting rights attached to the special voting share for each Partnership exchangeable unit that you owned of record as of the Record Date.

You may instruct the Trustee as to the exercise of your votes by following the instructions in the Notice or by logging on to www.envisionreports.com/RBI2018 and clicking on “Cast your Vote”. Please follow the website prompts that allow you to exercise your votes with respect to the Partnership exchangeable units that you hold, and confirm that your instructions have been properly recorded.

Alternatively, if you have requested the proxy materials by mail, you may direct the Trustee as to the exercise of your votes by completing, signing and returning the voting instruction form (the “voting instruction”) in the postage-paid envelope provided with the proxy materials.

You may also instruct the Trustee to give a proxy to a nominee of management or other designee of your selection (which may be you, if you intend on attending the Meeting) to exercise those votes in accordance with your instructions or to you or your designee so that you (or your designee) may attend the Meeting and exercise those votes in person, as proxy of the Trustee.

Regardless of the manner by which you choose to give your voting instruction to the Trustee, the Trustee must receive your voting instruction, including any proxy request in that instruction, by 11:59 p.m. (Eastern Time) on June 5, 2018. A voting instruction received after this time will not be binding on the Trustee. If the Meeting is adjourned or postponed, your voting instruction must be received by 8:00 a.m. (Eastern Time) on the last business day preceding the day of the reconvened Meeting. Further details on how to instruct the Trustee to vote, or to obtain a proxy from the Trustee, are included in the voting instruction.

What if I hold my Partnership exchangeable units in “street name”?

Holders in “street name”, or beneficial owners, of Partnership exchangeable units, will receive a Notice indirectly through such holders’ brokers or other intermediaries. The Notice contains instructions on how to access our proxy materials online and how to vote. You should follow the voting instructions of your broker or other intermediary. If you provide specific voting instructions by mail, or the Internet, your broker or nominee will instruct the Trustee as you have directed. Brokers or other intermediaries may set deadlines for voting that are further in advance of the Meeting than those set out above. You should contact your broker or intermediary for further details.

What am I voting on and how does the Board recommend that I vote?

You will be voting on the following five proposals at the Meeting. Our Board’s recommendation for each of these proposals is set forth below:

Voting Item	Board Recommendation

Item 1. Election of twelve directors specifically named in this proxy statement, each to serve until the close of the 2019 Annual Meeting of Shareholders or until his or her successor is elected or appointed.

FOR each director nominee
Item 2. Approval, on a non-binding advisory basis, of the compensation paid to our named executive officers (the “say-on-pay vote”).	FOR
Item 3. Appoint KPMG LLP (“KPMG”) as our auditors to serve until the close of the 2019 Annual Meeting of Shareholders and authorize our directors to fix the auditors’ remuneration.	FOR
Item 4. Approval of amendment to the 2014 Omnibus Plan to increase the number of common shares available for issuance by 15,000,000 common shares.	FOR
Item 5. Shareholder proposal described in this proxy statement, if properly presented at the Meeting.	AGAINST

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Questions and Answers About the Meeting and Voting

We will also consider any other business properly brought before the Meeting.

What vote is required to approve each proposal?

Holders of common shares and the special voting share will vote together as a single class for each proposal.

Proposal	Vote required to approve the proposal
Election of directors	Majority of the votes cast.*

Say-on-pay vote	This is a non-binding advisory vote. Our Board will consider our executive compensation to have been approved if the proposal receives more votes cast “for” than “against”.

Appointment of KPMG as our auditors and authorization to fix the auditors’ remuneration	Majority of the votes cast.*

Approval of amendment to our 2014 Omnibus Plan	Majority of the votes cast.

Shareholder proposal	This is a non-binding shareholder proposal. Our Board will consider this proposal to have been approved if the proposal receives more votes cast “for” than “against”.

*	Votes cast includes only those votes cast “for” such proposal. See the section below under the heading “Corporate Governance – Majority Voting Policy” for a description of the application of our majority voting policy with respect to the election of directors.

What is the effect of the say-on-pay advisory vote on Proposal 2?

Although the advisory say-on-pay vote on Proposal 2 is non-binding, our Board of Directors and the Compensation Committee will review the results of the vote and take them into account in making a determination concerning executive compensation.

What are my voting options with respect to each of the proposals?

›	Proposal 1: With respect to each nominee, you may either vote “For” the election of such nominee or “Withhold” your vote with respect to the election of such nominee. If you vote “For” the election of a nominee, your vote will be cast accordingly. If you select “Withhold” with respect to the election of a nominee, your vote will not be counted as a vote cast for the purpose of electing such nominee but will be considered in the application of the majority voting policy described below in “Corporate Governance – Majority Voting Policy”. Pursuant to this policy, a “Withhold” vote is considered a vote cast for purposes of the election of a director nominee and therefore will be equivalent to a vote “Against” the nominee.

›	Proposal 2: Proposal 2 is a non-binding advisory vote. You may select “For”, “Against” or “Withhold” with respect to such proposal. If you select “Withhold”, your vote will not be counted as a vote cast on Proposal 2.

›	Proposal 3: With respect to the appointment of the proposed auditors, you may either vote “For” such appointment or “Withhold” your vote with respect to such appointment. If you vote “For” the appointment of the proposed auditors, your vote will be cast accordingly. If you select “Withhold” your vote will not be counted as a vote cast for purposes of appointing the proposed auditors.

›	Proposal 4: You may select “For” or “Against” with respect to such proposal. There is no option to select “Withhold”.

›	Proposal 5: Proposal 5 is a non-binding advisory vote. You may select “For”, “Against” or “Withhold” with respect to such proposal. If you select “Withhold”, your vote will not be counted as a vote cast on Proposal 5.

You will not have the option of voting to “Abstain” with respect to (i) Proposal 1, the election of directors, (ii) Proposal 3, the appointment of the auditors, or (iii) Proposal 4, the approval of the amendment to the 2014

Restaurant Brands International	2018 Proxy Statement | Page 5

Questions and Answers About the Meeting and Voting

Omnibus Plan. As Proposal 2 and Proposal 5 are advisory votes, we have provided the option to vote “Withhold”, as well as “For” or “Against” and, therefore, your “Withhold” vote for these two matters will be the equivalent of an abstention and will not impact whether or not either of such proposals is approved. “Withhold” votes will however, be counted for purposes of determining the presence of a quorum.

Will my securities be voted if I do not return my proxy or provide my voting instruction?

No. If you are the shareholder of record or a beneficial owner of common shares and you do not attend and vote your shares at the Meeting or vote by proxy, your shares will not be voted. If you are the holder of record of Partnership exchangeable units and do not provide your voting instructions to the Trustee, the Trustee will not exercise the voting rights in respect of your Partnership exchangeable units. However, a record holder of Partnership exchangeable units may instruct the Trustee to give a proxy to the holder or its designee entitling the holder or that designee to attend and vote in person at the Meeting. See “– Can I vote in person at the Meeting?” below.

What if I provide my proxy or give my voting instruction without making any selections or if I vote or provide voting instructions on only some, but not all, of the proposals?

The common shares or Partnership exchangeable units represented by your proxy voting instruction form will be voted in accordance with the instructions you provide.

›	Shareholders of Record – Common Shares. If you are a shareholder of record of common shares and you provide your voting instructions in accordance with the Notice without voting or by voting only with respect to some, but not all, of the proposals, your shares will be voted by the persons named in the proxy (the “proxy holders”) in accordance with (i) your instructions, if any, and (ii) for any proposals for which you did not vote in accordance with the recommendations of the Board of Directors as set forth in this proxy statement.

›	Beneficial Owners – Common Shares. Section 153(2) of the CBCA states that “an intermediary, or a proxyholder appointed by an intermediary, may not vote shares that the intermediary does not beneficially own and that are registered in the name of the intermediary or in the name of a nominee of the intermediary unless the intermediary or proxyholder, as the case may be, receives written voting instructions from the beneficial owner.” Consequently, if you are a beneficial owner of common shares and vote on some, but not all, of the proposals, the broker or nominee will not vote your shares on the remaining proposals. Your vote will be counted for purposes of determining a quorum and for the proposal(s) on which you voted, but will be considered a “broker non-vote” with respect to the proposal(s) on which you did not vote. These broker non-votes will have no impact on any proposal, as the standard for each of our proposals is based on “votes cast.”

›	Holders of Record and Beneficial Owners – Partnership Exchangeable Units. If you are a holder of record or a beneficial owner of Partnership exchangeable units and you (or your broker, if you are a beneficial owner) provide the Trustee voting instructions on some, but not all, of the proposals, the Trustee in accordance with the voting trust agreement will not exercise the votes in respect of your Partnership exchangeable units for which it received no instructions. The votes in respect of your Partnership exchangeable units will be counted for purposes of determining a quorum and for the proposal(s) for which you provided instructions, but will not be considered a “vote cast” with respect to the proposal(s) for which you did not provide instructions. These non-votes will have no impact on any proposal, as the standard for each of the proposals is based on “votes cast.”

What if other matters are presented for consideration at the Meeting?

As of the date of this proxy statement, our management is not aware of any matters that will be presented for consideration at the Meeting other than those matters identified in the Notice of Meeting, nor does our management know of any amendments or variations of any of the matters identified in the Notice of Meeting. However, if any other matters properly come before the Meeting or any adjournment(s) or postponement(s) of the Meeting, or if any of the matters identified in the Notice of Meeting are amended or varied, and such new matter, amendment or variation calls for a vote of shareholders, validly completed proxies (including any proxies given at

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Questions and Answers About the Meeting and Voting

the instruction of a holder of Partnership exchangeable units) will be voted in respect of such new matter, amendment or variation in accordance with the judgment of the proxy holders in accordance with the discretionary authority conferred upon them by the enclosed form of proxy or voting instruction, as applicable.

Can I vote in person at the Meeting?

Common shares that are registered directly in your name may be voted in person at the Meeting. In addition, you have the right to appoint some other person of your choice, who need not be a shareholder, to attend and act on your behalf at the Meeting. To do so, insert the name of your chosen proxy in the space provided on the form of proxy. If you hold common shares in street name and you wish to vote those shares in person at the Meeting (or have another person attend and vote on your behalf), you should contact the broker or nominee that holds your shares to obtain the necessary proxy.

If you are a holder of record of Partnership exchangeable units, you may obtain from the Trustee a proxy that will entitle you (or another person designated by you) to attend the Meeting and personally exercise (as proxy of the Trustee) the votes attached to the special voting share that you (as holder of the Partnership exchangeable units) would otherwise be entitled to instruct the Trustee to vote. If you hold Partnership exchangeable units in street name and you wish to vote those units in person at the Meeting (or have another person attend and vote on your behalf), you should contact the broker or nominee that holds those units and follow their instructions to obtain the necessary proxy.

Can I change my mind after I deliver my proxy or submit my voting instruction?

Yes. If you are a shareholder of record of common shares, you may change your vote or revoke your proxy by:

›	submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy at any time up to 11:59 p.m. (Eastern Time) on June 5, 2018, or by 8:00 a.m. on the last business day preceding the day of the Meeting if the Meeting is adjourned or postponed;

›	delivering new written instructions to us at 226 Wyecroft Road, Oakville, Ontario, L6K 3X7, Canada, Attention: Corporate Secretary, or to our Transfer Agent at its address specified below, in each case at any time up to 11:59 p.m. (Eastern Time) on June 5, 2018, or by 8:00 a.m. on the last business day preceding the day of the Meeting if the Meeting is adjourned or postponed;

›	delivering new written instructions to the Chairman of the Meeting on the day of the Meeting, or any adjournment or postponement thereof, at which the proxy is to be used, prior to the commencement of such Meeting; or

›	any other means permitted by law.

Any written instructions must be executed by the shareholder or the shareholder’s authorized attorney or, if the shareholder is a corporation, under its corporate seal or by a duly authorized officer.

If you hold your common shares in street name, and wish to change your vote or proxy nominee, you should consult your broker or nominee with respect to submitting new voting instructions. Intermediaries may set deadlines for the receipt of revocation notices that are farther in advance of the Meeting than those set out above and, accordingly, any such revocation should be completed well in advance of the deadline prescribed in the form of proxy or voting instruction form, to ensure it is given effect at the Meeting.

If you are a holder of record of Partnership exchangeable units, you may revoke or amend your voting instruction by:

›	submitting a new voting instruction via the Internet after the date of your earlier submitted voting instruction at any time up to 11:59 p.m. (Eastern Time) on June 5, 2018, or by 8:00 a.m. on the last business day preceding the day of the Meeting if the Meeting is adjourned or postponed; or

›	delivering new written instructions to the Trustee at its address specified below at any time up to 11:59 p.m. (Eastern Time) on June 5, 2018, or by 8:00 a.m. on the last business day preceding the day of the Meeting if the meeting is adjourned or postponed.

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Questions and Answers About the Meeting and Voting

If you hold your Partnership exchangeable units in street name, you should consult your broker or nominee with respect to revoking or amending your prior voting instructions.

What does it mean if I receive more than one Notice or proxy card?

If you receive more than one Notice or proxy card it means that you have multiple accounts with brokers or other nominees or with the Transfer Agent, as applicable, through which you hold common shares or Partnership exchangeable units. Please vote or provide voting instructions for all of the common shares or Partnership exchangeable units you own. We encourage you to register all of these securities in the same name and address. You may do this by contacting your broker or other nominee or the Transfer Agent. The Transfer Agent may be reached through the following methods:

By Mail:	By Telephone:

Computershare Trust Company of Canada 100 University Ave, 8th Floor Toronto, Ontario, M5J 2Y1	(800) 564-6253 (toll free North America) (514) 982-7555 (international direct dial)

By Email: service@computershare.com	By Internet: www.computershare.com/service

ATTENDING THE MEETING

Who may attend the Meeting?

The Meeting is open to all record holders of common shares as of the close of business on the Record Date and their duly appointed proxy nominees. Beneficial owners of common shares and record holders and beneficial owners of Partnership exchangeable units who owned such shares or Partnership exchangeable units, as the case may be, as of the close of business on the Record Date may obtain a proxy that will entitle them (or another person designated by them) to attend and vote at the Meeting. See “– Can I vote in person at the Meeting?” above for instructions on how to obtain a proxy for that purpose.

How can I get directions to the meeting?

The meeting will be held at the offices of Restaurant Brands International Inc. at 226 Wyecroft Road, Oakville, Ontario, Canada, L6K 3X7 which is accessible from the Dorval Drive exit off of the Queen Elizabeth Way. If you require directions, please contact Investor Relations by e-mail at investor@rbi.com.

What do I need to bring to attend the Meeting?

If you are a record holder or beneficial owner of common shares:

›	You will need a valid picture identification.

›	You will need proof of ownership of common shares.

›	If you are a record holder of common shares, your Notice or proxy card will be your admission ticket.

›	If your common shares are held in the name of a bank, broker or other shareholder of record and you have obtained a legal proxy from the record holder giving you the right to attend and vote at the Meeting, you will need proof of ownership to be admitted to the Meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership.

If you are a record holder or beneficial owner of Partnership exchangeable units:

›	You will need a valid picture identification.

›	If you have obtained a legal proxy from the Trustee giving you the right to attend and vote at the Meeting, you will need proof of ownership to be admitted to the Meeting. You should follow the instructions provided by the Trustee to obtain such proof of ownership.

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Questions and Answers About the Meeting and Voting

IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND PROOF THAT YOU OWN COMMON SHARES OR PARTNERSHIP EXCHANGEABLE UNITS, YOU MAY NOT BE ADMITTED INTO THE MEETING.

MORE INFORMATION

Where can I find voting results of the Meeting?

In accordance with TSX rules, following the Meeting we will promptly issue a news release disclosing the detailed voting results for the election of each director. In addition, promptly following the Meeting, but not more than four business days thereafter, we will announce the results for the proposals voted upon at the Meeting and publish final detailed voting results for each matter voted upon in a report filed on www.sedar.com and in a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”).

I am a holder of Partnership exchangeable units. Why am I receiving proxy solicitation materials that relate solely to RBI?

RBI is the sole general partner of Partnership and manages all of Partnership’s operations and activities in accordance with the partnership agreement of Partnership. The Partnership exchangeable units are intended to provide voting rights with respect to RBI that are equivalent to the corresponding rights afforded to holders of common shares. In addition to making provision for these voting rights, the voting trust agreement requires that each record holder of Partnership exchangeable units be provided a copy of the notice of each meeting at which the holders of common shares are entitled to vote. Except as otherwise required by the partnership agreement, voting trust agreement or applicable law, the holders of the Partnership exchangeable units are not directly entitled to receive notice of or to attend any meeting of the unitholders of Partnership or to vote at any such meeting. Accordingly, you will not receive notice of, or an information circular or proxy in respect of, an annual meeting of Partnership.

Where can I find further information in respect of the Partnership exchangeable units?

A summary of certain terms of the Partnership exchangeable units is included in Appendix A to this proxy statement.

Who should I contact with other questions?

If you have additional questions about this proxy statement or the Meeting, please contact Investor Relations by e-mail at investor@rbi.com.

Restaurant Brands International	2018 Proxy Statement | Page 9

Proposal 1 – Election of Directors

PROPOSAL 1 – ELECTION OF DIRECTORS

Our bylaws permit the Board of Directors (the “Board”) to determine the number of directors that constitute the Board, provided that the Board shall not consist of fewer than three or greater than fifteen members. In addition, our bylaws provide that at least twenty-five percent of the directors shall be resident Canadians, as required by the CBCA.

Our Board consists of twelve directors. We believe a board of this size and composition is appropriate, giving us a diverse set of perspectives around the boardroom. Our current Board is also appropriately sized to allow effective committee organization and to facilitate efficient meetings and decision-making.

Our director nominees are: Messrs. Behring, Caira, Castro-Neves, Franklin, Fribourg, Golden, Hedayat, Schwartz, Sicupira, Thompson Motta and Van Damme and Ms. Khosrowshahi. Messrs. Caira and Hedayat and Ms. Khosrowshahi are each a resident Canadian as defined by the CBCA. Two of our current directors, Thomas V. Milroy and Cecilia Sicupira, are not standing for re-election. Two of our director nominees, Mr. Castro-Neves and Ms. Khosrowshahi, are not incumbent directors and were recommended by one of our non-management directors.

As we discuss under “Corporate Governance—Board Independence” on page 23 of this proxy statement, our Board conducts an evaluation of the independence of each director and has determined that all of our director nominees, except Messrs. Schwartz and Caira, qualify as “independent” directors under the NYSE listing standards, the rules of the TSX and Canadian securities laws.

We believe that each of our director nominees possesses the experience, skills and qualities to fully perform his or her duties as a director and contribute to our success. Our director nominees were nominated because each is of high ethical character, highly accomplished in his or her field with superior credentials and recognition, has a sound personal and professional reputation, has the ability to exercise sound business judgment, and is able to dedicate sufficient time to fulfilling his or her obligations as a director. Further, it is our view that these director nominees complement each other as a group. Our director nominees appear on the following pages. Each director nominee’s principal occupation and other pertinent information about particular experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director, appears on the following pages.

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Proposal 1 – Election of Directors

Nominees For Director

Alexandre Behring
Independent Committees: Compensation (Chair) Nominating and Corporate Governance (Chair)

BUSINESS EXPERIENCE:

Mr. Behring has served on our Board as Chairman since December 2014. Mr. Behring is a Founding Partner and has been Managing Partner and a Board Member of 3G Capital Partners LP, a global investment firm (“3G Capital”), since 2004. Following the acquisition of Burger King Holdings, Inc. by 3G Capital, he served on the board of Burger King Worldwide, Inc. (“BKW”) and its predecessor as chairman from October 2010 until December 2014. Mr. Behring has served as Chairman of the Kraft Heinz Company since July 2015, following Berkshire Hathaway and 3G Capital’s acquisition of H.J. Heinz Company in June 2013 and subsequent combination with Kraft Foods Group in July 2015. Mr. Behring has also served as a director of Anheuser-Busch Inbev, a global brewer, since April 2014.

Previously, Mr. Behring spent ten years at GP Investimentos, one of Latin America’s premier private-equity firms, including eight years as a partner and member of the firm’s Investment Committee. He served for seven years, from 1998 through 2004, as Chief Executive Officer of America Latina Logistica (“ALL”), one of Latin America’s largest railroad and logistics companies. He also served as a director of ALL until December 2011. From July 2008 to May 2011, Mr. Behring served as a director of CSX Corporation, a U.S. rail-based transportation company. Mr. Behring is 51 years old and resides in Connecticut, United States.

QUALIFICATIONS

The Board nominated Mr. Behring due to his experience in executive roles at private equity firms and as CEO for a large railroad and logistics company as well as his experience as Chairman of the Board of RBI and its predecessor and the Kraft Heinz Company. In addition, the Board considered his knowledge of strategy and business development, finance, risk assessment, logistics and leadership development.

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Proposal 1 – Election of Directors

Marc Caira
Committees: None

BUSINESS EXPERIENCE:

Mr. Caira has served on our Board as Vice Chairman since December 2014. Previously, Mr. Caira served as President and CEO of Tim Hortons Inc. from July 2013 until December 2014. He was also a director of Tim Hortons Inc. from May 2013 until December 2014. Before his appointment as President and CEO of Tim Hortons Inc., Mr. Caira was Global CEO of Nestle Professional. He was also a member of the executive board of Nestle SA, the world’s largest food and beverage company. Prior to being named Global CEO of Nestle Professional in 2008, Mr. Caira served in various roles, including Global Head of Strategic Business for Nestle Foodservices in Switzerland, President and CEO of Parmalat North America, Chief Operating Officer of Parmalat Canada, and President, Food Services and Nescafe Beverages for Nestle Canada. Since July 2015, Mr. Caira has served as a director of Hydro One Inc., a Canadian public energy transmission and distribution company and the Minto Group, a private real estate development and property management company. Since September 1, 2016, Mr. Caira has served on the Board of Governors of Seneca College. On December 15, 2014, we engaged Mr. Caira to provide transition services and assist with our global expansion strategy and in October 2017 we extended Mr. Caira’s contract for consulting services for another year. Mr. Caira is 64 years old and resides in Ontario, Canada.

QUALIFICATIONS

The Board nominated Mr. Caira due to his significant experience as the President and CEO of Tim Hortons Inc. as well as his past experience as a member of the executive board of the world’s largest food and beverage company. In addition, the Board considered his knowledge of strategy and business development, finance, marketing and consumer insights, risk assessment, leadership development and succession planning.

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Proposal 1 – Election of Directors

João M. Castro-Neves
Director Nominee

BUSINESS EXPERIENCE:

Mr. Castro-Neves served as Zone President, North America, of Anheuser-Busch InBev SA/NV from January 2015 until December 2017. Mr. Castro-Neves joined Companhia de Bebidas das Americas S.A. (AMBEV), a predecessor of Anheuser-Busch InBev, in 1996 and served in positions of increasing responsibility, including Chief Financial Officer from January 2005 until December 2006 and Chief Executive Officer from January 2009 until December 2014. He has also served as CEO of Quilmes Industrial S.A., a subsidiary of AMBEV based in Argentina, from January 2007 until December 2008. Mr. Castro-Neves holds a degree in computer engineering from the Pontifícia Universidade Católica do Rio de Janeiro and an M.B.A. from the University of Illinois. Mr. Castro-Neves is 51 years old and resides in New York, United States.

QUALIFICATIONS

The Board nominated Mr. Castro-Neves due to his significant experience at Anheuser-Busch InBev SA/NV (ABI), one of the world’s largest consumer goods companies, as head of its North American and South American operations for more than 10 years in total, as well as his past experience in several positions within the organization, including as Chief Executive Officer of AMBEV, a predecessor of ABI. In addition, the Board considered his knowledge of strategy, finance, operations, mergers and acquisitions and business development.

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Proposal 1 – Election of Directors

Martin E. Franklin
Independent Committees: Audit Conflicts

BUSINESS EXPERIENCE:

Mr. Franklin has served on our Board since December 2014. Mr. Franklin is the founder and CEO of Mariposa Capital LLC since June, 2013 and Chairman and the controlling shareholder of Royal Oak Enterprises, LLC, a leading manufacturer of charcoal and grilling products, since July, 2016. Mr. Franklin previously served on the board of BKW from June 2012 to December 2014. Mr. Franklin was the founder and Executive Chairman of Jarden Corporation, a broad based consumer products company. He was appointed to Jarden’s board of directors in June 2001 and served as its Chairman and CEO from September 2001 until June 2011, at which time he was appointed as Executive Chairman. He served as Executive Chairman until April 2016 when Jarden merged with Newell Brands Inc., a global consumer and commercial products company. From April 2016 until January, 2018, Mr. Franklin served as a director of Newell Brands Inc. Mr. Franklin is founder and chairman of Platform Specialty Products Corporation, a specialty chemicals company, and has served as a director since April 2013. Mr. Franklin is co-founder and co-chairman of Nomad Foods Limited, a leading European frozen food company, and has served as a director since April 2014. In October 2017, Mr. Franklin became a Founder of J2 Acquisition Limited, a $1.25 billion acquisition vehicle listed on the London Stock Exchange. Mr. Franklin is also a principal and executive officer of a number of private investment entities. Between 1992 and 2000, Mr. Franklin served as the Chairman and/or CEO of three public companies, Benson Eyecare Corporation, an optical products and services company, Lumen Technologies, Inc., a holding company that designed, manufactured and marketed lighting products, and Bollé Inc., a holding company that designed, manufactured and marketed sunglasses, goggles and helmets worldwide. Previously, Mr. Franklin served as a director of the following public companies: Apollo Investment Corporation, a closed-end management investment company, from April 2004 to December 2006; Liberty Acquisition Holdings Corp from June 2007 until its business combination with Promotora de Informaciones, S.A., a Spanish media company (Grupo Prisa) in November 2010; Grupo Prisa from November 2010 to December 2013; Liberty Acquisition Holdings International Company from January 2008 until its acquisition of Phoenix Group Holdings, a UK based provider of insurance services, in September 2009; Freedom Acquisition Holdings, Inc., from June 2006 until its acquisition of GLG Partners, Inc. (“GLG”), a hedge fund, in November 2007; GLG from November 2007 to October 2010; and Kenneth Cole Productions, Inc., a stylish apparel and accessory manufacturer and retailer, from July 2005 to December 2011. Mr. Franklin is 53 years old and resides in Florida, United States.

QUALIFICATIONS

The Board nominated Mr. Franklin due to his experience as the founder, CEO and Chairman of a broad-based consumer products company and as a principal and executive officer of a number of public and private investment companies, his experience as a director of RBI and its predecessor and as a director of multiple public and private companies in various industries. In addition, the Board considered his knowledge of strategy and business development, finance, marketing and consumer insights, risk assessment, mergers and acquisitions, leadership development and succession planning.

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Proposal 1 – Election of Directors

Paul J. Fribourg
Independent Committees: Audit (Chair) Compensation Conflicts (Chair)

BUSINESS EXPERIENCE:

Mr. Fribourg has served on our Board since December 2014. Previously, Mr. Fribourg served on the board of BKW and its predecessor from October 2010 to December 2014. Since July 1997, Mr. Fribourg has served as the Chairman and CEO of Continental Grain Company, an international agribusiness and investment company. Prior to taking this role, he held a variety of positions with increasing responsibility, from Merchandiser and Product Line Manager to Group President and Chief Operating Officer. Mr. Fribourg has been Lead Director of Loews Corporation, a large diversified holding company, since October 1997. Mr. Fribourg has also been a director of The Estee Lauder Companies, Inc., one of the world’s leading manufacturers and marketers of quality skin-care, make-up, fragrances and hair products, since April 2006, Apollo Global Management, LLC, an alternative investment management firm, since March 2011, and Castleton Commodities International, a leading merchant energy company, since January 2013. He was a director of Smithfield Foods, Inc., the world’s largest pork producer and processor, from May 2007 until September 2009, Power Corporation of Canada, a diversified management and holding company, from 2005 until 2008, Premium Standard Farms, Inc., a subsidiary of Smithfield Foods, Inc., from May 1998 until April 2007, and Vivendi, S.A., a French international media conglomerate, from January 2003 until June 2006. Mr. Fribourg is 64 years old and resides in New York, United States.

QUALIFICATIONS

The Board nominated Mr. Fribourg due to his experience as the CEO of an international agribusiness and investment company, as a director of RBI and its predecessor and as a director of multiple public and private companies in various industries. In addition, the Board considered his knowledge of strategy and business development, finance, corporate governance, risk assessment and leadership development.

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Proposal 1 – Election of Directors

Neil Golden
Independent Committees: Operations and Strategy

BUSINESS EXPERIENCE:

Mr. Golden has served on our Board since June 2016. Mr. Golden served as Senior Vice President and Chief Marketing Officer for McDonald’s Corporation’s U.S. segment from November 2007 to September 2013 and retired from McDonald’s in February 2014. Prior to that, he served in positions of increasing responsibility at McDonald’s since 1989. Prior to joining McDonald’s, Mr. Golden held positions at Burger King Corporation and RC Cola Co.

Since May 2014, Mr. Golden has provided marketing and management advisory services to portfolio companies of Bain Capital, a private equity firm. He is also engaged with his alma mater Northwestern University, where he has served as a lecturer and faculty advisor since June 2014. Mr. Golden has served as an advisory board member for Home Partners of America, a company that provides a lease-to-own homeownership program and services, since September 2014. In addition, since April 2015, he has served as an executive consultant to Revenue Management Solutions, a firm specializing in providing pricing guidance to the restaurant and retail categories. Mr. Golden serves on the advisory board of the Mark Anthony Group, an enterprise comprised of wineries and wine distribution in Canada as well as Mike’s Hard Lemonade in the U.S. Mr. Golden serves on the board of DataSource, a firm specializing in serving multi-location brands in the optimization of a wide range of marketing and operations communications. He also competed on the Men’s International Professional Tennis Tour. Mr. Golden is 56 years old and resides in Illinois, United States.

QUALIFICATIONS

The Board nominated Mr. Golden due to his extensive experience as a senior marketing executive in the quick service restaurant industry, his experience in advisory roles in complementary industries and as a recent director of RBI. In addition, the Board considered his knowledge of marketing and consumer insights, strategy and business development, strategic branding and positioning and leadership development.

Ali Hedayat
Independent Committees: Audit Conflicts

BUSINESS EXPERIENCE:

Mr. Hedayat has served on our Board since July 2016. Mr. Hedayat is the founder and has been Managing Director of Maryana Capital, a financial firm in Toronto, Canada, since March 2015. He previously co-founded Edoma Capital in London, a capital fund, where he worked from 2010 to December 2012, and was a partner at Indus Capital, a capital fund in London, from May 2013 to March 2015. Mr. Hedayat held progressively more senior roles at the Goldman Sachs Group from 1997 to 2010, including from 2005 to 2007 as Managing Director of the European Principal Strategies group and from 2007 to 2010 as Managing Director and Co-head of the Americas Principal Strategies group. Mr. Hedayat has served on the board of directors of U.S. Geothermal Inc., a leading renewable energy company, since February 2017. Mr. Hedayat is 43 years old and resides in Ontario, Canada.

QUALIFICATIONS

The Board nominated Mr. Hedayat because of his significant experience in investment banking and as a director of RBI. In addition, the Board considered his knowledge of finance, mergers and acquisitions and corporate governance.

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Proposal 1 – Election of Directors

Golnar Khosrowshahi
Independent Director Nominee

BUSINESS EXPERIENCE:

Ms. Khosrowshahi has served as the Chief Executive Officer of Reservoir Media Management, an independent music publisher based in New York with offices in Los Angeles, London and Toronto, since July 2007. Prior to that, Ms. Khosrowshahi was the Director of Account Services at Imagination NYC Inc., an experiential marketing firm headquartered in the United Kingdom, from 1999 to 2002.

Ms. Khosrowshahi serves on the board of directors of The Bishop Strachan School, Canada’s oldest independent day and boarding school for girls (since September 2017), serves as Board Chair of Silkroad, a musical collective founded by cellist Yo-Yo Ma in 1998 (since September 2013), and serves as a director on the board of the National Music Publishers Association, a trade association representing all American music publishers and their songwriting partners (since June 2015). Ms. Khosrowshahi is 46 years old and resides in Ontario, Canada.

QUALIFICATIONS

The Board nominated Ms. Khosrowshahi because of her experience as CEO of Reservoir Media Management. In addition, the Board considered her knowledge of strategy, business development, marketing and leadership development.

Daniel S. Schwartz
Committees: Operations and Strategy (Chair)

BUSINESS EXPERIENCE:

Mr. Schwartz has served on our Board and as our CEO since December 2014. From June 2013 until December 2014, Mr. Schwartz served as CEO, from April 2013 until June 2013, he served as Chief Operating Officer and from January 2011 until April 2013, he served as Chief Financial Officer of BKW and its predecessor. Mr. Schwartz joined Burger King Holdings, Inc. in October 2010 as Executive Vice President, Deputy Chief Financial Officer. Since January 2008, Mr. Schwartz has been a partner with 3G Capital, where he was responsible for managing 3G Capital’s private equity business until October 2010. From 2012 to February 2015, Mr. Schwartz served as a director of Carrols Restaurant Group, Inc., RBI’s largest Burger King franchisee in the United States. Mr. Schwartz is a director of 3G Capital. Mr. Schwartz is 37 years old and resides in Florida, United States.

QUALIFICATIONS

The Board nominated Mr. Schwartz because of his experience as the CEO of RBI and its predecessors. In addition, the Board considered his knowledge of strategy and business development, finance, marketing and consumer insights, risk assessment, mergers and acquisitions, leadership development and succession planning.

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Proposal 1 – Election of Directors

Carlos Alberto Sicupira
Independent Committees: Compensation Nominating and Corporate Governance

BUSINESS EXPERIENCE:

Mr. Sicupira has served on our Board since December 2014 and previously served on the board of BKW and its predecessor from October 2010 to December 2014. Mr. Sicupira is one of the founding Principal Partners of 3G Capital and continues to serve as a board member. Mr. Sicupira also serves as a member of the board of directors of Anheuser-Busch InBev. Mr. Sicupira has been Chairman of Lojas Americanas, one of South America’s largest retailers, since 1981, where he served as Chief Executive Officer until 1992. He also is a member of the Board of Dean’s Advisors of Harvard Business School since 1998 and serves on the boards of Fundação Brava and Fundação Estudar, not-for-profit foundations in Brazil. Mr. Sicupira is 69 years old and resides in St. Moritz, Switzerland.

QUALIFICATIONS

The Board nominated Mr. Sicupira due to his experience as the CEO of a large South American retailer, as a director of RBI and its predecessor and as a director of multiple public and private companies in various industries. In addition, the Board considered his knowledge of strategy and business development, marketing and consumer insights, supply chain management and distribution and finance.

Roberto Moses Thompson Motta
Independent Committees: None

BUSINESS EXPERIENCE:

Mr. Thompson Motta has served on our Board since December 2014. Previously, Mr. Thompson Motta served on the board of BKW from July 2013 to December 2014. From 1986 to 1992, Mr. Thompson Motta worked in the corporate finance department of Banco Garantia, Brazil’s largest investment bank. From 1993 to 2004, he was the founding and managing partner of GP Investimentos and a member of its board of directors until September 2010. Mr. Thompson Motta has also served as a member of the boards of directors of Companhia de Bebidas das Américas, or AMBEV, a Brazilian brewing company, since September 1998 (and AmBev S.A. since July 2013), Lojas Americanas since August 2001 and São Carlos Empreendimentos e Participações S.A. since September 2001. From August 2004 to April 2014, Mr. Thompson Motta served on the board of directors of Anheuser Busch InBev. Mr. Thompson Motta is one of the founding partners of 3G Capital and continues to serve as a board member. Mr. Thompson Motta is 60 years old and resides in Lugano, Switzerland.

QUALIFICATIONS

The Board nominated Mr. Thompson Motta due to his experience in executive roles at private equity firms, as a director of RBI and its predecessor and as a director of multiple public and private companies in various industries. In addition, the Board considered his knowledge of strategy and business development, finance, real estate and leadership development.

Page 18 | 2018 Proxy Statement	Restaurant Brands International

Proposal 1 – Election of Directors

Alexandre Van Damme
Independent Committees: Nominating andCorporate Governance

BUSINESS EXPERIENCE:

Mr. Van Damme has served on our Board since December 2014. He previously served on the board of BKW and its predecessor from December 2011 to December 2014. Mr. Van Damme has served as a member of the board of directors of Anheuser-Busch InBev since 1992. He joined the beer industry early in his career and held various operational positions within Interbrew, a large Belgian-based brewing company that merged with Anheuser-Busch to form Anheuser-Busch InBev, until 1991, including Head of Corporation Planning and Strategy. He has managed several private venture holding companies and is currently a director of Patri S.A. (Luxembourg). He is also a board member of Jacobs Douwe Egberts B.V., a Dutch company that processes and trades coffee, tea and other groceries and a member of various private family owned companies. Mr. Van Damme has served on the board of directors of Keurig Green Mountain, Inc. since May 2016 and has been nominated to serve on the board of directors of the Kraft Heinz Company. He is also a director of DKMS, the largest bone marrow donor center in the world. Mr. Van Damme graduated from Solvay Business School in Brussels. Mr. Van Damme is 56 years old and resides in Chéserex, Switzerland.

QUALIFICATIONS

The Board nominated Mr. Van Damme due to his experience as an executive of a large brewing company that is a major consumer brand, his experience as a director of RBI and its predecessor, as well as experience in managing several private venture holding companies. In addition, the Board considered his knowledge of strategy and business development, risk assessment and leadership development.

If elected, each of the aforementioned nominees has consented to serve as directors and hold office until the close of the 2019 Annual Meeting of Shareholders or until their respective successors have been elected or appointed.

Recommendation of the Board

The Board recommends a vote “FOR” each of the director nominees.

Restaurant Brands International	2018 Proxy Statement | Page 19

In this section, you can read about

Governance Guidelines	Page 21
Board Leadership Structure	Page 22
Meetings	Page 22
Board Independence	Page 23
Director Term Limits	Page 23
Majority Voting Policy	Page 24
Director Orientation and Continuing Education	Page 24
Board Committees	Page 24
Compensation Committee Interlocks and Insider Participation	Page 29
Code of Ethics/Conduct	Page 29
Related Party Transaction Policy	Page 30
Certain Relationships and Related Transactions	Page 30
Executive Officer Diversity	Page 31
Risk Management	Page 31
Director Compensation	Page 32

CORPORATE GOVERNANCE

MAJORITY INDEPENDENT BOARD

Elected by

majority vote

Annual performance self-evaluations

Page 20 | 2018 Proxy Statement	Restaurant Brands International

Corporate Governance

CORPORATE GOVERNANCE

Governance Guidelines

Our business and affairs are managed under the direction of our Board. Our Board believes that good corporate governance is a critical factor in achieving business success and in fulfilling the Board’s responsibilities to shareholders. The Restaurant Brands International Inc. Board of Directors Governance Guidelines, as amended (the “Governance Guidelines”) provide a framework for corporate governance in accordance with the Canadian and U.S. securities laws, the NYSE listing standards, the TSX rules, requirements under the CBCA and our organizational documents.

Highlights of our Governance Guidelines are described below:

›	A majority of directors of the Board must be independent as defined by the NYSE and TSX listing standards and applicable Canadian and U.S. securities laws.

›	The committees of the Board are the Audit Committee, the Compensation Committee, the Nominating and Governance Committee (“NCG Committee”), the Conflicts Committee and the Operations and Strategy Committee. The Board may create and maintain other committees from time to time. Committee membership assignments are determined by the Board, on recommendation of the NCG Committee, taking account of our needs, individual attributes and other relevant factors.

›	Each director serving on the Audit Committee will be an independent director as determined in accordance with the listing standards of the NYSE and TSX and applicable securities laws and each director serving on the Conflicts Committee will be an independent director as defined under the partnership agreement.

›	Executive sessions or meetings of non-employee directors without management present will be held as part of each regularly scheduled Board meeting.

›	A director may not accept a position on the board or audit committee of any other public company without first reviewing the matter with the Chairman of the Board.

›	Director orientation programs will be provided to new directors either prior to or within a reasonable period of time after their nomination or election to the Board.

›	The Board, with the assistance of the NCG Committee, will conduct an annual performance self-evaluation of the full Board to determine whether the Board and its committees are functioning effectively.

›	The NCG Committee oversees and evaluates the Board’s performance and its compliance with our Governance Guidelines and other corporate governance regulations and principles.

›	Each director nominee must agree to tender his or her resignation for consideration by the Board if such director fails to receive a majority of votes cast in any uncontested re-election, as described more fully under “– Majority Voting Policy” below.

The NCG Committee monitors compliance with the Governance Guidelines. In addition, the NCG Committee periodically reviews our Governance Guidelines, and, if appropriate, will recommend changes to the Board. The full text of our Governance Guidelines is available in the “Investors – Corporate Governance” section of our website at www.rbi.com, as well as under the RBI issuer profile on SEDAR at www.sedar.com, and is incorporated herein by reference. No other information on our website or any other website referenced in this document is incorporated into this proxy statement, and such information should not be considered part of this proxy statement. Any request for a copy of the Governance Guidelines may be directed to Restaurant Brands International Inc., 226 Wyecroft Road, Oakville, Ontario, L6K 3X7, Canada, Attention: Corporate Secretary. Upon receipt of a request, a copy will be provided free of charge.

Restaurant Brands International	2018 Proxy Statement | Page 21

Corporate Governance

Board Leadership Structure

Our Board has an independent Chairman, Alexandre Behring, and a Vice Chairman, Marc Caira. While our Board has not developed a written position description for the Chairman of the Board or the Chairpersons of our committees, our Governance Guidelines set forth the role of the Chairman and Vice Chairman and the charter of each committee sets forth the role of the Chairman of each committee. Specifically, the Chairman of the Board is responsible for facilitating a highly functioning and effective Board, providing overall leadership and encouraging open communications, and the Vice Chairman of the Board assists the Chairman and serves at meetings at which the Chairman is not in attendance or is unable to participate in a motion. The Chairman of each committee is responsible for setting the frequency and length of the meetings, setting meeting agendas consistent with the committee’s charter and reporting on the activities of that committee to the full Board on a periodic basis.

Our Board has not adopted a formal policy regarding the need to separate or combine the offices of Chairman of the Board and Chief Executive Officer as the Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and CEO in any way that it deems in the best interests of RBI at a given point in time. At the present time, the positions of Chairman of the Board and CEO are filled by different individuals. Our CEO, Daniel Schwartz, is also a member of the Board and Chairman of the Operations and Strategy Committee. Under the authority of the Board, the CEO is responsible for the general management of the business and affairs of RBI, with the objective of enhancing long-term shareholder value. We believe that the current separation of roles provides a more effective monitoring and objective evaluation of the CEO’s performance.

Our Board has not developed a written position description for our CEO. Our Board and CEO develop, on an annual basis, corporate goals and objectives and parameters within which the CEO operates our business. Our Board and CEO also establish annual performance goals to measure the CEO’s individual achievement for purposes of our annual bonus program. The Compensation Committee of the Board is also responsible for annually evaluating the CEO against these objectives. For a further discussion of the corporate goals and objectives and the measures by which our CEO is evaluated, please see our Compensation Discussion & Analysis (“CD&A”) beginning on page 34 of this proxy statement.

Meetings

During 2017, the Board held a total of 4 meetings. Each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of the Board held during the period for which he or she had been a director and (2) the total number of meetings of the committee(s) of which he or she was a member during the period that he served. Mr. Castro-Neves and Ms. Khosrowshahi, our non-incumbent director nominees, did not serve on our Board during 2017. The specific number of board meetings attended last year by each of our incumbent directors was as follows:

Director	Board Meetings Attended
Alexandre Behring	4/4
Marc Caira	4/4
Martin E. Franklin	4/4
Paul J. Fribourg	4/4
Neil Golden	4/4
Ali Hedayat	4/4
Thomas V. Milroy(1)	4/4
Daniel S. Schwartz	4/4
Carlos Alberto Sicupira	4/4
Cecilia Sicupira(1)	4/4
Roberto Moses Thompson Motta	4/4
Alexandre Van Damme	3/4

(1)	Not standing for re-election.

Page 22 | 2018 Proxy Statement	Restaurant Brands International

Corporate Governance

In accordance with our Governance Guidelines, the Chairman of the Board will generally determine the frequency and length of Board meetings and will set the agenda for each Board meeting. Board members are encouraged to suggest the inclusion of additional items on an agenda, and any director may request that an item be placed on an agenda. Board meetings are generally held pursuant to a pre-determined schedule, with additional meetings scheduled as necessary.

We encourage all directors to attend the annual meetings of our shareholders. Mr. Schwartz attended the 2017 Annual Meeting.

Board Independence

It is the policy of the Board that a majority of directors must (i) be independent with no direct or indirect material relationship or business conflict with RBI and (ii) otherwise meet the definition of an “independent” director under U.S. and Canadian securities laws and listing standards of the NYSE and the TSX. Our Board has affirmatively determined that the following directors have no material relationship with RBI and otherwise qualify as independent based on all of the foregoing criteria: Messrs. Behring, Franklin, Fribourg, Hedayat, Golden, Milroy, Sicupira, Thompson Motta and Van Damme and Ms. Sicupira. In addition, the Board has determined that Mr. Castro-Neves and Ms. Khosrowshahi, each a director nominee, qualify as independent based on the same criteria. Each of Mr. Milroy and Ms. Sicupira will serve until the conclusion of the Meeting, at which time his or her term as a director will expire.

Under the NYSE listing standards, a director qualifies as “independent” if the board of directors affirmatively determines that the director has no material relationship with the listed company. While the focus of the inquiry is independence from management, the board is required to consider broadly all relevant facts and circumstances in making an independence determination.

National Instrument 58-201, or NI 58-201, provides guidance on corporate governance practices with respect to director independence, which reflect best practices established by the Canadian Securities Administrators (“CSA”), but are not intended to be prescriptive. Such best practices provide, among other things, that: (i) a company’s board of directors should have a majority of independent directors; (ii) the chairman of the board should be an independent director; (iii) the board should appoint a nominating committee composed entirely of independent directors; and (iv) the board should appoint a compensation committee composed entirely of independent directors. Determinations in respect of “independence” for these purposes are similar to the requirements under the NYSE listing standards.

In conducting its evaluations of Messrs. Behring, Sicupira and Thompson Motta, the Board considered their affiliation with 3G Capital and with 3G Restaurant Brands Holdings General Partner Ltd., which currently controls over 92% of the outstanding Partnership exchangeable units, which represents over 43% of the combined voting interest in the company. In conducting its evaluation of Mr. Behring, the Board also considered his service on the board of directors of the Kraft Heinz Company, a supplier to our Burger King® restaurants.

Mr. Behring presides over the executive sessions of the Board. In 2017, the Board met in executive session four times.

Director Term Limits

All directors are elected at the annual meeting of our shareholders for a term of one year. The Board does not believe it should expressly limit a director’s tenure on the Board. RBI values the contribution of directors who over time have developed increasing insight into our company and operations and therefore provide an increasing contribution to the Board as a whole. As an alternative to term limits, prior to recommending to the Board that one or more current directors be submitted to the shareholders for re-election, the NCG Committee reviews the performance of each director potentially standing for election or re-election, and makes appropriate recommendations to the Board concerning that director’s candidacy.

Restaurant Brands International	2018 Proxy Statement | Page 23

Corporate Governance

Majority Voting Policy

The Board has adopted a Majority Voting Policy as required by the rules of the TSX. The policy is included in the Governance Guidelines and provides that, in an uncontested election, a director must be elected to the Board by at least a “majority of the votes cast,” which means that the number of shares voted “FOR” a director’s election must exceed 50% of the number of votes cast with respect to that director’s election. Votes cast with respect to a director’s election include votes to withhold authority. An “uncontested election” means an election where the number of nominees for director is equal to the number of directors to be elected. In a contested election, a plurality voting standard will apply.

If a nominee for director in an uncontested election does not receive the affirmative vote of at least the majority of the votes cast, the director must immediately tender his or her resignation to the NCG Committee. The NCG Committee will consider and recommend, and the Board will determine, whether or not to accept the offer of resignation. The Board will accept the offer of resignation absent exceptional circumstances that would warrant the director continuing to serve on the Board, as determined by the Board in accordance with its fiduciary duties to RBI, and the resignation will be effective upon the Board’s acceptance. The decision of the Board shall be made within 90 days after the date of the shareholders’ meeting. Any director who tenders his or her resignation pursuant to the Majority Voting Policy shall not participate in the recommendation of the NCG Committee or the decision of the Board with respect to his or her resignation. A press release disclosing the Board’s determination (and the reasons for rejecting the resignation, if applicable) shall promptly be issued and furnished to the SEC, the CSA and the TSX.

If the Board accepts any tendered resignation, the Board may either proceed to fill the vacancy through the appointment of a new director, or determine not to fill the vacancy and instead decrease the size of the Board.

Director Orientation and Continuing Education

We provide access to appropriate orientation programs, sessions or materials for new members of the Board for their benefit either prior to or within a reasonable period of time after their nomination or election to the Board, which shall include written materials and presentations by senior management regarding our business, strategic plans and policies. We and our Board encourage, but do not require, directors to participate in outside continuing education programs.

Board Committees

The Board has four standing committees – the Audit Committee, the Compensation Committee, the NCG Committee, and the Operations and Strategy Committee – as well as the Conflicts Committee. Each of the existing committees operates under a written charter. These charters set forth the responsibilities of each committee and are available in the “Investors – Corporate Governance” section of our website at www.rbi.com, and such information is also available in print to any shareholder who requests it through our Corporate Secretary.

Page 24 | 2018 Proxy Statement	Restaurant Brands International

Corporate Governance

Set forth below is a description of the responsibilities of each of our current Board committees and its current membership.

Audit Committee

Audit Committee Members	Audit Committee Functions	Number of Meetings in 2017
• Paul J. Fribourg (Chair) • Martin E. Franklin • Thomas V. Milroy*

›  Oversee the quality and integrity of our consolidated financial statements and related disclosure;

›  Oversee the qualifications, independence and performance of our independent auditor;

›  Oversee the performance of our internal audit function;

›  Oversee our systems of disclosure controls and procedures, and internal control over financial reporting;

›  Oversee our compliance with all legal and regulatory requirements and our compliance program;

›  Review and approve the Audit Committee report that is required by the SEC to be included in our annual proxy statement; and

›  Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters; and

›  Review and approve related person transactions.

4

*	Not standing for re-election.

Directors serving on our Audit Committee may not simultaneously serve on the audit committees of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of the director to effectively serve on the Audit Committee.

The Board has determined that each member of the Audit Committee meets the independence requirements and is financially literate according to the NYSE listing standards and Canadian securities laws and that each member of the Audit Committee meets the enhanced independence standards for audit committee members required by the SEC. In addition, the Board has determined that Mr. Fribourg is qualified as an audit committee financial expert within the meaning of SEC rules and has accounting and related financial management expertise within the meaning of the NYSE listing standards. For more information regarding Mr. Fribourg’s business experience, see his biography under “Proposal 1 – Election of Directors.” The Board has appointed Ali Hedayat to serve on the Audit Committee in place of Mr. Milroy, who is not standing for re-election, such appointment to be effective following the Meeting.

The discussion leader for executive sessions of the Audit Committee is generally Mr. Fribourg, the chair of the Committee.

Compensation Committee

Compensation Committee Members	Compensation Committee Functions	Number of Meetings in 2017
• Alexandre Behring (Chair) • Paul J. Fribourg • Carlos Alberto Sicupira	› Oversee and set our compensation and benefits policies generally; › Evaluate the performance of our CEO and the employees who report directly to the CEO (the “CEO Direct Reports”); › Oversee and set compensation for the CEO, the CEO Direct Reports and the members of the Board; and › Review our management succession plan.	1

Restaurant Brands International	2018 Proxy Statement | Page 25

Corporate Governance

The Compensation Committee establishes, reviews and approves executive compensation based on, among other factors, an evaluation of the performance of the CEO and CEO Direct Reports in light of corporate goals and objectives relevant to executive compensation, including annual performance objectives, and makes recommendations to the Board with respect to the CEO’s compensation. For further details on executive compensation, see the CD&A, beginning on page 34 of this proxy statement.

Non-management director compensation is determined by the Board, upon recommendation of the Compensation Committee, taking into account general and specific demands of Board and committee service, Company performance, comparisons with other organizations of similar size and complexity, competitive factors, other forms of compensation received by directors, if any, and other factors which it deems relevant, all with the intent of aligning directors’ interests with the long-term interests of our shareholders. A management director receives no additional compensation for his or her service as a director. For more details on director compensation, see the discussion under the heading “– Director Compensation” below on page 32.

Pursuant to its charter, the Compensation Committee may delegate to one or more officers of RBI the authority to make grants and awards of stock rights or options to any persons other than the CEO, any CEO Direct Report, and any person covered by Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee has delegated this authority to the CEO. In addition, as permitted under applicable law and the NYSE listing standards, the Compensation Committee may delegate its authority to one or more subcommittees or the Chairman of the Compensation Committee when it deems appropriate and in the best interests of RBI.

Pursuant to its charter, the Compensation Committee has the sole authority to retain and terminate any compensation consultant assisting the Compensation Committee in the evaluation of executive officer compensation, including sole authority to approve all such compensation consultant’s fees and other retention terms. During 2017, the Compensation Committee did not engage any compensation consultants.

The Board has determined that each member of the Compensation Committee (i) meets the independence requirements of the NYSE listing standards, including the heightened independence requirements specific to compensation committee members, (ii) meets the requirements of an outside director pursuant to the Internal Revenue Code (the “Code”) and (iii) meets the requirements of a non-employee director under the Exchange Act.

Our Board believes that the Compensation Committee charter outlines an objective process for determining executive compensation based on objective criteria such as evaluating the performance of our executive officers in light of defined performance objectives. The discussion leader for executive sessions of the Compensation Committee is generally Mr. Behring, the chair of the Committee.

Page 26 | 2018 Proxy Statement	Restaurant Brands International

Corporate Governance

Nominating and Corporate Governance Committee

NCG Committee Members	NCG Committee Functions	Number of Meetings in 2017
• Alexandre Behring (Chair) • Carlos Alberto Sicupira • Alexandre Van Damme

›  Identify individuals qualified to serve as members of the Board and recommend to the Board proposed nominees;

›  Advise the Board with respect to its composition, governance practices and procedures;

›  Review and monitor criteria for the selection of new directors and nominees for vacancies on the Board, including procedures for reviewing potential nominees proposed by shareholders;

›  Establish, monitor and recommend to the Board changes to the various committees and the qualifications and criteria for membership on each committee;

›  Recommend to the Board directors to serve on each standing committee and assist the Board in evaluating independence of those directors;

›  Recommend to the Board any action to be taken in connection with director resignations;

›  Oversee and evaluate the Board’s performance and our compliance with corporate governance regulations, guidelines and principles; and

›  Periodically review and recommend changes to our articles of incorporation and bylaws as they relate to corporate governance issues.

No meetings; Action by written consent

The Board is responsible for selecting and nominating directors for election, acting on the recommendation of the NCG Committee, and giving attention to the following qualifications and criteria:

›	High personal and professional ethics, integrity, practical wisdom and mature judgment;

›	Board training or prior public company board service, and/or senior executive experience in business, government, or education;

›	Expertise and skills that are useful to RBI and complementary to the background and experience of other Board members, as determined by the Board from time-to-time;

›	Diversity and balance among directors in terms of race, gender, geography, thought, viewpoints, backgrounds, skills, experience, and expertise from, among other areas, corporate environment (including different stakeholders in the quick service restaurant industry and the broader restaurant industry), accounting, finance, international, marketing, human resources, and legal services;

›	Willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership;

›	Commitment to serve on the Board over a period of several years to develop knowledge about RBI and its operations and provide continuity of Board members;

›	Willingness to represent our best interests and objectively appraise management’s performance;

›	Tenure with the Board, past contributions to the Board, and/or whether advanced age may impact the expected continued capacity to serve as a director; and

›	Anticipated future needs of the Board.

Restaurant Brands International	2018 Proxy Statement | Page 27

Corporate Governance

The NCG Committee believes that the Board should possess a broad range of skills, knowledge, business experience and diversity of backgrounds that provides effective oversight of our business. In connection with the selection of any new director nominee, the NCG Committee will assess the skills and experience of the Board, as a whole, and of each of the individual directors. The NCG Committee will then seek to identify those qualifications and experience sought in any new candidate that will maintain a balance of knowledge, experience and capabilities on the Board and produce an effective Board.

Selection of candidates is based on, first, the needs of RBI, and, second, identification of persons responsive to those needs. Although we do not have a formal, written policy relating to the identification and nomination of women directors, the NCG Committee seeks a diverse group of director candidates, including diversity with respect to race and gender. The NCG Committee believes that its goal is to assemble the best Board possible that will bring to us a variety of perspectives and skills derived from high quality business and professional experience. There are no specific, minimum qualifications that must be met by each nominee; however, the NCG Committee will evaluate a candidate’s experience, integrity and judgment as well other factors deemed appropriate in adding value to the composition of the Board as set forth in the Governance Guidelines.

With regard to diversity, RBI is committed to seeking to attain a balance among directors. Specifically, any search firm retained to assist the NCG Committee in seeking new director candidates for the Board will be instructed to seek to include diverse candidates in terms of race, gender, geography, thought, viewpoints, backgrounds, skills, experience, and expertise. The NCG Committee has the sole authority to negotiate and approve the search firm’s fees and other retention terms.

We have not adopted a target regarding the number of women on our Board because we believe that a less formulaic approach to board composition, together with a rigorous search for qualified candidates based on the above qualifications and criteria, will best serve our needs. Our Board believes it is paramount to maintain flexibility in the nominating process in order to ensure that the most qualified available candidates are selected as circumstances dictate and the needs of the company evolve. There is currently one female director on the Board, Ms. Sicupira, representing 8% of our current directors. Although Ms. Sicupira is not standing for re-election, there is one female non-incumbent director nominee, Ms. Khosrowshahi, and therefore the number of women as a percentage of our directors after the Meeting will remain unchanged, assuming that all of our director nominees are elected at the Meeting.

As noted above, the Board is responsible for selecting and nominating director candidates based on the NCG Committee’s recommendation. The Board believes that its Governance Guidelines outline objective qualifications and criteria (described above) that promote its objective selection and nomination of director candidates. Potential director candidates recommended by shareholders are evaluated in the same manner as other candidates recommended to the NCG Committee. The discussion leader for executive sessions of the NCG Committee is generally Mr. Behring, the chair of the Committee.

Operations and Strategy Committee

Operations and Strategy Committee Members	Operations and Strategy Committee Functions	Number of Meetings in 2017
• Daniel Schwartz (Chair) • Neil Golden	› Meet with management periodically to discuss and review the metrics used to evaluate marketing programs, product innovation, restaurant operations and guest experience for our brands; › Understand the goals established by management to improve restaurant operations, promote product innovation and increase market share; and › Make recommendations to management on areas of improvement, and provide other feedback and guidance to management on behalf of the Board.	4

Page 28 | 2018 Proxy Statement	Restaurant Brands International

Corporate Governance

The Operations and Strategy Committee assists the Board in overseeing the development and implementation of the menu, marketing and restaurant operations strategies for our brands. The role of the Operations and Strategy Committee is advisory.

The Operations and Strategy Committee reviews and makes recommendations to management and the Board regarding the following:

•	menu, marketing and restaurant operations strategies and plans for our brands;

•	the digital technology created or proposed to be created for our brands;

•	the impact of industry trends, performance and strategy of key competitors; and

•	the impact of external developments and factors on our operations and marketing strategy.

Conflicts Committee

Conflicts Committee Members	Conflicts Committee Functions	Number of Meetings in 2017
• Paul Fribourg (Chair) • Martin Franklin • Thomas Milroy*	› Consent to, approve and/or direct a number of actions under the partnership agreement (described in Appendix A to this proxy statement) where a real or potential conflict of interest could exist or arise as between RBI, Partnership, or holders of Partnership exchangeable units.	1

*	Not standing for re-election.

In addition to the four standing committees, the Board of RBI, as the general partner of the Partnership, has established a Conflicts Committee which will be required to consent to, approve and/or direct a number of enumerated actions under the partnership agreement where a real or potential conflict of interest could exist or arise as between RBI, the Partnership or holders of Partnership exchangeable units.

Each of the members of the Conflicts Committee is “independent” (as such term is defined in the partnership agreement) in accordance with the requirements of the partnership agreement. The Board has appointed Ali Hedayat to serve on the Conflicts Committee in place of Mr. Milroy, who is not standing for re-election, such appointment to be effective following the Meeting.

Compensation Committee Interlocks and Insider Participation

None of Messrs. Behring, Fribourg or Sicupira was, during 2017, an officer (as defined in Rule 3b-2 under the Exchange Act) or employee of RBI, or formerly an officer of RBI. None of our executive officers served on the compensation committee or board of any company that employed any member of the Compensation Committee or our Board.

Code of Ethics/Conduct

›	Code of Business Ethics and Conduct for Non-Restaurant Employees. Our Board has adopted a Code of Business Ethics and Conduct applicable to all non-restaurant employees of RBI and its subsidiaries.

›	Code of Ethics for Executive Officers. Our Board has adopted a Code of Ethics applicable to our senior executives to promote the highest ethical standards in RBI’s operation of its global business and the activities of senior management. We intend to provide disclosure of any amendments or waivers of our Code of Ethics on our website within four business days following the date of the amendment or waiver. Our senior executives certify compliance with the Code of Ethics for Executive Officers on an annual basis.

Restaurant Brands International	2018 Proxy Statement | Page 29

Corporate Governance

›	Code of Conduct for Directors. Our Board has adopted a Code of Conduct to acknowledge its responsibility for promoting an ethical culture through the actions of Board members and the effective oversight of our compliance programs, policies and procedures. Our Board members certify compliance with the Code of Conduct for Directors on an annual basis.

Each of the Code of Business Ethics and Conduct for Non-Restaurant Employees, the Code of Ethics for Executive Officers and the Code of Conduct for Directors is available in the “Investors – Corporate Governance” section of our website at www.rbi.com.

Our General Counsel and Chief Ethics and Compliance Officer monitors compliance with the Codes and reports any violations to the Board. Furthermore, each of the Code of Ethics for Executive Officers and the Code of Conduct for Directors contemplates that questions or concerns under the Code, as applicable, can be brought directly to the Chairman of the Board.

In addition, we have adopted the Restaurant Brands International Inc. Whistle Blowing Policy in order to provide for the receipt and treatment of complaints received by RBI with respect to violations of the Code of Business Ethics and Conduct for Non-Restaurant Employees, as well as other RBI policies and controls. According to the Whistle Blowing Policy, the General Counsel is responsible for conducting the investigation of any complaint received and reporting to the Audit Committee. The Audit Committee is responsible for overseeing the secure reporting process and determining what action should be taken with respect to a complaint. The Restaurant Brands International Inc. Whistle Blowing Policy is available in the “Investors – Corporate Governance” section of our website at www.rbi.com.

Related Party Transaction Policy

The Board has adopted a written related person transactions policy, which is administered by the Audit Committee. This policy applies to any transaction or series of related transactions or any material amendment to any such transaction involving a related person and RBI or any subsidiary. However, under U.S. securities laws, RBI may not make any loan or other extension of credit to any of its directors or executive officers.

For purposes of the policy, “related persons” consist of executive officers, directors, director nominees, any shareholder beneficially owning more than five percent of any class of our voting securities, and immediate family members of any such persons. In reviewing related person transactions, the Audit Committee takes into account all factors that it deems appropriate, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No member of the Audit Committee may participate in any review, consideration or approval of any related person transaction in which the director or any of his or her immediate family members is the related person. All related person transactions will be disclosed in filings as required under applicable securities laws.

Certain Relationships and Related Transactions

Registration Rights Agreements

In connection with our initial public offering and our acquisition of Tim Hortons, we entered into registration rights agreements with three of our major shareholders. In 2012, in connection with the merger of Burger King Worldwide Holdings, Inc. with and into Justice Holdco LLC, and the transactions related thereto, BKW entered into separate registration rights agreements with 3G Special Situations Fund II, L.P. (the “3G Special Situations Fund”) and with Pershing Square, L.P. and affiliated entities (collectively, the “Pershing Shareholders”), with respect to shares of BKW common stock purchased by such shareholders in the transaction. In 2014, in connection with our acquisition of Tim Hortons, we assumed the obligations under these registration rights agreements with respect to the registration of common shares of RBI issued and issuable upon exchange of Partnership exchangeable units to these shareholders and their permitted transferees. In addition, we also entered into a registration rights agreement with National Indemnity Company, a wholly owned subsidiary of Berkshire Hathaway Inc. (“National Indemnity”), with respect to its common shares of RBI. These registration rights agreements give these shareholders and any permitted transferee the ability to require us to register RBI common shares for resale, in certain circumstances and subject to limitations, either (i) upon demand, (ii) in a

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Corporate Governance

shelf registration statement or (iii) by “piggybacking” on another offering that we are conducting. Pursuant to these registration rights agreements, we are required to pay all expenses of any such registration, other than transfer taxes and underwriting discounts and commissions.

Consulting Agreement

In December 2014, we entered into a consulting agreement with Mr. Caira, Vice Chairman of our Board, pursuant to which he agreed to provide transition services and assistance in connection with our efforts to expand certain of our brands globally (the “Consulting Agreement”). Recognizing that substantially all the services would be provided in 2015, we subsequently amended the Consulting Agreement. Pursuant to the Consulting Agreement, Mr. Caira received $1,425,000 in 2015, $37,500 in 2016 and $37,500 in 2017. In October 2017, the term of the Consulting Agreement was extended through December 31, 2018, and we agreed to pay Mr. Caira $100,000 in four equal installments during 2018. Mr. Caira received the first installment on or around March 31, 2018 and the remaining installments will be paid on June 30, 2018, September 30, 2018 and December 31, 2018. The Consulting Agreement will terminate on December 31, 2018, subject to early termination by either party under certain circumstances.

Employee Indebtedness

None of our current or former directors or executive officers has any amount of indebtedness outstanding to us. As of March 31, 2018, the aggregate amount of indebtedness outstanding by all current and former employees of RBI and any of its subsidiaries, and their respective associates, is as follows:

Purpose	Aggregate Indebtedness (C$) to RBI or its Subsidiaries
Other	1,930,109 (1)

(1)	The reported aggregate indebtedness consists of loans denominated in U.S. dollars, Euros and Singapore dollars and was converted from these currencies to the Canadian dollar equivalent using the following exchange rates published by the Bank of Canada for March 28, 2018: 1 U.S. dollar = 1.2902 Canadian dollars; 1 Euro = 1.5924 Canadian dollars; and 1 Singapore dollar = 0.9848 Canadian dollars.

Executive Officer Diversity

We do not have a formal policy that specifically targets the representation of women in executive officer positions. While we believe that diversity – including gender diversity – is an important consideration in determining the makeup of our executive team, it is only one of a number of factors (which include merit, talent, experience, expertise, leadership capabilities, innovative thinking and strategic agility) that are considered in selecting the best candidates for executive positions. We currently have two female executive officers, Jacqueline Friesner, Controller and Chief Accounting Officer and Jill Granat, General Counsel and Corporate Secretary, who comprise 25% of our eight executive officers.

Risk Management

Board Role in Management of Risk

The Board is actively involved in the oversight and management of risks that could affect RBI. This oversight and management is conducted primarily through its committees, but the full Board has retained responsibility for general oversight of risks. The Audit Committee is primarily responsible for overseeing the risk management function, specifically with respect to management’s assessment of risk exposures (including risks related to liquidity, operations and regulatory compliance), and the processes in place to monitor and control such exposures. In carrying out its responsibilities, the Audit Committee works closely with members of our management team responsible for monitoring such risks. The other committees of the Board consider the risks within their areas of responsibility. The Board satisfies its oversight responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within RBI.

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Corporate Governance

Compensation Risks

Based on a comprehensive review and analysis of our incentive plans and programs, the Compensation Committee believes these programs are not reasonably likely to give rise to risks that would have a material adverse effect on our business. The Compensation Committee considered the following factors as part of its review and analysis of our incentive plans and programs:

›	Rigorous oversight from the Board, Compensation Committee and senior management with discretion to award and/or reduce payouts if excessive risk is taken;

›	Linkage of individual performance targets to the strategic plan established for the CEO by the Board and cascaded through a comprehensive process;

›	Properly balanced pay mix between fixed and variable compensation;

›	Annual cash incentive plan that measures business performance through a profitability metric (Organic EBITDA growth) and includes free cash flow and overhead expense that gauge quality of performance;

›	Capping annual cash incentive plan payouts to a maximum of 127.2% of the worldwide target;

›	Equity awards which align management and shareholder interests in the form of stock options and performance based restricted share units with a five-year cliff vest; and

›	Bonus swap program that encourages retention of shares by requiring the forfeiture of matching stock options and restricted share units if shares are sold prior to vesting.

Director Compensation

General. The Board maintains a compensation arrangement for the non-management directors of the Board. The Board compensation arrangement is comprised of the following:

•	Initial Equity Grant. Under our director compensation program, each non-management director was entitled to receive a one-time grant of stock options when first appointed to the Board. In 2016, this amount was set at a notional value of $1,000,000, an increase from $500,000 ($1,000,000 for the Chairman and $750,000 for the Vice Chairman). The notional value of the initial equity grant remained at these levels for 2017 and is the same for 2018. Messrs. Golden and Hedayat and Ms. Sicupira received their one-time option grant in 2016 following their election or appointment, as applicable, to the Board. Messrs. Caira and Milroy received their one-time grant in 2015 and Messrs. Behring, Franklin, Fribourg, Sicupira, Thompson Motta and Van Damme received their one-time grant when they were first elected to the board of directors of BKW. On April 17, 2018, the Compensation Committee approved the accelerated vesting of Mr. Milroy’s stock options in connection with his departure from the Board. Also on April 17, 2018, the Board approved a one-time grant of stock options with a grant date of June 15, 2018 and a notional value of $1,000,000 for each of Ms. Khosrowshahi and Mr. Castro-Neves, subject to the election of these director nominees at the Meeting.

•	Retainer Fees. For 2017, non-management directors other than the Chairman and Vice Chairman were entitled to receive an annual retainer of $50,000, the Chairman was entitled to receive an annual retainer of $100,000 and the Vice Chairman was entitled to receive an annual retainer of $75,000. Each non-management member of the Audit Committee, Compensation Committee and NCG Committee was entitled to receive an annual committee fee of $10,000, and each non-management member of the Operations and Strategy Committee was entitled to receive an annual committee fee of $75,000. The retainer component of the director compensation arrangement for 2018 is the same as it was in 2017.

Non-management directors have the opportunity to elect to defer their annual retainer and committee fees and, in lieu of the cash fees, to receive a grant of restricted share units (RSUs) with a value of two times the forgone fees. The RSUs are fully vested at the time of grant and will be settled upon termination of board service.

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Corporate Governance

The following table summarizes compensation paid to each of our non-management directors during 2017. Mr. Schwartz, our Chief Executive Officer, is omitted from the table as he does not receive any additional compensation for his services as a director. Mr. Castro-Neves and Ms. Khosrowshahi are omitted from the table as they did not serve on the Board during 2017.

2017 Director Compensation

Name	RSUs($)(1)(2)	Total 2017 Director Compensation
Alexandre Behring	240,000	$ 240,000
Marc Caira	150,000	$ 150,000
Martin E. Franklin	120,000	$ 120,000
Paul J. Fribourg	140,000	$ 140,000
Neil Golden	250,000	$ 250,000
Ali Hedayat	100,000	$ 100,000
Thomas V. Milroy	120,000	$ 120,000
Carlos Alberto Sicupira	140,000	$ 140,000
Cecilia Sicupira	100,000	$ 100,000
Roberto Moses Thompson Motta	100,000	$ 100,000
Alexandre Van Damme	120,000	$ 120,000

(1)	All of our directors elected to defer their retainer and committee fees for 2017 and to receive restricted share units (RSUs) in lieu of cash with a value of two times the forgone fees. All of the directors made this election in December 2016. The RSUs were granted on December 30, 2017 based on the closing price of a common share of RBI on the date prior to the grant date, or December 29, 2017, and were fully vested on the grant date. The number of RSUs granted to each of the directors was determined based on the amount of the director’s retainer and committee fees, if applicable, divided by the closing price of a common share of RBI on December 29, 2017, which was $61.48, multiplied by two.

(2)	The amounts in the “RSUs” column reflect the aggregate grant date fair value of awards for the fiscal year ended December 31, 2017 computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding these awards, refer to Note 15 to our audited consolidated financial statements for the year ended December 31, 2017, which are included in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC and on SEDAR at www.sedar.com.

The table below sets forth the aggregate number of RSUs and unexercised stock options held by each non-management director as of December 31, 2017:

Name	RSUs	Options
Alexandre Behring	110,765	212,105
Marc Caira	9,608	17,747
Martin E. Franklin	16,050	32,786
Paul J. Fribourg	55,313	106,050
Neil Golden	6,981	21,381
Ali Hedayat	2,592	21,381
Thomas V. Milroy	7,686	11,831
Carlos Alberto Sicupira	56,663	106,050
Cecilia Sicupira	2,592	21,381
Roberto Moses Thompson Motta	11,152	25,627
Alexandre Van Damme	21,433	—

Restaurant Brands International	2018 Proxy Statement | Page 33

In this section, you can read about

Compensation Discussion & Analysis	Page 34
Compensation Committee Report	Page 44
2017 Summary Compensation Table	Page 45
2017 All Other Compensation Table	Page 46
2017 Grants of Plan-Based Awards Table	Page 47
2017 Outstanding Equity Awards at Fiscal Year-End Table	Page 48
2017 Option Exercises Table	Page 50
Potential Payments Upon Termination or Change in Control Table	Page 50
Proposal 2 – Advisory Vote on Executive Compensation	Page 55

EXECUTIVE

COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation

Committee Report

EXECUTIVE COMPENSATION

TABLES

PROPOSAL 2

Advisory “say on

pay vote” on executive compensation

Page 34 | 2018 Proxy Statement	Restaurant Brands International

Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

General Overview

This Compensation Discussion and Analysis, which we refer to as the CD&A, outlines our compensation philosophy and objectives and describes our executive pay programs for 2017 and, specifically, for the following named executive officers, whom we refer to as our NEOs:

›	Daniel Schwartz, our Chief Executive Officer or “CEO”;

›	Joshua Kobza, formerly our Chief Financial Officer or “CFO”, and our Chief Technology and Development Officer, effective January 16, 2018;

›	José Cil, our President, Burger King (or BK);

›	Alexandre Santoro, our President, Popeyes (or PLK), effective March 27, 2017, and formerly our Head of Global Supply Chain, Quality Assurance and Global Operations; and

›	Jill M. Granat, our General Counsel and Corporate Secretary.

Unless	otherwise specified, all dollar amounts set forth in this CD&A are in U.S. dollars.

Compensation Philosophy

Our compensation philosophy is based on pay-for-performance and meritocratic principles. Our compensation programs are designed to accomplish each of the following goals:

›	reward superior financial and operational performance;

›	place a significant portion of compensation at risk if performance goals are not achieved;

›	align the interests of the NEOs with those of our shareholders; and

›	enable us to attract, retain and motivate top talent.

As described in further detail below, consistent with these goals, our compensation programs are designed to complement each other to provide a clear link between what we pay our NEOs and RBI’s performance over both short- and long-term periods. Our NEO compensation package for 2017 reflects this commitment. For 2017, 83% of our CEO’s target total direct compensation and an average of 81% of our other NEOs’ target total direct compensation was performance-based or equity-based.

Oversight of Executive Compensation Programs

Role of Compensation Committee

The Compensation Committee is responsible for establishing and overseeing our compensation philosophy and for setting our executive compensation and benefits policies and programs generally. In formulating our executive compensation packages, the Compensation Committee does not benchmark to a particular industry or group of companies, but it draws information from general experience and the experience of other companies in which principals of 3G Capital have an ownership interest.

Consideration of Stockholder Advisory Vote

As part of its compensation setting process, the Compensation Committee also reviews the results of the prior year’s shareholder advisory vote, including the fact that 97.8% of the votes cast were voted in favor of RBI’s executive compensation at the 2017 Annual Meeting. The Compensation Committee intends to annually review the results of the advisory vote and will be cognizant of this feedback as it completes its annual review of each pay element and the total compensation packages of our NEOs.

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Compensation Discussion and Analysis

Role of Executives in Establishing Compensation

Annually, the CEO proposes the financial metric and threshold, target and maximum performance levels for the Annual Bonus Program, subject to Board approval. The CEO also proposes the individual performance goals that will determine Individual Achievement under our Annual Bonus Program. These individual performance goals are then approved by the Board for the CEO and by the Compensation Committee for the CEO Direct Reports, including the other NEOs. The Compensation Committee evaluates the performance of the CEO, determines the CEO’s final Individual Achievement, and recommends to the full Board for approval the bonus payout of the CEO. The Compensation Committee approves the final Individual Achievement and bonus payout for each of the other NEOs based on the CEO’s recommendation. In addition, our CEO provides the Compensation Committee with recommendations regarding base salary and annual target bonus levels for the upcoming year and the aggregate total long-term incentive value that each NEO (other than the CEO) should receive.

Elements of Compensation Program

As noted above, our compensation program is based on a pay-for-performance philosophy. This section of the CD&A provides an overview of each element of our compensation program and describes both the process for determining such compensation and how such compensation relates to RBI’s pay-for-performance philosophy and meritocratic principles. The following table summarizes the primary elements and objectives of our 2017 compensation program for executive officers, including NEOs.

Element	Description	Primary Objective
Base Salary	• Ongoing cash compensation based on the executive officer’s role and responsibilities, individual job performance and experience	• Provides a competitive compensation package
Annual Cash Incentive (Annual Bonus Program)

•  Annual cash incentive with target award amounts for each executive officer

•  Actual cash payouts are linked to achievement of annual company and individual performance targets, and can range from 0%-127% of target

• Driving top-tier performance (short-term) • Motivate and reward

Stock Options	• Discretionary stock option awards that cliff vest after a five-year period	• Driving top-tier performance (long-term) • Alignment with shareholders • Performance incentive • Realized value linked entirely to stock appreciation • Retention incentive

Restricted Share Units (RSUs)	• Awarded pursuant to our bonus swap program. RSUs cliff vest after a five-year period	• Driving top-tier performance (long-term) • Alignment with shareholders • Retention incentive

Performance Based Restricted Share Units (PBRSUs)	• Awarded to top performers or key hires on a discretionary basis • 3 year performance period • PBRSUs cliff vest after a five-year period	• Rewarding exemplary performance • Driving top-tier performance (long-term) • Alignment with shareholders • Performance incentive • Retention incentive

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Compensation Discussion and Analysis

Base Salaries

Objectives and Considerations. Base salary is the principal “fixed” element of executive compensation at RBI. We provide a base salary to recognize the skills, competencies, experience and individual performance that the CEO and each CEO Direct Report brings to his or her position. In addition, because our executive officers operate as a team, the Compensation Committee also considers internal pay equity in establishing the base salary of the CEO Direct Reports. The Compensation Committee annually reviews the base salary of the CEO and each CEO Direct Report. We believe that the base salary review process serves our pay-for-performance philosophy because pay increases are generally performance-based and dependent on the NEO’s success and achievement in his or her role. In addition, each NEO’s target annual incentive award opportunity, as described below, is based on a percentage of his or her base salary. Therefore, as NEOs earn performance-based salary increases, their annual incentive award opportunities also increase proportionately.

2017 Actions. In January 2017, the Compensation Committee approved an increase in the 2017 base salary of Ms. Granat from $440,000 to $500,000, effective February 17, 2017, in order to make her base salary competitive for her role as General Counsel and Corporate Secretary. In April 2017, the Compensation Committee approved an increase in the 2017 base salary of Mr. Santoro from $400,000 to $500,000, effective March 27, 2017, in recognition of his promotion to the position of President, Popeyes.

Annual Bonus Program

Objectives and Considerations. Annual cash incentives are performance-based and designed to motivate and reward employees who contribute positively towards our business strategy and achieve their individual performance goals. Annual cash incentives are only paid if we achieve our minimum financial goals for the calendar year.

Plan Design. Most corporate employees, including our NEOs, are eligible to receive an annual performance-based cash bonus based on (1) business performance and (2) their individual performance.

The formula for determining an eligible employee’s annual cash bonus under the 2017 Annual Bonus Program (the “bonus payout” or “payout”) is set forth below.

Target Bonus	X	Achievement Percentage	X	Global Multiplier	=	Bonus Payout

However, the actual bonus payout is subject to (1) a reduction of up to 30% if RBI does not meet its minimum free cash flow target and (2) an up or down adjustment of up to 20% based on a qualitative evaluation of RBI’s performance and the executive’s performance. (See “Free Cash Flow Adjustment and Adjustment Factor” discussed below).

The actual bonus amounts are set forth in the 2017 Summary Compensation Table in this proxy statement. As discussed below, all of the NEOs elected to use a portion of their cash bonus to purchase common shares of RBI in the 2017 Bonus Swap Program, which, we believe, demonstrates our NEOs’ alignment with our shareholders and their confidence in our long-term success.

Target Bonus. The annual target bonus for each participating employee is expressed as a percentage of base salary as of September 30th. Target bonuses are set based on the employee’s level, his or her experience, responsibilities, internal equity considerations and prior year’s performance. Due to the nature of the CEO’s role and responsibilities, the CEO’s target bonus as a percentage of base salary is greater than that of the other NEOs.

In January 2017, the Compensation Committee approved an increase in the target bonus for 2017 (as a percentage of base salary) for Messrs. Schwartz, Kobza and Cil and Ms. Granat from 200%, 180%, 180% and 130%, respectively, to 300%, 200%, 200% and 150%, respectively, based on their exemplary performance as

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Compensation Discussion and Analysis

well as internal equity considerations. In April 2017, the Compensation Committee approved an increase in the target bonus for 2017 (as a percentage of base salary) for Mr. Santoro from 140% to 160%, in recognition of his promotion to President, Popeyes. The increase in Mr. Santoro’s target bonus was effective as of January 1, 2017 in accordance with our standard practice under the Annual Bonus Program.

Achievement Percentage. An executive’s Achievement Percentage is comprised of Business Achievement (weighted 50%) and Individual Achievement (weighted 50%).

Business Achievement – Each year the board of directors of RBI establishes (1) the financial metric used to measure the financial performance of RBI and for our business units and (2) the threshold, target and maximum performance levels which will apply to the calculation of each executive’s bonus based on the scope of the executive’s role within RBI. Under the 2017 Bonus Program, for each NEO, of the 50% allocated to Business Achievement, the maximum payout was subject to a cap of 56% should the maximum performance level be achieved.

For 2017, the Board again selected Organic Combined Adjusted EBITDA Growth, measured year-over-year, assuming budgeted currency exchange rates, as the financial measure for Business Achievement to facilitate performance comparisons from period to period. Business Achievement was measured solely on RBI Organic Combined Adjusted EBITDA Growth Achievement for each of Messrs. Schwartz and Kobza and Ms. Granat based on their roles and scope of responsibility at the RBI level. For Messrs. Cil and Santoro, of the 50% allocated to Business Achievement, 20% was measured on RBI Organic Combined Adjusted EBITDA Growth Achievement and the remaining 30% was measured on BK Brand Organic Adjusted EBITDA Growth Achievement for Mr. Cil and PLK Brand Organic Adjusted EBITDA Growth Achievement for Mr. Santoro, in each case excluding the impact of allocated shared services expenses.

In this CD&A, we refer to the year-over-year growth of RBI’s Organic Combined Adjusted EBITDA as “RBI EBITDA Growth Achievement”, the year-over-year growth of our BK Brand Organic Adjusted EBITDA as “BK Brand EBITDA Growth Achievement” and the year-over year growth of our PLK Brand Organic Adjusted EBITDA as “PLK Brand EBITDA Growth Achievement”. Since we acquired Popeyes on March 27, 2017, we included results of Popeyes prior to the acquisition date in calculating our PLK Brand Organic Adjusted EBITDA for 2016 and 2017 for purposes of the year-over-year comparison.

For 2017, the Compensation Committee also established the threshold, target and maximum performance levels, using the prior year’s actual results (or combined results in the case of Popeyes) as a baseline to determine the growth achievement in the current year. The Compensation Committee set the year-over-year Organic Adjusted EBITDA threshold, target and performance level growth targets for the BK Brand EBITDA Growth Achievement and the PLK Brand EBITDA Growth Achievement based on the confidential business plan and budget for each segment in 2017. The maximum performance targets for the BK Brand EBITDA Growth Achievement and the PLK Brand EBITDA Growth Achievement were set at ambitious levels and could only be attained upon achievement of strong financial results of the respective brand.

Similar to last year, the threshold for each metric was set at 80% of the target performance level, while the maximum was set at 120% of the target performance level.

Our threshold, target and maximum performance levels as well as the EBITDA Growth Achievement for RBI were as follows:

2017 EBITDA Growth Performance Levels

	EBITDA Growth Achievement
	Threshold	Target	Maximum	EBITDA Growth Achievement
RBI	8%	10%	12%	8%

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Compensation Discussion and Analysis

For 2017, BK Brand EBITDA Growth Achievement was awarded at 94.7% to reflect achievement between the threshold and target performance levels. For 2017, PLK Brand EBITDA Growth Achievement exceeded the maximum threshold and was therefore set at 120% of the target performance level. RBI EBITDA Growth Achievement was +8% for 2017, or 85.3%, compared to a target performance level of +10%, or 100%.

Based on the foregoing results, the Business Achievement for each NEO was as follows: Messrs. Schwartz and Kobza and Ms. Granat, 42.65%; Mr. Cil, 45.47%; and Mr. Santoro, 53.06%.

Individual Achievement – We measure Individual Achievement based on a participant’s overall achievement of his or her individual performance goals. At the beginning of the year, a participant is assigned multiple quantitative and qualitative metrics called “Key Performance Indicators” or “KPIs” and each KPI is assigned a weighting. The Board approves the KPIs for the CEO and the Compensation Committee approves the KPIs for the CEO Direct Reports. None of the individual KPIs is material to understanding how the bonus program operated, or how annual cash incentive amounts were determined, in 2017.

At the end of each year, the Chairman of the Compensation Committee evaluates the individual performance of the CEO, and the CEO evaluates the individual performance of the CEO Direct Reports, including the other NEOs. Each KPI is expressed as a percentage of completion and is assigned a corresponding weight (with 100% being full completion of each KPI and reflective of the maximum award applicable to each KPI). Individual Achievement represents the sum of the percentage completion of each KPI after the appropriate weight has been applied to each. If a participant’s Individual Achievement is less than 50%, then he or she will not receive a bonus payout for that year even if the Business Achievement target is met or exceeded.

Individual Achievement for the NEOs for 2017 was 55.5%, 89.5%, 60.3%, 59.0% and 92.8% for Messrs. Schwartz, Kobza, Cil, and Santoro and Ms. Granat, respectively.

Global Multiplier. Each executive’s bonus is subject to a “Global Multiplier” which can increase or decrease the bonus payout by up to 20%. For 2017, as in prior years, our Global Multiplier was based on RBI EBITDA Growth Achievement. If RBI EBITDA Growth Achievement is below threshold, then no bonuses would be paid by the Company. If RBI EBITDA Growth Achievement meets the “threshold” level, there would be a 20% reduction to the payout, achievement at the “target” level would represent no adjustment to the payout, while achievement at the “maximum” level would represent a 20% increase to the payout. If RBI EBITDA Growth Achievement falls between the threshold level and the target level or between the target level and the maximum level, the Global Multiplier percentage would be calculated on a linear basis. Based on 2017 RBI EBITDA Growth Achievement, our Global Multiplier was 85.3%.

Free Cash Flow Adjustment and Adjustment Factor. If we do not achieve the minimum free cash flow target that we established for 2017, then the bonus payout for all participants would be reduced by 30%. For 2017, we exceeded the 2017 free cash flow target. In addition, the CEO may adjust the bonus payout for any employee (other than the CEO) up or down by up to 20% based on a qualitative evaluation of our performance and the individual executive’s performance, subject to final approval of any such adjustment for the CEO and any CEO Direct Report and the amount of the overall bonus payout by the Compensation Committee. The Compensation Committee may adjust the bonus payout of the CEO up or down by up to 20% based on a similar evaluation. Upon evaluation of our strong BK and PLK Brand EBITDA Growth Achievement and the Individual Achievement of Messrs. Kobza and Cil, Mr. Schwartz approved an upward adjustment to the bonus payout for Mr. Kobza of 11.8%, resulting in an increase of $105,374 to Mr. Kobza’s bonus payment, and for Mr. Cil of 20%, resulting in an increase of $154,810 to Mr. Cil’s bonus payment. The Compensation Committee approved these adjustments, as well as an upward adjustment to the bonus payout for Mr. Schwartz of 20%, resulting in an increase of $288,246 to Mr. Schwartz’s bonus payment.

Limit on 2017 Annual Bonus Program Payouts. For 2017, the Compensation Committee established an umbrella plan for certain “covered employees” of RBI, as defined in Section 162(m) of the Internal Revenue Code (the “Code”) to comply with the requirements of Section 162(m). The maximum bonus opportunity for 2017 was the lesser of $10 million or 5% of RBI’s 2017 EBITDA for Mr. Schwartz and 4% of 2017 EBITDA for the other NEOs,

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Compensation Discussion and Analysis

provided that EBITDA for 2017 was at least $500 million. Since RBI’s 2017 EBITDA was in excess of $500 million, the maximum bonus opportunity for each NEO was $10 million. The umbrella plan serves only to provide a ceiling on the maximum bonus payout that any NEO may receive, and the actual bonus paid to each NEO was determined pursuant to the 2017 Annual Bonus Program described above. In January 2018, the Compensation Committee certified that, based on RBI’s EBITDA for 2017, the maximum bonus payout for each NEO for 2017 was $10 million. The Compensation Committee then exercised negative discretion to pay a lesser amount to each NEO consistent with the 2017 Annual Bonus Program.

Annual Bonus Swap Program

Objectives and Considerations. As part of its commitment to fostering an ownership mentality, RBI provides its executives with an opportunity to invest a portion of their annual cash bonus into RBI common shares (we refer to these purchased shares as “Investment Shares”), and leverage that investment through the issuance of matching RSUs (we refer to these RSUs as “Bonus Matching RSUs”).

2017 Bonus Swap Program. Under the 2017 Bonus Swap Program, eligible employees were offered an opportunity to use either 25% or 50% (the “Swap Election Percentage”) of their calculated net bonus for 2017 (after deducting an amount based on a theoretical tax rate of 40%) to purchase Investment Shares. The Swap Election Percentage for each of our NEOs was 50%. The number of Investment Shares purchased was calculated as the product of the calculated net bonus and the Swap Election Percentage, divided by the closing price reported on the TSX (denominated in Canadian dollars) for Canadian participants or on the NYSE (denominated in U.S. dollars) for all other participants, in each case on the trading day prior to the date of purchase.

Employees who elected to purchase Investment Shares also received Bonus Matching RSUs, based on their Swap Election Percentage and their level within the organization. For each NEO, the Bonus Matching RSUs were calculated by (1) multiplying the NEO’s gross bonus by the Swap Election Percentage, or 50%, (2) multiplying this amount by two (the RSU matching multiplier), and (3) dividing the total by the closing price reported on the NYSE on the trading day prior to the grant date, which was $58.44. Both the purchase date of the Investment Shares and the grant date for the Bonus Matching RSUs were the same as the bonus payment date under the 2017 Annual Bonus Program, which was February 23, 2018.

Dividend equivalents will accrue on the Bonus Matching RSUs in additional RSUs having a fair market value as of the applicable dividend payment date equal to the value of the dividend that would have been distributed if a Bonus Matching RSU was an issued and outstanding common share (the “Dividend Equivalents”). The Dividend Equivalents are subject to the same terms and conditions as the Bonus Matching RSUs to which they relate and will be settled on the relevant settlement date of the Bonus Matching RSUs.

The Bonus Matching RSUs will cliff vest on December 31, 2022. All of the Bonus Matching RSUs will be forfeited if an NEO’s employment is terminated for any reason other than death or disability (including due to retirement or termination without cause) prior to December 31, 2019. If an NEO sells more than 50% of his or her Investment Shares before the vesting date, he or she will forfeit 100% of the Bonus Matching RSUs. An NEO who sells 50% or less of the Investment Shares before the vesting date will forfeit 50% of the Bonus Matching RSUs and a proportional amount of the remaining Bonus Matching RSUs. The Compensation Committee approved the grants of Bonus Matching RSUs to the participants in the 2017 Bonus Swap Program in January 2018.

The following table sets forth, for each NEO, the number of Bonus Matching RSUs issued to such NEO:

NEO	2017 Bonus Matching RSUs (#)
Daniel Schwartz	29,594
Joshua Kobza	17,111
José Cil	15,894
Alexandre Santoro	9,640
Jill Granat	9,748

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Compensation Discussion and Analysis

The Bonus Matching RSUs will be reported in the 2018 Summary Compensation Table and 2018 Grants of Plan-Based Awards Table.

2016 Bonus Swap Program. The terms of the 2016 Bonus Swap Program are substantially the same as the 2017 Bonus Swap Program. The amounts set forth below reflect the Bonus Matching RSUs issued to each NEO on the grant date:

NEO	2016 Bonus Matching RSUs (#)
Daniel Schwartz	26,850
Joshua Kobza	20,114
José Cil	16,694
Alexandre Santoro	6,606
Jill Granat	8,910

Additional information regarding these Bonus Matching RSUs is provided in the 2017 Grants of Plan Based Awards Table and the 2017 Outstanding Equity Awards at Fiscal Year-End Table.

Discretionary Equity Grants

From time to time, we may make discretionary stock option awards to employees, at such time as the Compensation Committee or our CEO determines appropriate. Stock options are granted with an exercise price based on the fair market value of an RBI common share on the grant date and thus have value only to the extent that the value of our common shares increases after the grant date. Stock options typically cliff vest on the fifth anniversary of the grant date.

In February 2017, the Compensation Committee approved a discretionary option award to Mr. Santoro of 120,000 stock options in recognition of his prospective promotion to President, Popeyes upon the acquisition of Popeyes in March 2017. The options have an exercise price of $55.55 and will cliff vest on February 24, 2022. In April 2017, the Compensation Committee approved discretionary option awards of 200,000 stock options, 125,000 stock options and 50,000 stock options, to Messrs. Kobza and Santoro and Ms. Granat, respectively, based on their significant contributions in connection with the Popeyes acquisition. The options have an exercise price of $56.92 and will cliff vest on May 5, 2022. Additional information regarding these stock options is provided in the 2017 Grants of Plan Based Awards Table and the 2017 Outstanding Equity Awards at Fiscal Year-End Table.

Stock Incentive Plans

Any equity-based awards described in this section are subject to the terms of the relevant stock incentive plans pursuant to which they have been issued. Our stock incentive plans, other than the Restaurant Brands International Inc. Amended and Restated 2014 Omnibus Incentive Plan (the “2014 Omnibus Plan”), are described in Appendix D to this proxy statement. The 2014 Omnibus Plan is described under Proposal 4: Amendment to 2014 Omnibus Plan to increase the number of common shares available for issuance by 15,000,000 common shares.

Benefits and Perquisites

In addition to base salary, annual cash bonuses and long-term equity incentives, we provided and continue to provide (except as set forth below) the following executive benefit programs to our NEOs and other executives:

Executive Life Insurance Program

The Executive Life Insurance Program provides life insurance coverage which is paid by us and allows our U.S. executives to purchase additional life insurance coverage at their own expense. Coverage for our NEOs is limited to the lesser of $1.3 million or 2.75 times base salary.

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Compensation Discussion and Analysis

Other Benefits

We also maintain a comprehensive benefits program consisting of retirement income and health and welfare plans, which are available to the NEOs on the same basis as all other full-time employees. The objective of the program is to provide full-time employees with reasonable and competitive levels of financial support in the event of retirement, death, disability or illness, which may interrupt the eligible employee’s employment or income received as an active employee. Our health and welfare plans consist of life, disability and health insurance benefit plans that are available to all eligible full-time employees. We also provide a 401(k) plan that is available to all eligible full-time U.S. employees. The 401(k) plan includes a matching feature of up to four percent of the employee’s base salary, subject to IRS limits.

RBI provides tax support in the form of tax equalization and tax preparation services to each of the NEOs for business reasons. We also pay for annual comprehensive physicals for employees at the level of vice president and above. Beginning in 2018, we will offer at our cost long term disability insurance of up to 50% of eligible earnings, not to exceed $5,000 per month. From time to time RBI provides other limited perquisite benefits. Further details are provided in the 2017 All Other Compensation Table.

Clawback and Anti-Hedging Policies

In January 2017, the Compensation Committee adopted a clawback policy which requires RBI to seek to recoup incentive awards made to RBI’s executive officers if the financial results on which such awards were based are subsequently restated within a two year period and the executive officer’s intentional misconduct contributed to the restatement. In January 2017, our Board approved an amendment to the Amended and Restated 2014 Omnibus Incentive Plan to provide that any awards granted under the plan on or after January 1, 2017 are subject to recoupment pursuant to the clawback policy and applicable law. In addition, our stock option and RSU award agreements provide that, in certain circumstances, the award and any proceeds or other benefits a participant may receive may be subject to forfeiture and/or repayment to RBI. Our insider trading policy limits the timing and types of transactions in RBI securities by executive officers, including our NEOs. Among other restrictions, the policy prohibits short-selling RBI securities and transacting in puts or calls on RBI securities.

Stock Ownership Guidelines

To further align the interests of RBI’s executive officers with those of its stockholders and ensure a long-term perspective, the Compensation Committee adopted minimum stock ownership guidelines for executive officers in January 2017.

The minimum ownerships levels are as follows:

Position	Multiple of Base Salary
CEO	5x Base Salary
Other Executive Officers	3x Base Salary

Executive officers have five years from the adoption date of the policy or from their initial promotion into an eligible position to achieve the required ownership levels. The Compensation Committee may allow exceptions to these guidelines in the event of hardship or other extraordinary circumstances.

These guidelines provide that (1) outstanding RBI common shares and Partnership exchangeable units directly owned, (2) outstanding RBI common shares and Partnership exchangeable units held by an executive officer’s spouse or dependent children or by a trust held for the benefit of the executive officer’s dependent children and (3) vested options (calculated on after-tax net proceeds, assuming a 45% tax rate) may be included in determining whether an officer has met the minimum ownership requirement. Until such time as an executive officer has met his or her minimum required ownership, he or she must retain 100% of all shares, net of taxes, received from the settlement of restricted stock awards granted under our incentive plans.

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Compensation Discussion and Analysis

Employment Agreements

Employment Agreements with Messrs. Schwartz and Kobza and Ms. Granat

RBI and two of its subsidiaries, Burger King Corporation and The TDL Group Corp., have employment agreements in place with each of Messrs. Schwartz and Kobza and Ms. Granat due to the fact that these executives allocate their working hours among RBI and the subsidiaries. Each such company will be responsible for paying that portion of the executive’s salary based on the percentage of the executive’s working hours allocated to such company, but the total amount of base compensation to be paid to each of Messrs. Schwartz and Kobza and Ms. Granat by all such companies is $800,000, $600,000 and $500,000, respectively. Each executive is eligible to participate in the annual bonus program incentive plan maintained by RBI, in its sole discretion. For 2018, the target bonus for Messrs. Schwartz and Kobza and Ms. Granat (as a percentage of base salary) is 300%, 200% and 150%, respectively. The bonus will be paid to the executives by the respective companies based on the same allocation applied to base compensation. Each of the executives is tax equalized to the U.S. to help ensure that the executive does not gain or lose financially due to the different tax and social security implications or consequences of the executive’s employment with the three companies. Also, pursuant to these employment agreements, RBI pays for tax preparation services for Messrs. Schwartz and Kobza and Ms. Granat. Either the company or the executive may terminate the employment relationship at any time. If a company terminates the employment of an executive under its respective employment agreement without cause or due to the executive’s death or disability, the provisions of RBI’s policies relating to termination of employment applicable to employees at the executive’s grade level as in effect at the time of termination, including, if applicable, RBI’s severance policy, or provincial employment standards legislation, if such legislation provides for greater severance benefits, will apply. This severance will be paid to the executives by the respective companies based on the same allocation applied to base compensation. If an executive is terminated by one company, his or her employment with the other companies will also terminate.

Non-Competition and Confidentiality

Each of the NEOs has agreed in his or her employment agreement or in a non-compete, non-solicitation and confidentiality agreement (i) not to compete with us during the term of his or her employment and for one year after the termination of employment, (ii) not to solicit our employees or franchisees during the term of his or her employment and for one year after termination, and (iii) to maintain the confidentiality of our information. If the executive breaches any of these covenants, we will cease providing any severance (if applicable) or other benefits to him or her.

Actions Regarding 2018 Compensation

2018 Bonus Program. In January 2018, the Compensation Committee approved the threshold, target and maximum performance levels for the 2018 Annual Bonus Program and approved Organic Adjusted EBITDA growth as the measure for Business Achievement. For 2018, RBI must achieve at least 50% of the Organic Adjusted EBITDA growth target for RBI in order for any payments to be made under the 2018 Annual Bonus Program. For each participant, the “threshold” level represents a 50% payout, the “target” level represents a 100% payout and the “maximum” level represents a 150% payout, and a global multiplier will be applied to calculate the bonus for all participants. The change in the threshold and maximum performance levels was made to more closely tie the achievement of budgeted Organic Adjusted EBITDA growth to the bonus payout percentages. Except as set forth above, the terms of the 2018 Bonus Program approved by the Compensation Committee were substantially the same as the 2017 Annual Bonus Program described in this CD&A under “Elements of Compensation Program – Annual Bonus Program”. The Compensation Committee also approved the program document for the Annual Bonus Program.

2018 Bonus Swap Program. In January 2018, the Compensation Committee approved the 2018 Bonus Swap Program on substantially the same terms as the 2017 Bonus Swap Program described in this CD&A under “Elements of Compensation Program – Annual Bonus Swap Program – 2017 Bonus Swap Program”.

2018 Discretionary Grants. In January 2018, the Compensation Committee approved discretionary awards of 250,000 and 220,000 performance based RSUs (or “PBRSUs”) to Mr. Schwartz and Mr. Cil for retention purposes

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Compensation Discussion and Analysis

based on the prior vesting of a significant portion of each executive’s equity awards. The performance measure for purposes of determining the number of units earned by Messrs. Schwartz and Cil is RBI’s compound annual growth of organic Adjusted EBITDA for the period beginning on January 1, 2015 and ending on December 31, 2018. The Committee established an 80% of target threshold, below which no shares are earned. If 80% of the performance target is achieved, Messrs. Schwartz and Cil will receive a maximum of 150,000 and 132,000 shares, respectively; if the performance target is achieved, Messrs. Schwartz and Cil will receive a maximum of 250,000 and 220,000 shares, respectively; and if 120% of the performance target is achieved, Messrs. Schwartz and Cil will receive a maximum of 300,000 and 264,000 shares, respectively. If achievement falls between the threshold level and the target level or between the target level and the maximum level, the number of shares earned by Messrs. Schwartz and Cil would be calculated on a linear basis. Once earned, the PBRSUs will cliff vest on February 23, 2023. Messrs. Schwartz and Cil are required to maintain ownership of 750,000 and 617,762 common shares and Partnership exchangeable units (and any combination thereof), respectively, through the end of the vesting period. If an executive fails to comply with these holding requirements, he will forfeit all of the PBRSUs. In addition, if an executive’s employment is terminated (other than due to death or disability) prior to February 23, 2021, he will forfeit the entire award.

Additional information regarding these awards will be provided in the 2018 Grant of Plan Based Awards Table and the 2018 Outstanding Equity Awards at Fiscal Year-End Table.

Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussions with management, we have approved the inclusion of the Compensation Discussion & Analysis in this proxy statement.

COMPENSATION COMMITTEE

Alexandre Behring, Chairman

Paul Fribourg

Carlos Alberto Sicupira

April 17, 2018

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Executive Compensation

EXECUTIVE COMPENSATION

The following tables provide information on the compensation of the NEOs for our 2017 fiscal year. Our NEOs include our CEO, our former CFO who was serving in that capacity at the end of 2017, and our three other most highly compensated officers who were serving as executive officers at the end of 2017.

2017 Summary Compensation Table

Named Executive Officer	Year	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Daniel Schwartz	2017	800,000	1,491,518	—	1,729,475	131,273	4,152,266
Chief Executive Officer	2016	800,000	1,949,998	1,840,000	1,491,528	92,467	6,173,993
	2015	823,077	—	4,253,084	1,950,000	140,402	7,166,563

Joshua Kobza(1)	2017	600,000	1,117,333	2,554,000	1,000,000	31,358	5,302,691
Former	2016	584,615	12,095,274(3)	—	1,117,370	21,501	14,407,986
Chief Financial Officer	2015	510,385	—	3,428,749	900,000	107,101	4,946,235

José Cil	2017	600,000	927,352	—	928,856	13,216	2,469,424
President, Burger King	2016	600,000	1,199,999	920,000	927,372	305,600	3,952,971
	2015	615,385	—	2,070,919	1,200,000	94,997	3,981,301

Alexandre Santoro	2017	500,000	749,981	3,092,650	563,389	89,846	4,995,866
President, Popeyes

Jill Granat	2017	500,000	649,991	638,500	569,697	46,764	2,404,952
General Counsel

(1)	Mr. Kobza was our Chief Financial Officer until January 16, 2018. On January 16, 2018, he was appointed to the new position of Chief Technology and Development Officer and Matthew Dunnigan assumed the role of Chief Financial Officer.
(2)	Amounts shown in this column include the aggregate grant date fair value of Bonus Matching Restricted Share Units (“Bonus Matching RSUs”) granted in calendar years 2017 and 2016 under the Bonus Swap Program to the NEOs for 2016 and 2015 and computed in accordance with FASB ASC Topic 718. Under the Bonus Swap Program for such years, the Bonus Matching RSUs for the NEOs were calculated by (1) multiplying an NEO’s gross bonus by the Swap Election Percentage of 50%, (2) multiplying this amount by two, and (3) dividing the total by the closing price of an RBI common share on the trading day preceding the grant date. Our NEOs have not actually received this compensation nor do these amounts reflect the actual value that will be recognized by the NEO. Instead the amounts reflect the aggregate grant date fair value of awards based on the closing price of an RBI common share on the trading day preceding the grant date.
(3)	For Mr. Kobza, $11,784,500 of this amount represents the aggregate grant date fair value of Performance Based Restricted Share Units (“PBRSUs”) granted in calendar year 2016 that was computed based on the probable outcome of the performance target as of the grant date and 100% achievement of the performance target. The value of the PBRSUs at the grant date assuming the highest level of performance achieved (120% of target) would be $14,141,400. Actual amounts will be based on the degree of attainment of the performance target and the RBI share price on the settlement date.
(4)	Amounts in this column reflect discretionary awards granted in the form of stock options in calendar years 2016 and 2017 and the aggregate of both discretionary options and Bonus Matching Options granted in calendar year 2015 under the 2014 Bonus Swap Program to the NEOs. Under the 2014 Bonus Swap Program, the Bonus Matching Options for the NEOs were calculated by (1) multiplying an NEO’s gross bonus by the Swap Election Percentage of 50%, (2) multiplying this amount by four, and (3) dividing the total by the closing price of an RBI common share on the trading day preceding the grant date. Our NEOs have not actually received this compensation nor do these amounts reflect the actual value that will be recognized by the named executive officer. Instead the amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the option awards, refer to Note 15 to our audited consolidated financial statements for the year ended December 31, 2017, which are included in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC.
(5)	The amounts reported in this column reflect compensation earned for 2017 performance under our Annual Bonus Program. We make payments under this program in the first quarter of the calendar year following the calendar year in which the bonus was earned after finalization of our audited financial statements. As discussed above under “Compensation Discussion and Analysis – Bonus Swap Program,” in February 2018, each of our NEOs elected to forgo 50% of their calculated net non-equity incentive compensation (the maximum permitted pursuant to the program) to purchase RBI common shares. The amounts of 2017 non-equity incentive compensation forgone and used to purchase RBI common shares in February 2018 were as follows: Mr. Schwartz – $518,830; Mr. Kobza – $299,973; Mr. Cil – $278,642; Mr. Santoro – $169,008; and Ms. Granat – $170,879.
(6)	Details of the amounts set forth in this column related to 2017 are included in the 2017 All Other Compensation Table.

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Executive Compensation

2017 All Other Compensation Table

The following table contains a breakdown of the compensation and benefits included under All Other Compensation in the 2017 Summary Compensation Table.

Named Executive Officer	Year	Company Contribution to Retirement and 401(k) Plans ($)	Tax Equalization ($)	Relocation ($)	Other(5) ($)	Total ($)
Daniel Schwartz	2017	10,800(1)	118,946(2)	—	1,528	131,273
Joshua Kobza	2017	—	29,969(2)	—	1,389	31,358
José Cil	2017	10,800(1)	—	—	2,416	13,216
Alexandre Santoro	2017	10,800(1)	39,868(3)	38,083(4)	1,095	89,846
Jill Granat	2017	10,800(1)	32,959(2)	—	3,005	46,764

(1)	These amounts represent the Company’s match to the retirement plan of each respective NEO.
(2)	Messrs. Schwartz and Kobza and Ms. Granat received these amounts to tax equalize their compensation to the U.S. pursuant to their respective employment agreements. The tax equalization attributable to their base salary for 2017 is as follows: Mr. Schwartz – $56,897; Mr. Kobza – $11,982; and Ms. Granat – $14,400; and the tax equalization attributable to their non-equity incentive compensation for 2017 is as follows: Mr. Schwartz – $62,049; Mr. Kobza – $17,987; and Ms. Granat – $18,559. Tax equalization represents the aggregate incremental cost to RBI of providing a tax equalization benefit to Messrs. Schwartz and Kobza and Ms. Granat in connection with their service in Canada.
(3)	Includes tax equalization amounts for Mr. Santoro’s state income taxes of $30,906 incurred in 2017 to be reimbursed in 2018.
(4)	Includes moving costs for Mr. Santoro of $34,798 and $3,287 of tax gross-up benefit related to his relocation to Miami, Florida, USA from Oakville, Ontario, Canada.
(5)	Includes the cost of premiums for the Executive Life Insurance Program, and the imputed value of tax preparation costs of $500 for Messrs. Schwartz, Kobza, Cil and Santoro, and Ms. Granat.

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Executive Compensation

2017 Grants of Plan-Based Awards Table

The following table provides information about cash (non-equity) and equity compensation awarded to our named executive officers in 2017, including: (1) the range of possible cash payouts under our 2017 Annual Bonus Program; (2) the grant date and approval date of equity awards; (3) the number of Bonus Matching RSUs awarded in February 2018 in connection with the 2017 Annual Bonus Program; (4) the number and exercise price of discretionary options awarded during 2017; and (5) the grant date fair value of the Bonus Matching RSUs and discretionary options awarded during 2017 as described above in Notes 2 and 4 to the 2017 Summary Compensation Table, respectively. The Bonus Matching RSUs are discussed in greater detail in the CD&A above.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards					All Other Stock Awards: Number of Securities of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Stock of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Named Executive Officer	Threshold ($)(1)(2)	Target ($)(1)(2)	Maximum ($)(1)(2)	Grant Date	Approval Date
Daniel Schwartz	1,248,000	2,400,000	3,052,800	2/24/2017	1/17/2017	13,425		55.55	745,759
				2/24/2017	1/17/2017	13,425		55.55	745,759
Joshua Kobza	624,000	1,200,000	1,526,400	2/24/2017	1/17/2017	10,057		55.55	558,666
				2/24/2017	1/17/2017	10,057		55.55	558,666
				5/5/2017	4/18/2017		200,000	56.92	2,554,000
José Cil	624,000	1,200,000	1,526,400	2/24/2017	1/17/2017	8,347		55.55	463,676
				2/24/2017	1/17/2017	8,347		55.55	463,676
Alexandre Santoro	416,000	800,000	1,017,600	2/24/2017	1/17/2017	6,750		55.55	374,963
				2/24/2017	1/17/2017	6,751		55.55	375,018
				2/24/2017	1/17/2017		120,000	55.55	1,496,400
				5/5/2017	4/18/2017		125,000	56.92	1,596,250
Jill Granat	390,000	750,000	954,000	2/24/2017	1/17/2017	5,850		55.55	324,968
				2/24/2017	1/17/2017	5,851		55.55	325,023
				5/5/2017	4/18/2017		50,000	56.92	638,500

(1)	Amounts shown in these columns were calculated using each NEO’s base salary as of September 30, 2017 (Mr. Schwartz – $800,000; Mr. Kobza – $600,000; Mr. Cil – $600,000; Mr. Santoro – $500,000; and Ms. Granat – $500,000).
(2)	Threshold amounts reflect amounts payable under our 2017 Annual Bonus Program assuming that the Business Achievement was 80%, Individual Achievement was 50% and Global Multiplier was -20 (or 80%). Target amounts assume that the Business Achievement was 100%, Individual Achievement was 100% and Global Multiplier was 100%. Maximum amounts assume that the Business Achievement was 112%, Individual Achievement was 100% and Global Multiplier was +20 (or 120%). Amounts do not take into consideration the percentage that the bonus could be negatively adjusted under the Free Cash Flow Adjustment (up to 30%) or the impact of CEO or Compensation Committee discretion. A full discussion of our 2017 Annual Bonus Program is included in the CD&A above.

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Executive Compensation

2017 Outstanding Equity Awards at Fiscal Year-End Table

			Option Awards				Stock Awards
Named Executive Officer	Grant Date		Securities Unexercised Options Exercisable (#)	Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(18)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(19)
Daniel Schwartz	03/01/13	(1)	46,575	—	18.25	02/28/23
	03/01/13	(2)	—	500,000	18.25	02/28/23
	03/07/14	(3)	—	95,307	27.28	03/06/24
	03/07/14	(4)	—	400,000	27.28	03/06/24
	03/06/15	(5)	—	82,820	42.26	03/05/25
	03/06/15	(6)	—	333,333	42.26	03/05/25
	02/26/16	(7)	—	250,000	33.67	02/25/26
	02/26/16	(8)	—	—	—	—	59,310	3,646,366
	02/24/17	(9)	—	—	—	—	27,103	1,666,298
Joshua Kobza	03/01/13	(1)	776	—	18.25	02/28/23
	03/01/13	(2)	—	200,000	18.25	02/28/23
	03/07/14	(3)	—	32,991	27.28	03/06/24
	03/07/14	(4)	—	300,000	27.28	03/06/24
	03/06/15	(5)	—	35,494	42.26	03/05/25
	03/06/15	(6)	—	300,000	42.26	03/05/25
	02/26/16	(8)	—	—	—	—	27,374	1,682,938
	02/26/16	(10)	—	—	—	—			218,429	13,429,028
	02/24/17	(9)	—	—	—	—	20,304	1,248,265
	05/05/17	(11)		200,000	56.92	5/4/2027
José Cil	03/01/13	(1)	37,808	—	18.25	02/28/23
	03/01/13	(2)	—	150,000	18.25	02/28/23
	03/07/14	(3)	—	58,651	27.28	03/06/24
	03/07/14	(4)	—	180,000	27.28	03/06/24
	03/06/15	(5)	—	35,967	42.26	03/05/25
	03/06/15	(6)	—	166,667	42.26	03/05/25
	02/26/16	(7)	—	125,000	33.67	02/25/26
	02/26/16	(8)	—	—	—	—	36,498	2,243,918
	02/24/17	(9)	—				16,851	1,036,022
Alexandre Santoro	06/30/15	(12)	—	166,667	37.97	06/29/25
	02/26/16	(8)	—	—	—	—	13,531	831,881
	02/26/16	(13)	—	—	—	—			49,931	3,069,766
	02/24/17	(9)	—	—	—	—	13,628	837,866
	02/24/17	(14)	—	120,000	55.55	02/23/27
	05/05/17	(11)	—	125,000	56.92	05/04/27
Jill Granat	02/03/11	(15)	106,050	—	3.54	02/02/21
	04/01/11	(15)	42,420	—	3.54	03/31/21
	05/02/11	(15)	33,138	—	3.54	05/01/21
	08/01/11	(15)	63,630	—	3.54	07/31/21
	02/21/12	(16)	63,496	—	3.54	02/20/22
	03/01/12	(17)	125,767	—	3.97	02/28/22
	03/01/13	(1)	12,328	—	18.25	02/28/23
	03/01/13	(2)	50,000	—	18.25	02/28/23
	03/07/14	(3)	—	15,945	27.28	03/06/24
	03/07/14	(4)	—	40,000	27.28	03/06/24
	03/06/15	(5)	—	13,665	42.26	03/05/25
	03/06/15	(6)	—	66,667	42.26	03/05/25
	02/26/16	(7)	—	70,000	33.67	02/25/26
	02/26/16	(8)		—	—	—	18,249	1,121,959
	02/24/17	(9)	—	—	—	—	11,811	726,158
	05/05/17	(11)	—	50,000	56.92	05/04/27

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Executive Compensation

(1)	Reflects Bonus Matching Options issued on March 1, 2013 in connection with the 2012 Bonus Swap Program. These stock options cliff vested on December 31, 2017.
(2)	Reflects discretionary stock options granted to the executive. These stock options cliff vested on March 1, 2018, but were not vested as of December 31, 2017.
(3)	Reflects Bonus Matching Options issued on March 7, 2014 in connection with the 2013 Bonus Swap Program. These stock options cliff vest on December 31, 2018. Of these Bonus Matching Options, 50% are subject to proportionate forfeiture if any of the Investment Shares in connection with which they were issued are sold, and the remaining options will be forfeited 100% if any of the Investment Shares in connection with which they were issued are sold prior to the vesting date of the related options.
(4)	Reflects discretionary stock options granted to the executive. These stock options will cliff vest on March 7, 2019.
(5)	Reflects Bonus Matching Options issued on March 6, 2015 in connection with the 2014 Bonus Swap Program. These stock options cliff vest on December 31, 2019. Of these Bonus Matching Options, 50% are subject to proportionate forfeiture if any of the Investment Shares in connection with which they were issued are sold, and the remaining options will be forfeited 100% if any of the Investment Shares in connection with which they were issued are sold prior to the vesting date of the related options.
(6)	Reflects discretionary stock options granted to the executive. These stock options will cliff vest on March 6, 2020.
(7)	Reflects discretionary stock options granted to the executive. These stock options will cliff vest on February 26, 2021.
(8)	Reflects Bonus Matching RSUs issued on February 26, 2016 in connection with the 2015 Bonus Swap Program. All of these Bonus Matching RSUs will be forfeited if more than 50% of the Investment Shares in connection with which they were issued are sold. If 50% or less of the Investment Shares are sold, 50% of the Bonus Matching RSUs and a proportional amount of the remaining Bonus Matching RSUs will be forfeited. The Bonus Matching RSUs cliff vest on December 31, 2020. The number of shares reported in this row also includes dividend equivalents in the form of additional RSUs. Dividend equivalents are accrued (in the form of additional units) on the Bonus Matching RSUs during the vesting period. The dividend equivalents are converted to shares if and after the underlying Bonus Matching RSUs vest.
(9)	Reflects Bonus Matching RSUs issued on February 24, 2017 in connection with the 2016 Bonus Swap Program. All of these Bonus Matching RSUs will be forfeited if more than 50% of the Investment Shares in connection with which they were issued are sold. If 50% or less of the Investment Shares are sold, 50% of the Bonus Matching RSUs and a proportional amount of the remaining Bonus Matching RSUs will be forfeited. The Bonus Matching RSUs cliff vest on December 31, 2021. The number of shares reported in this row also includes dividend equivalents in the form of additional RSUs. Dividend equivalents are accrued (in the form of additional units) on the Bonus Matching RSUs during the vesting period. The dividend equivalents are converted to shares if and after the underlying Bonus Matching RSUs vest.
(10)	The shares reported in this row represent potentially issuable shares under the PBRSU award granted to Mr. Kobza on February 26, 2016 which cliff vest on February 26, 2021. PBRSUs represent the right to receive a variable number of shares based on RBI’s actual performance during the three-year performance period. If 80% of the performance target is achieved, Mr. Kobza will receive a maximum of 210,000 shares (threshold); if the performance target is achieved, Mr. Kobza will receive a maximum of 350,000 shares (target); and if 120% of the performance target is achieved, Mr. Kobza will receive a maximum of 420,000 shares (maximum). The number of shares reported in this row is based on threshold performance and also includes dividend equivalents in the form of additional PBRSUs. Dividend equivalents are accrued (in the form of additional units) on the PBRSUs during the vesting period and are subject to the same performance and other conditions as the underlying PBRSUs. The dividend equivalents are converted to shares if and after the underlying PBRSUs vest. If Mr. Kobza’s employment is terminated (other than due to death or disability) prior to February 26, 2019, he will forfeit the entire award.
(11)	Reflects discretionary stock options granted to the executive. These stock options will cliff vest on May 5, 2022.
(12)	Reflects discretionary stock options granted to the executive. These stock options will cliff vest on March 6, 2020.
(13)	The shares reported in this row represent potentially issuable shares under the PBRSU award granted to Mr. Santoro on February 26, 2016 which cliff vest on February 26, 2021. PBRSUs represent the right to receive a variable number of shares based on RBI’s actual performance during the three-year performance period. If 80% of the performance target is achieved, Mr. Santoro will receive a maximum of 48,000 shares (threshold); if the performance target is achieved, Mr. Santoro will receive a maximum of 80,000 shares (target); and if 120% of the performance target is achieved, Mr. Santoro will receive a maximum of 96,000 shares (maximum). The number of shares reported in this row is based on threshold performance and also includes dividend equivalents in the form of additional PBRSUs. Dividend equivalents are accrued (in the form of additional units) on the PBRSUs during the vesting period and are subject to the same performance and other conditions as the underlying PBRSUs. The dividend equivalents are converted to shares if and after the underlying PBRSUs vest. If Mr. Santoro’s employment is terminated (other than due to death or disability) prior to February 26, 2019, he will forfeit the entire award.
(14)	Reflects discretionary stock options granted to the executive. These stock options will cliff vest on February 24, 2022.
(15)	Reflects discretionary stock options granted to the executive. These stock options vested on October 19, 2015.
(16)	Reflects Bonus Matching Options issued on February 21, 2012 in connection with the 2011 Bonus Swap Program. These stock options vested on December 31, 2016.
(17)	Reflects discretionary options granted to the executive. These stock options vested on March 1, 2017.
(18)	Amounts reflect the market value of the RSUs based on the closing price of an RBI common share on December 29, 2017 of $61.48, multiplied by the number of RSUs.
(19)	Amounts reflect the market value of the PBRSUs based on the closing price of an RBI common share on December 29, 2017 of $61.48, multiplied by the number of PBRSUs at target.

Restaurant Brands International	2018 Proxy Statement | Page 49

Executive Compensation

2017 Option Exercises Table

	Option Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise Date ($)(1)
Daniel Schwartz	1,563,152(2)	95,229,698
Joshua Kobza	—	—
José Cil	1,146,529(3)	68,714,252
Alexandre Santoro	—	—
Jill Granat	—	—

(1)	The value realized on exercise of options is calculated by multiplying the number of shares exercised times the difference between the fair market value of a common share at the time of exercise and the exercise price of the options.
(2)	Mr. Schwartz exercised the options and (i) sold 708,582 of the shares acquired to pay the option exercise price and to cover tax withholding obligations and (ii) held 854,570 of the shares acquired.
(3)	Mr. Cil exercised the options and held 490,090 of the shares acquired.

Potential Payments Upon Termination or Change in Control Table

The table below sets forth the potential payments that would be due to our named executive officers if they had been terminated on December 31, 2017. We do not provide for any specific payments upon the occurrence of only a change in control.

Messrs. Schwartz and Kobza, and Ms. Granat

The amounts Messrs. Schwartz, and Kobza and Ms. Granat would have been entitled to receive upon termination of employment on December 31, 2017 due to (1) death or disability, (2) without cause or (3) without cause after a Change in Control would have been governed by:

›	the terms of their respective employment agreement, which is described earlier under the heading “Compensation Discussion and Analysis – Employment Agreements with Messrs. Schwartz and Kobza and Ms. Granat”;

›	the Restaurant Brands International Inc. U.S. Severance Pay Plan (the “RBI Severance Plan”);

›	the 2017 Annual Bonus Program; and

›	the terms of their respective outstanding equity grants under our 2011 Omnibus Incentive Plan (the “2011 Omnibus Plan”), Amended and Restated 2012 Omnibus Incentive Plan (the “2012 Omnibus Plan”) and 2014 Omnibus Plan.

None of the employment agreements with our NEOs permit the employee to terminate for good reason.

Messrs. Cil and Santoro

As we did not have an employment agreement in place with Messrs. Cil or Santoro as of December 31, 2017, the amounts Messrs. Cil or Santoro would have been entitled to receive upon termination of employment on December 31, 2017 due to any of these circumstances would be governed by:

›	the RBI Severance Plan;

›	the 2017 Annual Bonus Program; and

›	the terms of their outstanding equity grants under our 2012 Omnibus Plan and 2014 Omnibus Plan.

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Executive Compensation

Programs

RBI Severance Pay Plan. Pursuant to the RBI Severance Plan adopted on October 21, 2016 and updated on November 1, 2016, eligible employees whose employment is involuntarily terminated due to reductions in staff, position elimination, facility closing, closure of a business unit or organizational changes or restructuring are entitled to two weeks of severance for every year worked, with an eight-week minimum and capped at eight months for employees at the level of vice president and above. In addition, employees are entitled to receive continued group medical, dental and vision coverage at the active employee rate for the longer of three months or the employee’s severance pay period, subject to certain conditions. The employee’s right to receive these benefits is subject to his or her execution of a general release of claims in favor of his or her employer and entry into other separation documents. The RBI Severance Plan does not apply to RBI employees in Canada.

Equity Award Agreements

Bonus Matching Options – Pursuant to the award agreements governing the issuances of our Bonus Matching Options, if the employee’s employment is terminated prior to the vesting date, (i) “Without Cause” or (ii) by reason of the employee’s Retirement or Disability (each as defined in the award agreement), the Bonus Matching Options shall be deemed to have vested 20% on each December 31 following the grant date. If the employee’s employment is terminated by reason of the employee’s death, then (A) with respect to the 2011, 2012 and 2013 Bonus Matching Options, the employee’s beneficiary shall be vested in a number of common shares as if the common shares subject to the option vested 20% on each December 31 following the grant date and (B) with respect to the 2014 Bonus Matching Options granted in 2015 the employee’s beneficiary shall be vested in the number of common shares as if the common shares subject to the option vested 20% on December 31, 2016, 40% on December 31, 2017 and 100% on December 31, 2018. In such event, the employee, or his or her beneficiary, may exercise the option to the extent vested on the date of termination of service for a period of (1) 90 days, in the case of termination Without Cause or (2) one year, in the case of termination due to death, Retirement or Disability.

Bonus Matching Restricted Share Units – Pursuant to the award agreements governing the issuances of our 2016 Bonus Matching RSUs granted in 2017, if the employee’s employment is terminated prior to December 31, 2018 for any reason other than death or disability, all of the Bonus Matching RSUs will be forfeited. If the employee’s employment is terminated on or after (i) December 31, 2017 in the case of the 2015 Bonus Matching RSUs granted in 2016 or (ii) December 31, 2018 in the case of the 2016 Bonus Matching RSUs granted in 2017 (but in each case, prior to the vesting date), (1) “Without Cause” or (2) by reason of the employee’s Retirement (each as defined in the award agreement), the Bonus Matching RSUs shall be deemed to have been vested 40% on the second anniversary of the grant date, 60% on the third anniversary of the grant date, 80% on the fourth anniversary of the grant date and 100% on the fifth anniversary of the grant date. If the employee’s employment is terminated by reason of the employee’s Disability (as defined in the award agreement), the Bonus Matching RSUs shall be deemed to have been vested 20% on each December 31 following the grant date. If the employee’s employment is terminated by reason of the employee’s death, the Bonus Matching RSUs shall be deemed to have been vested 20% on the first anniversary of the grant date, 40% on the second anniversary of the grant date and 100% on the third anniversary of the grant date.

Discretionary Stock Options – Pursuant to the award agreements governing the issuances of discretionary stock options if an employee is terminated prior to the vesting date, (i) “Without Cause” or (ii) by reason of the employee’s Retirement or Disability (each as defined in the award agreement), the employee (or such other person who is entitled to exercise the option) shall be vested in the number of common shares as if the common shares subject to the option vested 20% on each of the first through fifth anniversaries of the grant date. If the employment is terminated by reason of the employee’s death, then (A) with respect to discretionary stock options granted in 2012, 2013 and 2014, the employee’s beneficiary shall be vested in a number of common shares as if the common shares subject to the option vested 20% on each of the first through fifth anniversaries of the grant date, (B) with respect to discretionary stock options granted in 2015, 2016 and 2017, the employee’s beneficiary shall be vested in the number of common shares as if the common shares subject to the option vested 20% on the first anniversary of the grant date, 40% on the second anniversary of the grant date and 100% on the third anniversary of the grant date. In any such event, the employee, or his or her beneficiary, may exercise the option to the extent vested on the date of termination of service for a period of (1) 90 days, in the case of termination Without Cause or (2) one year, in the case of termination due to death, Retirement or Disability.

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Executive Compensation

Performance Based Restricted Share Units – Pursuant to the PBRSU award agreement with each of Mr. Kobza and Mr. Santoro, if the executive’s employment is terminated for any reason (other than death or disability) prior to February 26, 2019, he will forfeit the entire award. If his employment is terminated on or after February 26, 2019 (but prior to the vesting date), (i) “Without Cause” or (ii) by reason of the employee’s Retirement (each as defined in the award agreement), the PBRSUs shall be deemed to have been vested 30% on February 26, 2019, 40% on February 26, 2020 and 100% on February 26, 2021. If his employment is terminated by reason of his Disability (as defined in the Award Agreement), the PBRSUs shall be deemed to have been vested 20% on each of the first through fifth anniversaries of the grant date. If his employment is terminated by reason of his death, the PBRSUs shall be deemed to have been vested 20% on February 26, 2017, 40% on February 26, 2018 and 100% on February 26, 2019.

Executive Name	Death ($)		Disability ($)		Termination without Cause ($)		Termination without Cause After Change in Control ($)
Daniel Schwartz
Salary	—		—		215,385	(1)	215,385	(1)
Bonus	1,729,475	(2)	1,729,475	(2)	1,729,475	(2)	1,729,475	(2)
Option Valuation	41,138,001	(3)	35,029,281	(4)	35,029,281	(4)	55,518,897	(5)
Stock Units	1,791,806	(6)	1,791,806	(6)	1,458,546	(7)	5,312,664	(8)
Value of Benefits Continuation	—		—		4,673	(1)	4,673	(1)
Total	44,659,282		38,550,562		38,437,360		62,781,094
Joshua Kobza
Salary	—		—		115,385	(1)	115,385	(1)
Bonus	1,000,000	(2)	1,000,000	(2)	1,000,000	(2)	1,000,000	(2)
Option Valuation	23,056,433	(3)	16,724,697	(4)	16,724,697	(4)	27,428,033	(5)
Stock Units	5,330,074	(6)	5,330,074	(6)	673,175	(7)	24,967,432	(8)
Value of Benefits Continuation	—				1,170	(1)	1,170	(1)
Total	29,386,507		23,054,771		18,514,427		53,512,020
José Cil
Salary	—		—		392,308	(1)	392,308	(1)
Bonus	928,856	(2)	928,856	(2)	928,856	(2)	928,856	(2)
Option Valuation	18,948,676	(3)	14,511,689	(4)	14,511,689	(4)	23,651,680	(5)
Stock Units	1,104,771	(6)	1,104,771	(6)	897,567	(7)	3,279,939	(8)
Value of Benefits Continuation	—		—		11,228	(1)	11,228	(1)
Total	20,982,303		16,545,316		16,741,647		28,264,010
Alexandre Santoro
Salary	—		—		76,923	(1)	76,923	(1)
Bonus	563,389	(2)	563,389	(2)	563,389	(2)	563,389	(2)
Option Valuation	1,567,336	(3)	1,567,336	(4)	1,567,336	(4)	5,199,941	(5)
Stock Units	1,507,751	(6)	1,507,751	(6)	332,753	(7)	6,706,873	(8)
Value of Benefits Continuation	—		—		1,730	(1)	1,730	(1)
Total	3,638,476		3,638,476		2,542,131		12,548,856
Jill Granat
Salary	—		—		333,333	(1)	333,333	(1)
Bonus	569,697	(2)	569,697	(2)	569,697	(2)	569,697	(2)
Option Valuation	28,973,168	(3)	27,779,548	(4)	27,779,548	(4)	33,447,348	(5)
Stock Units	594,015	(6)	594,015	(6)	448,784	(7)	1,848,117	(8)
Value of Benefits Continuation	—		—		2,363	(1)	2,363	(1)
Total	30,136,880		28,943,260		29,133,725		36,200,858

(1)

Because the employment agreements with Messrs. Schwartz and Kobza and Ms. Granat provide that severance will be determined under the provisions of the policies relating to termination of employment applicable to employees at the executive’s grade level as in effect at the time of termination and because Messrs. Cil and Santoro do not have an employment agreement, these amounts are determined under the RBI Severance Plan. The severance payment for Mr. Schwartz is 14 weeks of base pay, the severance payment

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Executive Compensation

for Mr. Kobza is 10 weeks of base pay, the severance payment for Mr. Santoro is eight weeks of base pay, the severance payment for Mr. Cil is 34 weeks of base pay and the severance payment for Ms. Granat is eight months of base pay.
(2)	Based upon amounts actually paid under the 2017 Annual Bonus Program. In addition, pursuant to their employment agreements and our policy, we will make appropriate tax equalization payments on these non-equity incentive compensation amounts to the appropriate authority on behalf of Messrs. Schwartz and Kobza and Ms. Granat. These amounts are not included in the amounts shown.
(3)	In the case of termination for death, options granted in years prior to 2015 will vest in five equal installments and options granted in 2015 and thereafter will vest 20%, 40% and 100% on the first, second and third anniversaries of the grant date, respectively, as set forth in the applicable award agreements. Amounts reflect the intrinsic value of shares underlying options that would vest, calculated as the difference between $61.48, the closing price of a common shares as reported on the NYSE on December 29, 2017, and the exercise price of the options.
(4)	In the case of termination Without Cause or for Disability, options will vest in five equal installments as set forth in the applicable award agreements. Amounts reflect the intrinsic value of shares underlying options that would vest, calculated as the difference between $61.48, the closing price of a common share as reported on the NYSE on December 29, 2017, and the exercise price of the options.
(5)	In the case of termination Without Cause within twelve months after a Change in Control (as defined in the 2011 Omnibus Plan, 2012 Omnibus Plan and 2014 Omnibus Plan, as applicable), all outstanding options would vest. Amounts reflect the intrinsic value of shares underlying options that would vest, calculated as the difference between $61.48, the closing price of a common share as reported on the NYSE on December 29, 2017, and the exercise price of the options.
(6)	In the case of termination for death, Bonus Matching RSUs will vest 20%, 40% and 100% on the first, second and third anniversary of the grant, respectively, as set forth in the applicable award agreements. In the case of termination for Disability, Bonus Matching RSUs will vest in five equal installments as set forth in the applicable award agreements. Amounts reflect the fair market value of $61.48 per share, which is the closing price of a common share as reported on the NYSE on December 29, 2017.
(7)	In the case of termination Without Cause, Bonus Matching RSUs will vest 40%, 60%, 80% and 100% on the second, third, fourth and fifth anniversary of the grant, respectively, as set forth in the applicable award agreements. Amounts reflect the fair market value of $61.48 per share, which is the closing price of a common share as reported on the NYSE on December 29, 2017.
(8)	In the case of termination Without Cause within twelve months after a Change in Control (as defined in the 2014 Omnibus Plan), all outstanding Bonus Matching RSUs and PBRSUs would vest. In the case of the PBRSUs granted to Messrs. Kobza and Santoro, since the Change in Control is deemed to have occurred on December 31, 2017 (i.e., prior to the expiration of the three-year performance period), Messrs. Kobza and Santoro would receive a maximum of 358,429 shares and 81,931 shares (including the related dividend equivalent rights), respectively, based on target performance. Amounts reflect the fair market value of $61.48 per share, which is the closing price of a common share as reported on the NYSE on December 29, 2017.

Restaurant Brands International	2018 Proxy Statement | Page 53

Ceo Pay Ratio

CEO PAY RATIO

As of December 31, 2017, our employee population for pay ratio disclosure purposes consisted of approximately 4,692 individuals working in locations around the world. We excluded approximately 755 employees who were employed by PLK at the time of our March 27, 2017 acquisition of the company, but we included employees that were subsequently hired by PLK following the acquisition. We selected December 31, 2017, the last day of our fiscal year, as the determination date for identifying the median employee.

To identify the median employee, we calculated the amount of annual total cash compensation paid to all of our employees (other than our CEO). We calculated annual cash compensation using a reasonable estimate of the hours worked during 2017 for hourly employees and the actual salary paid for our salaried employees. We annualized pay for those who commenced work during 2017. We did not make any cost-of-living or other adjustments in identifying the median employee.

We calculated the 2017 total annual compensation of such employee in accordance with the requirements of the executive compensation rules for the Summary Compensation Table (Item 402(c)(2)(x) of Regulation S-K). Under this calculation, the median employee’s annual total compensation was $20,504.58.

Utilizing the same executive compensation rules, and consistent with the amount reported in the “Total” Column of our 2017 Summary Compensation Table in the Executive Compensation section above for our CEO, the annual total compensation of our CEO was $4,152,266. The resulting ratio of the annual total compensation of our CEO to the annual total compensation of the median employee was 202 to 1.

This pay ratio disclosure is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, to apply certain exclusions and to make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported.

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Proposal 2

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by SEC rules, we are asking shareholders to approve, on a non-binding advisory basis, the 2017 compensation to our named executive officers as described in the “Executive Compensation” section of this proxy statement beginning on page 45. Under the TSX rules this non-binding advisory approval of the 2017 compensation provided to named executive officers is optional. At the 2017 Meeting of Shareholders, our shareholders approved, on an advisory basis, the compensation of our named executive officers.

Shareholders are urged to read the CD&A section as well as the 2017 Summary Compensation Table and related compensation tables and narratives. We believe that compensation is an important tool to further our long-term goal of creating shareholder value. As such, our compensation philosophy is based on pay-for-performance and meritocratic principles, which incorporate our achievement of specific financial goals as well as achievement by employees of individual performance goals. As discussed in detail in the CD&A, our compensation programs are designed to support our business initiatives by:

›	rewarding superior financial and operational performance;

›	placing a significant portion of compensation at risk if performance goals are not achieved;

›	aligning the interests of the CEO and the CEO Direct Reports with those of our shareholders; and

›	enabling us to attract, retain and motivate top talent.

The Board is asking shareholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR the following resolution:

“RESOLVED, that the shareholders of Restaurant Brands International Inc. APPROVE, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in Restaurant Brands International Inc.’s Management Information Circular and Proxy Statement for the 2018 Annual and Special Meeting of Shareholders.”

This is a non-binding advisory vote. Our Board will consider our executive compensation to have been approved if the proposal receives more votes cast “For” than “Against”. While this vote is advisory and non-binding, our Board of Directors and Compensation Committee will review the voting results and consider shareholder concerns in their continuing evaluation of our compensation program.

Recommendation of the Board

The Board recommends a vote “FOR” adoption of the resolution approving the compensation of our named executive officers.

Restaurant Brands International	2018 Proxy Statement | Page 55

Proposal 3

PROPOSAL 3 – APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors is directly responsible for the appointment, negotiating and setting the compensation, retention and oversight of RBI’s independent registered public accounting firm. To execute this responsibility, the Audit Committee annually reviews KPMG’s qualifications, performance, independence and fees in making its decision whether to engage KPMG. The focus of the process is to select and retain the most qualified firm to perform the annual audit. During the review and selection process, the Audit Committee considers a number of factors, including:

•	Recent and historical audit performance, including the results of a management survey concerning KPMG’s service;

•	The relevant experience, expertise and capabilities of KPMG and the audit engagement team in relation to the nature and complexity of our business;

•	A review of the firm’s independence and internal quality controls;

•	Any legal or regulatory proceedings that raise concerns about KPMG’s qualifications or ability to continue to serve as our independent auditor, including reports, findings and recommendations of the Public Company Accounting Oversight Board (“PCAOB”);

•	The appropriateness of KPMG’s fees for audit and non-audit services; and

•	The length of time that KPMG has served as our independent auditor, the benefits of maintaining a long-term relationship and controls and policies for ensuring that KPMG remains independent.

The Audit Committee has selected, and the Board has ratified the selection of, KPMG to audit our consolidated financial statements and to serve until the close of the 2019 Annual Meeting of Shareholders. KPMG served as the independent auditor of BKW and its predecessors from 1989 until December 12, 2014 and provided to BKW and its predecessors other audit-related and non-audit services. Since December 12, 2014, KPMG has served as our independent auditor and has provided other audit-related and non-audit services to us as shown below. In accordance with SEC rules and KPMG policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit service to RBI. For lead and concurring review audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of RBI’s lead audit partner pursuant to this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full Audit Committee and with management.

The Audit Committee and the Board believe that the continued retention of KPMG as our independent registered public accounting firm is in the best interest of RBI and our shareholders, and we are asking our shareholders to vote on a proposal to appoint KPMG as our independent auditors to serve until the close of the 2019 Annual Meeting of Shareholders.

We expect one or more representatives of KPMG to be present at the Meeting. The representatives will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions from shareholders.

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Proposal 3

The following table presents fees for professional services rendered by KPMG for the audit of our annual financial statements for 2017 and 2016. In addition, the table presents fees billed for audit-related services, tax services (which includes tax compliance and tax consulting services) and all other services rendered by KPMG to RBI for 2017 and 2016.

	2017	2016
	($ in thousands)	($ in thousands)
Audit fees(1)	$6,333	$4,296
Audit-related fees(2)	288	242
Tax fees
Tax compliance fees(3)	1,859	2,624
Tax consulting fees(4)	5,089	2,408

Total tax fees	$6,948	$5,032
All other fees(5)	—	—

Total fees	$13,569	$9,570

(1)	Audit fees primarily consist of fees for the audit of the consolidated financial statements and the review of the interim condensed quarterly consolidated financial statements. This category also includes fees for statutory audits required by the tax authorities of various countries and accounting consultations, as well as for the preparation and review of documents relating to our debt offerings in 2017, including the preparation of comfort letters.
(2)	Audit-related fees are primarily the fees for financial statement audits of marketing funds and accounting consultations related to the evaluation of certain transactions.
(3)	Tax compliance fees primarily consist of fees for tax compliance services.
(4)	Tax consulting fees primarily consist of fees for tax planning and advice, including for the activities described above. Includes approximately $3.7 million in fees in connection with the acquisition of Popeyes and the Tax Cuts and Jobs Act of 2017.
(5)	All other fees are fees for services other than those in the above categories.

Pursuant to our written charter, our Audit Committee pre-approves all audit services and permitted non-audit services to be performed by our independent registered public accounting firm. Consistent with the policies and procedures of our written charter, our Audit Committee approved all of the services rendered in 2016 and 2017. The Audit Committee has adopted a pre-approval policy under which the Committee delegated to its chairman the authority to approve services of up to $500,000 per engagement, subject to approval and ratification by the full Committee at its next scheduled meeting.

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Proposal 3

AUDIT COMMITTEE REPORT

The Audit Committee oversees the accounting and financial reporting processes of RBI on behalf of the Board. Management has primary responsibility for RBI’s consolidated financial statements, financial reporting process and internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of RBI’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and evaluating the effectiveness of internal controls and issuing reports thereon. The Audit Committee’s responsibility is to select the independent auditors (subject to approval of the full Board) and monitor and oversee the accounting and financial reporting processes of RBI, including RBI’s internal control over financial reporting, and the audits of the consolidated financial statements of RBI.

During the course of 2017 and the first quarter of 2018, the Audit Committee regularly met and held discussions with management and KPMG, the independent registered public accounting firm. In the discussions related to RBI’s audited consolidated financial statements for fiscal 2017, management represented to the Audit Committee that such consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee reviewed and discussed with management and KPMG the audited consolidated financial statements, management’s annual report on internal control over financial reporting and the results of KPMG’s testing and the evaluation of RBI’s internal control over financial reporting.

In fulfilling its responsibilities, the Audit Committee discussed with KPMG those matters required to be discussed by the independent auditors with the Audit Committee under Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communications with Audit Committees), as modified or supplemented. In addition, the Audit Committee received from the independent auditors the written disclosures and the letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with KPMG the firm’s independence. In connection with this discussion, the Audit Committee also considered whether the provision of specific non-audit services by the independent auditor is compatible with maintaining its independence and believes that the services provided by KPMG for 2017 were compatible with, and did not impair, its independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our annual report on Form 10-K for fiscal year 2017 for filing with the SEC and on SEDAR and www.sedar.com.

This report has been furnished by the members of the Audit Committee:

Paul J. Fribourg, Chair

Martin E. Franklin

Thomas V. Milroy

April 17, 2018

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report and the Compensation Committee Report above shall not be incorporated by reference into this proxy statement.

Recommendation of the Board

The Board recommends a vote “FOR” the appointment of KPMG as our independent registered public accounting firm to serve until the close of the 2019 Annual Meeting of Shareholders.

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Proposal 4

PROPOSAL 4 – AMENDMENT TO 2014 OMNIBUS PLAN TO INCREASE THE NUMBER OF COMMON SHARES AVAILABLE FOR ISSUANCE BY 15,000,000 COMMON SHARES

Overview

Attracting, retaining and motivating specialized talent is critical to achieving our strategic and operating goals, including our goal to increase shareholder value. Equity-based and performance-based compensation issued pursuant to our 2014 Omnibus Plan are key components of our compensation package. We believe that the ability to grant these types of awards allows us to remain competitive in the marketplace and enables us to link executive compensation to performance as well as attract, retain and motivate high-caliber talent dedicated to our long-term growth and success.

Amendment to 2014 Omnibus Plan

At the Meeting, shareholders will be asked to approve an amendment to our 2014 Omnibus Plan. According to the terms of the 2014 Omnibus Plan, a maximum of 15,000,000 common shares, plus any common shares not used to settle awards issued under the legacy plans established by BKW and Tim Hortons Inc. prior to December 2014 and assumed by RBI in connection with the Transactions (the “Legacy Plans”), are available for issuance under the 2014 Omnibus Plan. The Board has approved, subject to shareholder approval, an amendment to increase the total number of common shares reserved for issuance under the 2014 Omnibus Plan by 15,000,000 common shares, representing approximately 6.02% of our common shares outstanding (3.21% on a fully exchanged basis) as of March 31, 2018. The existing plan maximum of 33,769,078 shares issuable under the 2014 Omnibus Plan represents approximately 13.56% of our common shares outstanding as of March 31, 2018 (7.23% on a fully exchanged basis), of which 18,769,078 shares, or 7.53% of the common shares outstanding as of March 31, 2018, relate to the Legacy Plans. If approved, the new plan maximum of 48,769,078 common shares issuable under the 2014 Omnibus Plan (of which 18,769,078 shares relate to the Legacy Plans) will represent approximately 19.58% of our common shares outstanding as of March 31, 2018 (10.45% on a fully exchanged basis).

The purpose of the additional share reserve is to ensure that a sufficient number of common shares remain available for issuance under the 2014 Omnibus Plan to enable us to continue our current practice of granting equity awards to eligible plan participants as a component of our compensation package. The long-term incentive program, consisting of options, Bonus Matching RSUs and PBRSUs, aligns the interests of eligible participants with shareholders by rewarding plan participants for increases in our share price.

We believe that the design of our 2014 Omnibus Plan reflects strong equity plan governance practices. The 2014 Omnibus Plan and the award agreements issued thereunder have a number of features intended to address shareholder concerns related to equity plans, including:

•	No evergreen provisions. Provides for a limited number of shares for grant and does not provide for any annual increase of available shares for future issuance.

•	No single-trigger change of control. Awards generally do not accelerate upon a change of control unless the acquiring company does not assume the awards, or if the awards are assumed and the acquiring company terminates the holder’s employment within 12 months following the consummation of the change in control.

•	Limits on dividend equivalents. Prohibits the payment of dividend equivalents with respect to any award until the underlying shares or units vest.

•	No discounted awards. Requires the exercise price of stock options and SARs to be not less than the fair market value of our common shares on the date of grant.

•	Clawback provision. Awards granted under the plan on or after January 1, 2017 are subject to recoupment pursuant to our clawback policy and applicable law.

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Proposal 4

If the proposed increase is not approved, the 2014 Omnibus Plan would have 1,534,461 common shares reserved for future equity grants (excluding any common shares not used to settle awards issued under Legacy Plans) and, once this remaining reserve is exhausted, we would no longer be permitted to grant equity awards under the 2014 Omnibus Plan. This would limit our ability to continue our current practice of granting equity awards to eligible plan participants as a component of our compensation program and would require us to provide an alternate form of long-term incentive compensation in order to remain competitive.

We are seeking shareholder approval of the amendment to the 2014 Omnibus Plan in order to comply with NYSE and TSX rules requiring shareholder approval of amendments to equity compensation plans. The amendment to the 2014 Omnibus Plan has been accepted for filing by the TSX subject to approval at the Meeting as contemplated herein. The amended 2014 Omnibus Plan will become effective only at the time of approval of the resolution at the Meeting.

The Board is asking shareholders to cast a vote indicating their approval of the amendment to the 2014 Omnibus Plan by voting FOR the following resolution:

“RESOLVED, that (i) the Restaurant Brands International Inc. Amended and Restated 2014 Omnibus Incentive Plan, including an increase in the total number of common shares reserved for issuance under the 2014 Omnibus Plan by 15,000,000 common shares creating a new maximum of 48,769,078 common shares reserved for issuance under the 2014 Omnibus Plan, as set forth in Appendix B to the management information and proxy statement of Restaurant Brands International Inc. dated April 27, 2018 be approved, and (ii) any one director or officer of Restaurant Brands International Inc. be and is hereby authorized to do such things and to sign, execute and deliver all documents that such directors and officers may, in his or her discretion, determine to be necessary in order to give full effect to the intent and purposes of this resolution.”

The full text of the 2014 Omnibus Plan as proposed to be amended is included as Appendix B to this proxy statement. A description of the 2014 Omnibus Plan may be found below under the heading “ – Summary of the 2014 Omnibus Plan.”

Summary of the 2014 Omnibus Incentive Plan

The following is a summary of the 2014 Omnibus Plan, as amended.

The purpose of the 2014 Omnibus Plan

The purpose of the 2014 Omnibus Plan is to attract, retain and reward those employees, directors and other individuals who are expected to contribute significantly to our success, to incentivize such individuals to perform at the highest level, to strengthen the mutuality of interests between such individuals and our shareholders and, in general, to further the best interests of RBI and our shareholders.

Types of awards

The 2014 Omnibus Plan provides for the grant of options, stock appreciation rights, restricted stock, restricted stock units, deferred stock, performance awards, other stock-based awards, cash-based awards and equity interests.

Plan administration

The 2014 Omnibus Plan is administered by the Compensation Committee or such other committee the Board designates to administer the plan. Subject to the terms of the 2014 Omnibus Plan and applicable law, and the rules of the TSX, the Compensation Committee (or its delegate) has the power and authority to, among other things, designate participants and determine the types of awards to be granted, number of shares to be covered and the terms and conditions of those awards. It also has the authority to interpret and administer the 2014 Omnibus Plan and any instrument or agreement relating to the 2014 Omnibus Plan and to make any other determination and take any other action that the Compensation Committee deems necessary or desirable for the administration of the 2014 Omnibus Plan. RBI does not provide financial assistance to facilitate the purchase of common shares or the exercise of stock options.

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Proposal 4

Shares available for awards

With respect to stock appreciation rights settled in shares, upon settlement, only the number of shares delivered to a participant will count against the aggregate and individual share limitations. If any options, shares of restricted stock, performance awards or other stock-based awards denominated in shares awarded under the 2014 Omnibus Plan to a participant are forfeited for any reason, the number of forfeited shares of restricted stock, performance awards or other stock-based awards denominated in shares will again be available for purposes of awards under the 2014 Omnibus Plan.

To the extent required by Section 162(m) for awards granted under the plan pursuant to a written binding contract in effect on November 2, 2017 to qualify as “performance-based compensation,” the following individual participant limitations will apply:

(i)	The maximum number of shares subject to any award for which the grant of such award is subject to the attainment of performance goals will be 2,000,000 shares per type of award provided that the maximum number of shares for all types of awards granted to any participant is 2,000,000 shares during any fiscal year. If a stock appreciation right is granted in tandem with an option, it will apply against the participant’s individual share limitations for both stock appreciation rights and options;

(ii)	There are no annual individual share limitations applicable to awards for which the grant, vesting or payment is not subject to the attainment of performance goals;

(iii)	The maximum number of shares subject to any performance award which may granted under the 2014 Omnibus Plan to any participant in any fiscal year is 2,000,000 shares; and

(iv)	The maximum value of a cash payment made under a performance award which may be granted to any participant in any fiscal year is $10,000,000.

Eligible participants

Any director, employee or consultant of RBI, its subsidiaries or any of its affiliates is eligible to participate in the 2014 Omnibus Plan. As of March 31, 2018, there were approximately 1,258 employees of RBI, its subsidiaries and affiliates, an indeterminate number of consultants and advisors and 11 non-employee directors of RBI who are eligible to participate in the 2014 Omnibus Plan. Eligibility for the grant of awards and actual participation in the 2014 Omnibus Plan will be determined by the Compensation Committee in its sole discretion.

Description of Awards

Options

Subject to the provisions of the 2014 Omnibus Plan, the Compensation Committee is permitted to grant stock options under the 2014 Omnibus Plan. The exercise price per share and terms of each option will be determined by the Compensation Committee. However, the exercise price may not be less than the fair market value of a share on the date that the option is granted. Under the 2014 Omnibus Plan, the fair market value of a share is equal to the last sales price of a common share reported on the TSX (for Canadian participants) or the NYSE (for all non-Canadian participants) on the trading day immediately prior to the grant date. An option will be exercisable only in accordance with the terms and conditions established by the Compensation Committee in the award agreement. The Compensation Committee fixes the vesting terms it deems appropriate when granting options. In addition, the Compensation Committee may, in its discretion, provide that an option may become vested and exercisable in whole or in part, in installments, cumulative or otherwise, for any period of time specified by the Compensation Committee and reflected in an award agreement. Under our current form of option award agreement, an optionee has 90 days to exercise his or her vested options after a voluntary termination or termination of employment by the employer without cause, and one year to exercise after retirement, death or disability. Any unvested options will be forfeited upon termination of employment for any reason. The maximum term of an option is ten years. The Compensation Committee fixes the term of each option, not to exceed ten years.

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Proposal 4

For Canadian participants, if the term of an option would otherwise expire during or within 10 business days of the expiration of a blackout period, the term of the option will be extended to the close of business of the tenth business day following the expiration of the blackout period.

Stock appreciation rights

Subject to the provisions of the 2014 Omnibus Plan, the Compensation Committee is permitted to grant stock appreciation rights (“SARs”) under the 2014 Omnibus Plan. SARs may be granted to participants either alone (“freestanding”) or in addition to other awards granted under the 2014 Omnibus Plan (“tandem”). Except under certain circumstances described in the 2014 Omnibus Plan, a freestanding SAR will not have a term of greater than ten years. In the case of any tandem SAR related to an option, the SAR will not be exercisable until the related option is exercisable and will terminate, and no longer be exercisable, upon the termination or exercise of the related option. Unless it is a substitute award, a freestanding SAR will not have a grant price less than the fair market value of the share on the date of grant.

Restricted stock and restricted stock units

Subject to the provisions of the 2014 Omnibus Plan, the Compensation Committee is permitted to grant awards of restricted stock and RSUs under the 2014 Omnibus Plan. Shares of restricted stock and RSUs will be subject to any restrictions that the Compensation Committee may impose, including any limitation on the right to vote a share of restricted stock or the right to receive any dividend or dividend equivalent. If deemed necessary, the Compensation Committee may require that, as a condition of any grant of restricted stock, the participant will deliver a signed stock power or other instruments of assignment, which would permit transfer to RBI of all or a portion of the shares subject to the RSU in the event that the award is forfeited.

Deferred stock

Under the 2014 Omnibus Plan, the Committee is permitted to grant deferred stock to participants, subject to the conditions that deferred stock will be settled upon expiration of the deferral period specified for an award by the Compensation Committee. In addition, deferred stock will be subject to any restrictions on transferability, risk of forfeiture and other restrictions that the Compensation Committee may impose and, the Compensation Committee, in its discretion, may award dividend equivalents with respect to awards of deferred stock.

Performance awards

The Compensation Committee may grant a performance award to a participant payable upon the attainment of specific performance goals. Performance awards granted pursuant to a written binding contract in effect on November 2, 2017 may have qualified as “performance-based compensation” under Section 162(m). If the performance award is payable in shares of restricted stock, then the shares will be transferable to the participant only upon attainment of the relevant performance goal.

Other awards

The Compensation Committee is authorized to grant to participants other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares or factors that may influence the value of shares. The Compensation Committee will determine the terms and conditions of such awards.

The Compensation Committee is also permitted to grant cash-based awards to participants. In its discretion, the Compensation Committee will determine the number of cash-based awards to grant to a participant, the duration of the period during which, and any conditions under which, the cash incentive awards will be eligible to vest or will be forfeited, and any other terms and conditions applicable.

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Proposal 4

Termination of employment

The Compensation Committee may provide, by rule or regulation or in any award agreement, or may determine in any individual case, the circumstances in which awards shall be exercised, vested, paid or forfeited in the event a participant ceases to provide services to RBI or any affiliate prior to the end of a performance period or exercise or settlement of such award.

Change in control

Unless otherwise provided in an award agreement, in the event of a change in control (as defined in the 2014 Omnibus Plan) a participant’s unvested award will be treated in accordance with one of the following methods as determined by the Compensation Committee:

(a)	awards, whether or not vested, will be continued, assumed or have new rights substituted as determined by the Compensation Committee;

(b)	the Compensation Committee, in its sole discretion, may provide for the purchase of any awards by RBI or an affiliate for an amount of cash equal to the excess of the change in control price of the shares covered by such awards, over the aggregate exercise price of such awards; or

(c)	if and to the extent that the approach chosen by the Compensation Committee results in an acceleration or potential acceleration of the exercise, vesting or settlement of an award, the Compensation Committee may impose such conditions upon the exercise, vesting or settlement of such award as it determines.

Term of the 2014 Omnibus Plan

No award will be granted under the 2014 Omnibus Plan after ten years from the original effective date for the Omnibus Plan. However, unless otherwise expressly provided in the 2014 Omnibus Plan or in an award agreement, any award granted may extend beyond such date, and the authority of the Compensation Committee to amend, alter, adjust, suspend, discontinue, or terminate the award, or to waive any conditions or rights under the award, and the authority of the Board to amend the 2014 Omnibus Plan, will extend beyond such date.

Assignability

Awards granted under the 2014 Omnibus Plan may not be sold, pledged or otherwise transferred, other than following the death of a participant by will or the laws of descent. A participant’s beneficiary or estate may exercise vested Options during the applicable exercise period following the death of the participant, subject to the same conditions that would have applied to exercise by the participant.

Amendment

The Board of RBI may amend, suspend or terminate the 2014 Omnibus Plan and any outstanding Awards granted under the 2014 Omnibus Plan, in whole or in part, at any time, provided that all material amendments to the 2014 Omnibus Plan require the prior approval of the shareholders and must comply with the rules of the TSX. Examples of the types of amendments that the Board is entitled to make without shareholder approval include, without limitation, the following: (i) ensuring continuing compliance with applicable law, the rules of the TSX or other applicable stock exchange rules and regulations or accounting or tax rules and regulations; (ii) minor changes of a “housekeeping” nature; (iii) changing the vesting provision of the 2014 Omnibus Plan or any Award, subject to certain limitations; (iv) waiving any conditions or rights under any award, subject to certain limitations, (v) changing the termination provisions of any award that does not entail an extension beyond the original expiration date thereof; (vi) adding a cashless exercise feature, payable in securities, where such feature provides for a full deduction of the number of underlying shares from the Plan reserve, and any amendment to a cashless exercise provision; (vii) adding a form of financial assistance and any amendment to a financial assistance provision which is adopted; (viii) changing the process by which a participant who wishes to exercise his or her award can do so; and (ix) delegating any and all of the powers of the Compensation Committee to administer the 2014 Omnibus Plan to officers of RBI.

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Proposal 4

No amendment to the 2014 Omnibus Plan requiring the approval of the shareholders of RBI under any applicable securities laws or requirements will become effective until such approval is obtained. In addition, the approval of the holders of a majority of the common shares present and voting in person or by proxy at a meeting of shareholders shall be required for, among other things, an increase in the maximum number of common shares that may be made the subject of awards under the 2014 Omnibus Plan, any adjustment (other than in connection with a stock dividend, recapitalization or other transaction where an adjustment is permitted or required under the 2014 Omnibus Plan), an amendment that reduces or would have the effect of reducing the exercise price of an option or SAR previously granted under the 2014 Omnibus Plan or an extension to the term or an outstanding option or SAR beyond the expiry date thereof. Furthermore, except as otherwise permitted under the 2014 Omnibus Plan, no change to an outstanding award that will adversely impair the rights of a participant may be made without the consent of the participant except to the extent that such change is required to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations.

Section 162(m)

Section 162(m) of the Code, as amended by the recently enacted Tax Cuts and Jobs Act of 2017, imposes a limit of $1,000,000 on the amount we may deduct in any one year for compensation paid to our Chief Executive Officer, Chief Financial Officer and up to three other executive officers who are among our five most highly compensated executive officers. Prior to amendment, compensation that qualified as performance-based compensation for purposes of Section 162(m) was not subject to this deductibility limit. Although the exception for performance-based compensation was recently repealed with respect to taxable years beginning after December 31, 2017, awards made pursuant to a written binding contract in effect on November 2, 2017 that is not modified in any material respect after that date remain eligible for this exception.

The rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. Furthermore, as a result of the 2017 tax legislation, less of our executive compensation will likely be tax deductible by us for U.S. tax purposes. Although the Compensation Committee considers the impact of Section 162(m) as well as other tax and accounting consequences when developing and implementing our executive compensation programs, the Compensation Committee retains the flexibility to design and administer programs that it considers to be in the best interests of RBI and its shareholders.

Sections 409A and 457A

Sections 409A and 457A of the Code impose restrictions on nonqualified deferred compensation. Failure to satisfy these rules will result in accelerated taxation, an additional tax to the holder of the amount equal to 20% of the deferred amount, and a possible interest charge. Stock options granted with an exercise price that is not less than the fair market value of the underlying shares on the date of grant will not give rise to “deferred compensation” for this purpose unless they involve additional deferral features. Stock options that will be awarded under the 2014 Omnibus Plan are intended to be eligible for this exception. In addition, it is intended that the provisions of the 2014 Omnibus Plan comply with Sections 409A and 457A of the Code, and all provisions of the 2014 Omnibus Plan will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under these rules.

Insider Participation Limit

The number of shares that may be issued under all of RBI’s security-based compensation plans to directors and senior officers of RBI or its subsidiaries, 10% shareholders of RBI, and affiliates of such persons may not exceed 10% of RBI’s issued and outstanding Common Shares at any time or within a one-year period.

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Proposal 4

U.S. Federal Income Tax Consequences

The United States federal income tax consequences of the issuance and/or exercise of option awards under the 2014 Omnibus Plan is as follows:

Incentive Stock Options

An incentive stock option results in no taxable income to the optionee or a deduction to RBI at the time it is granted or exercised. However, upon exercise, the excess of the fair market value of the shares acquired over the option exercise price is an item of adjustment in computing the alternative minimum taxable income of the optionee, if applicable. If the optionee holds the shares received as a result of an exercise of an incentive stock option for the later of two years from the date of the grant or one year from the date of exercise, then the gain realized on disposition of the shares is treated as a long-term capital gain. If the shares are disposed of during this period, however (i.e., a “disqualifying disposition”), then the optionee will include into income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the shares, upon exercise of the option over the option exercise price (or, if less, the excess of the amount realized upon disposition of the shares over the option exercise price). Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee. In the event of a disqualifying disposition, subject to the applicable provisions of the Code, RBI will be entitled to a deduction, in the year of such disposition, in an amount equal to the amount includible in the optionee’s income as compensation. The optionee’s tax basis in the shares acquired upon exercise of an incentive stock option is equal to the option price paid, plus any amount includible in his or her income as a result of a disqualifying disposition.

Non-Qualified Stock Options

A non-qualified stock option results in no taxable income to the optionee or deduction to RBI at the time it is granted. An optionee exercising a non-qualified stock option will, at that time, realize taxable compensation in the amount equal to the excess of the then fair market value of the shares over the option exercise price. Subject to the applicable provisions of the Code, RBI will be entitled to a deduction for federal income tax purposes in the year of exercise in an amount equal to the taxable compensation realized by the optionee. The optionee’s tax basis in shares received upon exercise is equal to the sum of the option exercise price plus the amount includible in his or her income as compensation upon exercise.

Any gain (or loss) upon subsequent disposition of the shares will be a long or short-term capital gain to the optionee (or loss), depending upon the holding period of the shares. If a non-qualified option is exercised by tendering previously owned shares in payment of the option price, then, instead of the treatment described above, the following will apply: a number of new shares equal to the number of previously owned shares tendered will be considered to have been received in a tax-free exchange; the optionee’s basis and holding period for such number of new shares will be equal to the basis and holding period of the previously owned shares exchanged. The optionee will have compensation income equal to the fair market value on the date of exercise of the number of new shares received in excess of such number of exchanged shares; the optionee’s basis in such excess shares will be equal to the amount of such compensation income, and the holding period in such shares will begin on the date of exercise.

The foregoing discussion is general in nature and is not intended to be a complete description of the federal income tax consequences of the 2014 Omnibus Plan. This discussion does not address the effects of Canadian or provincial tax consequences of the 2014 Omnibus Plan, nor the consequences of other federal taxes or taxes imposed under state, local or foreign tax laws. Participants in the 2014 Omnibus Plan are urged to consult a tax advisor as to the tax consequences of participation.

New Plan Benefits

The benefits that will be awarded or paid under the 2014 Omnibus Plan as proposed to be amended cannot currently be determined. Awards granted under the 2014 Omnibus Plan are within the discretion of the Compensation Committee, and the Compensation Committee has not determined future awards or who might receive them. As of March 29, 2018, the closing price of a common share of RBI on the NYSE was $56.92 and the closing price of a common share of RBI on the TSX was C$73.32.

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Proposal 4

Existing Plan Benefits

The following table summarizes the number of our common shares subject to options, restricted stock units and performance-based restricted stock units granted by RBI under the 2014 Omnibus Plan from December 2014 through March 31, 2018.

Name and Position	Options(1)	Restricted Stock Units (2)	Performance Based Restricted Stock Units(3)
Daniel S. Schwartz
Chief Executive Officer and Director	666,153	116,298	300,000
Joshua Kobza
Chief Technology and Development Officer	535,494	64,949	429,635
José Cil
President, Burger King	327,634	69,423	264,000
Alexandre Santoro
President, Popeyes	411,667	36,890	98,204
Jill M. Granat
General Counsel and Corporate Secretary	200,332	39,910	0
Executive Group	2,141,280	327,469	1,091,839
Non-Executive Director Group	93,721	105,125	0
Non-Executive Officer Employee Group	8,679,587	1,166,500	2,008,627

(1)	The options reported in this column include discretionary option awards granted to certain employees of RBI, including Messrs. Schwartz, Kobza, Cil, and Santoro and Ms. Granat, as well as matching options to employees who participated in the 2014 Bonus Swap Program. For more information regarding the discretionary option grants, see the CD&A section above under the heading “Discretionary Equity Grants”.
(2)	The restricted stock units (RSUs) reported in this column include RSUs granted to non-management directors who elected to defer their retainer and committee fees for 2014, 2015, 2016 and 2017 and to receive RSUs in lieu of cash and matching RSUs to employees who participated in the 2015, 2016 and 2017 Bonus Swap Programs. The number of shares reported in this row includes dividend equivalents in the form of additional RSUs. Dividend equivalents are accrued (in the form of additional units) on the RSUs during the vesting period and are subject to the same conditions as the underlying RSUs. For more information about the Bonus Matching RSUs issued in connection with these programs, see the CD&A section above under the heading “2017 Bonus Swap Program”.
(3)	The performance-based restricted stock units (PBRSUs) reported in this column include discretionary awards granted to certain employees of RBI, including Messrs. Schwartz, Kobza, Cil and Santoro. The number of shares reported in this row is based on maximum performance without considering the probable outcome of the performance target. The number of shares reported in this row also includes dividend equivalents in the form of additional PBRSUs. Dividend equivalents are accrued (in the form of additional units) on the PBRSUs during the vesting period and are subject to the same performance and other conditions as the underlying PBRSUs. The dividend equivalents are converted to shares if and after the underlying PBRSUs vest. For more information regarding these PBRSU grants, see the CD&A section above under the heading “Actions regarding 2018 Compensation – 2018 Discretionary Grants”.

Prior Plans and Equity Compensation Plan Information

Below is a summary description of each of the Legacy Plans.

2012 Omnibus Incentive Plan

The Restaurant Brands International Inc. Amended and Restated 2012 Omnibus Incentive Plan (the “2012 Omnibus Plan”) is based on the Burger King Worldwide, Inc. Amended and Restated 2012 Omnibus Plan as amended effective as of December 12, 2014 to reflect that RBI assumed all of the obligations of BKW for purposes of the 2012 Omnibus Plan and all outstanding award agreements thereunder. The terms of the 2012 Omnibus Plan are substantially equivalent to the 2014 Omnibus Plan described above. Effective as of December 12, 2014, the only outstanding awards under the 2012 Omnibus Plan were stock options and restricted stock units outstanding at the time of the closing of the Transactions. As of March 31, 2018, a maximum of 5,031,739 common shares were authorized and issuable under the 2012 Omnibus Plan.

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2012 Plan

The Restaurant Brands International Inc. 2012 Stock Incentive Plan (the “2012 Plan”) is based on the Tim Hortons Inc. 2012 Stock Incentive Plan as amended effective as of December 12, 2014 to reflect that RBI assumed all of the obligations of Tim Hortons Inc. for purposes of the 2012 Plan and all outstanding award agreements thereunder. Effective as of December 12, 2014, the only outstanding awards under the 2012 Plan were stock options and tandem stock appreciation rights which replaced stock options and tandem stock appreciation rights outstanding at the time of the closing of the Transactions. As of March 31, 2018, a maximum of 216,659 common shares are authorized and issuable under the 2012 Plan.

2006 Plan

The Restaurant Brands International Inc. 2006 Stock Incentive Plan (the “2006 Plan”) is based on the Tim Hortons Inc. 2006 Stock Incentive Plan as amended effective as of December 12, 2014 to reflect that RBI assumed all of the obligations of Tim Hortons, Inc. for purposes of the 2006 Plan and all outstanding award agreements thereunder. Effective as of December 12, 2014, the only outstanding awards under the 2006 Plan were stock options and tandem stock appreciation rights which replaced stock options and tandem stock appreciation rights outstanding at the time of the closing of the Transaction. As of March 31, 2018, a maximum of 9,172 common shares are authorized and issuable under the 2006 Plan.

2011 Omnibus Plan

The Restaurant Brands International Inc. 2011 Omnibus Incentive Plan (the “2011 Omnibus Plan”) is based on the Burger King Worldwide Holdings, Inc. 2011 Omnibus Plan. All stock options and restricted stock units under the 2011 Omnibus Plan outstanding on June 20, 2012 were assumed by BKW and converted into stock options to acquire common stock and restricted stock units of BKW and BKW assumed all of the obligations of Burger King Worldwide Holdings, Inc. under the 2011 Omnibus Plan. The 2011 Omnibus Plan was amended effective as of December 12, 2014 to reflect that RBI assumed all of the obligations of BKW for purposes of the 2011 Omnibus Plan and all outstanding award agreements thereunder. Effective as of December 12, 2014, the only outstanding awards under the 2011 Omnibus Plan were stock options and restricted stock units outstanding at the time of the closing of the Transactions. As of March 31, 2018, a maximum of 2,047,969 common shares are authorized and issuable under the 2011 Omnibus Plan.

As of December 12, 2014, the Legacy Plans were frozen, and all equity awards issued since the consummation of the Transactions have been issued under the 2014 Omnibus Plan. Pursuant to the 2014 Omnibus Plan, any common shares that are not used to settle awards issued under the Legacy Plans may be included in equity awards issued under the 2014 Omnibus Plan.

The total number of RBI common shares that can be issued from treasury under the Legacy Plans and the 2014 Omnibus Plan is as follows:

•	the 2011 Omnibus Plan pursuant to which 2,047,969 common shares are issuable, representing 0.8% of the issued and outstanding shares of RBI as of March 31, 2018 (0.4% on a fully exchanged basis, assuming that 100% of the outstanding Partnership exchangeable units are exchanged from RBI common shares);

•	the 2012 Omnibus Plan pursuant to which 5,031,739 common shares are issuable, representing 2.0% of the issued and outstanding shares of RBI as of March 31, 2018 (1.1% on a fully exchanged basis);

•	the 2006 Plan pursuant to which 9,172 common shares are issuable, representing 0.004% of the issued and outstanding shares of RBI as of March 31, 2018 (0.002% on a fully exchanged basis);

•	the 2012 Plan pursuant to which 216,659 common shares are issuable, representing 0.09% of the issued and outstanding shares of RBI as of March 31, 2018 (0.05% on a fully exchanged basis); and

•	the 2014 Omnibus Plan pursuant to which 12,935,944 common shares are issuable pursuant to awards currently outstanding and an additional 1,534,461 common shares reserved for future awards, together representing 5.2% of the issued and outstanding shares of RBI as of March 31, 2018 (2.8% on a fully exchanged basis).

Restaurant Brands International	2018 Proxy Statement | Page 67

Proposal 4

Accordingly, an aggregate of 21,775,944 common shares are currently issuable under all security-based compensation arrangements, representing 8.7% of the issued and outstanding shares of RBI as of March 31, 2018 (4.7% on a fully exchanged basis).

The total number of equity awards outstanding which will result in common shares being issued and the percentage of such common shares being issued and the percentage such common shares represent of RBI’s currently outstanding capital for the Legacy Plans and the 2014 Omnibus Plan are as follows:

•	the 2011 Omnibus Plan pursuant to which 24 option awards (with 1,921,567 options under grant) and 3 restricted stock unit awards (with 126,402 RSUs under grant) are outstanding, representing 0.77% and 0.05% of the issued and outstanding common shares of RBI as of March 31, 2018 (0.4% and 0.03% on a fully exchanged basis);

•	the 2012 Omnibus Plan pursuant to which 184 option awards (with 4,962,431 options under grant) and 10 restricted stock unit awards (with 69,308 RSUs under grant) are outstanding, representing 2.0% and 0.03% of the issued and outstanding common shares of RBI as of March 31, 2018 (1.1% and 0.01% on a fully exchanged basis);

•	the 2006 Plan pursuant to which 1 option award (with 9,172 options under grant) is outstanding, representing 0.004% of the issued and outstanding common shares of RBI as of March 31, 2018 (0.002% on a fully exchanged basis);

•	the 2012 Plan pursuant to which 8 option awards (with 216,659 options under grant) are outstanding, representing 0.1% of the issued and outstanding common shares of RBI as of March 31, 2018 (0.05% on a fully exchanged basis);

•	the 2014 Omnibus Plan pursuant to which 488 option awards (with 9,127,474 options under grant), 1,029 restricted stock unit awards (with 1,365,680 RSUs under grant) and 40 performance share awards (with 2,442,790 performance share units under grant) are outstanding, representing 3.7%, 0.55% and 0.9% of the issued and outstanding common shares of RBI as of March 31, 2018 (2.0%, 0.3% and 0.5% on a fully exchanged basis);

The following table presents information regarding equity awards outstanding under our compensation plans as of December 31, 2017 (amounts in thousands):

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Security Holders	20,071	25.15	4,074
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	20,071	25.15	4,074

The table below shows the burn rate we have experienced under the Equity Compensation Plans for the fiscal years ended December 31, 2015, 2016 and 2017 (amounts in thousands other than percentages):

	2015	2016	2017
Number of Securities Issued under the 2014 Omnibus Plan	5,345	4,403	3,059
Burn Rate(1)	1.2%	1.0%	0.7%

(1)	Our burn rates have been calculated using the new TSX prescribed methodology – calculated by dividing securities granted in the applicable fiscal year by the weighted average number of common shares outstanding over the applicable fiscal year.

Recommendation of the Board

The Board recommends a vote “FOR” adoption of the resolution approving the amendment to the 2014 Omnibus Plan.

Page 68 | 2018 Proxy Statement	Restaurant Brands International

Proposal 5

PROPOSAL 5 – SHAREHOLDER PROPOSAL TO ISSUE AN ANNUAL REPORT TO INVESTORS REGARDING SUPPLY CHAIN IMPACTS ON DEFORESTATION

RBI has been advised that two shareholders, the names and shareholders of which will be furnished promptly to any shareholder upon written or oral request to our Corporate Secretary at our executive offices, intend to submit the following proposal at the Meeting:

WHEREAS:

RBI utilizes beef, soy, palm oil, and pulp/paper in its business. These commodities are among the leading drivers of deforestation globally. RBI’s limited action on deforestation exposes the company to the significant business risks that deforestation may pose. These risks include supply chain unreliability, damage to its brand value, and failure to meeting shifting consumer and market expectations, according to a report by Chain Reaction Research.

Deforestation accounts for over 10% of global greenhouse gas emissions and contributes to biodiversity loss, soil erosion, disrupted rainfall patterns, community land conflicts and forced labor. Commercial agriculture accounted for over 70% of tropical deforestation between 2000 and 2012, half of which was illegal. Value chains that are illegally engaged in deforestation are vulnerable to interruption with new regulations and enforcement, to which companies must adapt.

Companies that have failed to mitigate the impacts of their supply chain face reputational damage. In recent years, major media outlets have reported on specific companies’ failure to adequately implement policies that address deforestation. This publicity, along with increased consumer awareness and concern about deforestation, poses a significant reputation risk.

Supporting Statement: Proponents believe meaningful indicators in such reports could include:

•	For key commodities that RBI sources such as soy, beef, and pulp/paper, the percentage that can be traced back to its source and the percentage verified via credible third parties as not contributing to the physical expansion into peatlands, HCV or HCS forests;

•	Tracking these figures against an anticipated timeframe for 100% sourcing consistent with those criteria; and

•	An assessment of reputational and operational risks facing RBI in relation to supply chain and operational impacts on deforestation.

RESOLVED:

Shareholders request that Restaurant Brands International Inc. (RBI) issue annual reports to investors, at reasonable expense and excluding proprietary information, providing quantitative metrics on supply chain impacts on deforestation, including progress on time bound goals for reducing such impacts.

RBI’s Response:

Our Board unanimously recommends that shareholders vote AGAINST this proposal.

As one of the world’s largest and fastest-growing quick service restaurant companies, we are committed to acting responsibly and holding ourselves accountable for doing business the right way.

We regularly report publicly on our sustainability efforts, policies and progress on our website at www.rbi.com in the “Responsibility” section. The information provided here includes our most recent 2016 Sustainability Report, supporting policies and our sustainability framework.

Restaurant Brands International	2018 Proxy Statement | Page 69

Proposal 5

As a company with global operations and a complex supply chain, we acknowledge that we have a role to play in eliminating deforestation within our industry and promoting sustainable forest management practices across commodities around the world. Because we only recently acquired the Popeyes brand, our focus has historically been on the Burger King and Tim Hortons brands. However, we intend to integrate the Popeyes brand into our sustainability efforts.

The following information provides details on our efforts in this regard and addresses many aspects of the shareholder proposal.

RBI’s Forest Commitment

At RBI, our goal is to eliminate deforestation within our global supply chain.

As part of our forest commitment, as shared in our 2016 Sustainability Report released last June, we are working with our supply chain partners towards the following by 2030 or sooner for priority commodities:

•	No deforestation of primary forests

•	No deforestation of areas of High Conservation Value

•	No development of High Carbon Stock forest areas

•	No development on peatlands

•	Respecting human rights as per our Vendor Code

•	The right of all impacted communities to provide or withhold free, prior and informed consent

•	Improving visibility to the origin of raw materials

Palm Oil

We are committed to sourcing palm oil from suppliers who can verify sustainable production by 2020. In 2016, 34% of the palm oil directly sourced by our Burger King and Tim Hortons brands was from RSPO-certified sources. GreenPalm certificates were purchased to support the production of sustainable palm oil for the remaining directly purchased volumes.

We are a member of the Roundtable for Sustainable Palm Oil (RSPO) and also require our palm oil suppliers to be members and to have a transition plan in place aligned to this commitment. As part of our membership and commitment to public reporting, we submit an Annual Communication on Progress to the RSPO. Based on our palm oil commitments and efforts, we scored 9 out of 9 on the World Wildlife Fund’s most recent Palm Oil Buyers Scorecard (2016).

Fiber-Based Packaging

We are committed to sourcing all fiber-based packaging from certified sustainable or recycled sources for the Burger King and Tim Hortons brands by 2020. As a demonstration of our progress towards this commitment, in 2016 the paperboard materials for paper cold cups, sandwich wraps and paperboard cartons for our Burger King brand in the U.S. were sourced from mills that were certified to standards that promote sustainable forest management.

Beef

We are members of multi-stakeholder roundtables that contribute to the advancement of beef sustainability, including the Global Roundtable for Sustainable Beef and the Canadian Roundtable for Sustainable Beef. As an example, we support the Canadian Roundtable for Sustainable Beef’s sustainability efforts related to their National Beef Sustainability Assessment & Strategy as well as their Certified Sustainable Beef Framework.

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Proposal 5

Voluntary Disclosure

In addition to the reports publicly available in the “Responsibility” section of www.rbi.com, we reported to the first questionnaire for CDP’s Supply Chain – Forest Program in 2017. As a founding member of this program, we are working towards an industry movement to benchmark four key forest commodities – cattle products, palm oil, timber products and soy. By asking our vendors to voluntarily disclose information on these commodities through their participation in the CDP survey, we are taking a meaningful step toward increasing transparency in our own supply chain and the broader business community.

Given RBI’s forest commitment, time bound goals, progress and communications, the Board recommends a vote against the shareholder resolution.

Restaurant Brands International	2018 Proxy Statement | Page 71

Security Ownership

SECURITY OWNERSHIP

This table shows ownership information for (i) any person or company known by our directors and executive officers to beneficially own, or control or direct, directly or indirectly, 5% or more of our common shares (ii) 5% or more of the Partnership exchangeable units (iii) each of our directors and nominees, (iv) each of the executive officers named in the Summary Compensation Table on page 45 and (v) all directors and executive officers as a group. This information is presented as of March 31, 2018. The percentage ownership under the columns entitled “Common Shares” and “Partnership Exchangeable Units” specifies the percentage of the applicable class represented by the number of common shares or Partnership exchangeable units so owned, controlled or directed and is based upon 249,101,633 common shares, and 217,679,492 Partnership exchangeable units outstanding as of the close of business on March 31, 2018. The percentage of “Total Voting Power” is calculated assuming that the holders of all of the Partnership exchangeable units properly provide voting instructions.

Under SEC rules, “beneficial ownership” for purposes of this table takes into account shares as to which the individual has or shares voting and/or investment power as well as shares that may be acquired within 60 days (such as by exercising vested stock options) and is different from beneficial ownership for purposes of Section 16 of the Exchange Act.

Except as indicated in the footnotes to this table, to the best of our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all common shares or Partnership exchangeable units shown as beneficially owned by them. Except as otherwise indicated, the address of each individual or entity named in this table is c/o Restaurant Brands International Inc., 226 Wyecroft Road, Oakville, Ontario, L6K 3X7, Canada.

Voting Securities Beneficially Owned

Name of Beneficial Owner	Common Shares (#)		% of Class of Common Shares	Partnership Exchangeable Units (#)		% of Class of Partnership Exchangeable Units	Total Shares Beneficially Owned (#)		Total Voting Power (%)
3G Funds(1)	—		—	201,096,563		92.4%	201,096,563		43.1%

FMR LLC(2)	13,773,271		5.5%	—		—	13,773,271		3.0%

Pershing Square Funds(3)	26,884,606		10.8%	—		—	26,884,606		5.8%

T. Rowe Price Associates Inc.(4)	13,080,735		5.3%	—		—	13,080,735		2.8%

Named Executive Officers, Directors and Nominees:

Alexandre Behring	322,870	(5)	*	—		—	322,870		†

Marc Caira	76,957	(6)	*	—		—	76,957		†

Martin E. Franklin	16,050	(7)	*	1,596,485		*	1,612,535	(8)	†

Paul J. Fribourg	658,199	(9)	*	—		—	658,199		†

Neil Golden	6,981	(10)	*	—		—	6,981		†

Ali G. Hedayat	37,592	(11)	*	—		—	37,592		†

Thomas V. Milroy	27,686	(12)	*	—		—	27,686		†

Carlos Alberto Sicupira	953,210	(13)	*	1,500,000	(14)	*	2,453,210		†

Cecilia Sicupira	2,592	(15)	*	10,450		*	13,042		†

Roberto Moses Thompson Motta	44,559	(16)	*	—		—	44,559		†

Alexandre Van Damme	5,440,663	(17)	2.2%	2,858,895	(18)	—	8,299,558		1.8%

Daniel S. Schwartz	1,447,875	(19)	*	137,996		*	1,585,871		†

José E. Cil	704,580	(20)	*	105,758		*	810,338		†

Jill M. Granat	323,892	(21)	*	52,965		*	376,857		†

Joshua Kobza	225,286		*	5,413		*	230,699		†

Alexandre Santoro	10,012		*	—		—	10,012		†

All executive officers and directors as a group (20 persons)	11,241,006	(22)	4.5%	6,426,229		3.0%	17,667,235		3.8%

Page 72 | 2018 Proxy Statement	Restaurant Brands International

Security Ownership

*	Represents beneficial ownership of less than one percent (1%) of the class of outstanding common shares or Partnership exchangeable units, as applicable.
†	Represents beneficial ownership of less than one percent (1%) of the combined voting power of the outstanding common shares and Partnership exchangeable units.
(1)	According to the Schedule 13D (Amendment No. 6) filed on November 17, 2017 by 3G Restaurant Brands Holdings General Partner Ltd., a Cayman Islands exempted company (“3G RBH GP”) and 3G Restaurant Brands Holdings LP, a Cayman Islands limited partnership (“3G RBH”, and together with 3G RBH GP, the “3G Funds”), the 3G Funds own an aggregate of 201,096,563 Partnership exchangeable units with voting rights in respect of the common shares on a one vote per unit basis. Each of the 3G Funds shares voting and investment power with respect to all 201,096,563 Partnership exchangeable units. The principal business address of the 3G Funds is c/o 3G Capital, Inc., 600 Third Avenue 37th Floor, New York, New York 10016.
(2)	According to the Schedule 13G (Amendment No. 2) filed on February 13, 2018 by FMR LLC (“FMR”), of the 13,773,271 common shares beneficially owned, FMR has (a) sole voting power with respect to 11,879,412 common shares, and (b) sole investment power with respect to all 13,773,271 common shares. Members of the Johnson family, including Abigail P. Johnson, director, chairman, and chief executive officer of FMR, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940 (the “Investment Company Act”), to form a controlling group with respect to FMR. The principal business address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(3)	According to a Schedule 13G (Amendment No. 3) filed on February 14, 2018 by Pershing Square Capital Management, L.P., a Delaware limited partnership (“Pershing Square”), PS Management GP, LLC, a Delaware limited liability company (“PS Management”), and William A. Ackman, a citizen of the United States of America. Pershing Square advises the accounts of Pershing Square, L.P., a Delaware limited partnership (“PS”), Pershing Square II, L.P., a Delaware limited partnership (“PS II”), Pershing Square Holdings, Ltd., a limited liability company incorporated in Guernsey (“PSH”), and Pershing Square International, Ltd., a Cayman Islands exempted company (“PS International” and collectively with PS, PS II and PSH, the “Pershing Square Funds”). PS Management serves as the general partner of Pershing Square. Mr. Ackman is the Chief Executive Officer of Pershing Square and the managing member of PS Management. Of the 26,884,606 common shares beneficially owned, each of Pershing Square, PS Management and Mr. Ackman shares voting and investment power with respect to 26,884,606 common shares and Mr. Ackman has sole voting and investment power with respect to 3,561,548 common shares. The principal business address of Pershing Square is 888 Seventh Avenue, 42nd Floor, New York, New York 10019.
(4)	According to the Schedule 13D filed on February 14, 2018 by T. Rowe Price Associates, Inc., a Maryland corporation (“Price Associates”) and investment adviser registered under the Investment Advisers Act of 1940, as amended, of the 13,080,735 common shared beneficially owned, Price Associates has (a) sole voting power with respect to 5,606,232 common shares, and (b) sole investment power with respect to all 13,080,735 common shares. According to the Schedule 13D, Price Associates does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. Not more than 5% of the class of the common shares is owned by any one client subject to the investment advice of Price Associates. The principal business address of Price Associates is 100 East Pratt Street, Baltimore, MD 21202.
(5)	This amount includes 110,765 RSUs that settle upon termination of board service and 212,105 common shares issuable pursuant to options that are exercisable within 60 days after March 31, 2018.
(6)	This amount includes 9,608 RSUs that settle upon termination of board service.
(7)	This amount represents RSUs that settle upon termination of board service.
(8)	Of this amount, 157,706 Partnership exchangeable units are held by RSMA, LLC (“RSMA”) and 277,310 Partnership exchangeable units are held by Mini-RSMA, LLC (“Mini-RSMA”). Mr. Franklin is the managing member of RSMA and Mini-RSMA and may be considered to have beneficial ownership of RSMA and Mini-RSMA’s interests. Mr. Franklin disclaims beneficial ownership of any shares held by these entities in which he does not have a pecuniary interest.
(9)	This amount includes (i) 55,313 RSUs that settle upon termination of board service, (ii) 106,050 common shares issuable pursuant to options that are exercisable within 60 days after March 31, 2018, and (iii) 384,024 common shares held by a corporation of which Mr. Fribourg is the Chairman and CEO. Mr. Fribourg disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.
(10)	This amount represents RSUs that settle upon termination of board service.
(11)	This amount includes 2,592 RSUs that settle upon termination of board service.
(12)	This amount includes 7,686 RSUs that settle upon termination of board service.
(13)	This amount includes (i) 56,663 RSUs that settle upon termination of board service, (ii) 106,050 common shares issuable pursuant to options that are exercisable within 60 days after March 31, 2018, (iii) 779,090 common shares held by CHL Investment Fund Ltd. (“CHL”), and (iv) 11,407 common shares held by LTS Trading Company LLC (“LTS”). Mr. Sicupira is an indirect beneficial owner of equity interests in CHL. Mr. Sicupira has shared voting control over the shares held by LTS as one of four managers, where majority consent of the managers is required. Mr. Sicupira disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.
(14)	These Partnership exchangeable units are held by CHL.
(15)	This amount represents RSUs that settle upon termination of board service.

Restaurant Brands International	2018 Proxy Statement | Page 73

Security Ownership

(16)	This amount includes (i) 11,152 RSUs that settle upon termination of board service, (ii) 22,000 shares held by Mr. Thompson Motta’s spouse, and (iii) 11,407 common shares held by LTS. Mr. Thompson Motta has shared voting control over the shares held by LTS as one of four managers, where majority consent of the managers is required. He has no pecuniary interest in the shares held by LTS.
(17)	This amount includes 21,443 RSUs that settle upon termination of board service and 5,419,230 common shares held by Societe Familiale d’Investissements (“SFI”). Mr. Van Damme is an indirect beneficial owner of equity interests in SFI. All of the common shares beneficially owned by SFI are pledged or held in a margin account. Mr. Van Damme disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.
(18)	These Partnership exchangeable units are held by SFI.
(19)	This amount includes 546,575 common shares issuable pursuant to options that are exercisable within 60 days after March 31, 2018.
(20)	This amount includes 187,808 common shares issuable pursuant to options that are exercisable within 60 days after March 31, 2018.
(21)	This amount includes 62,328 common shares issuable pursuant to options that are exercisable within 60 days after March 31, 2018.
(22)	Includes in the aggregate (i) 300,835 RSUs that settle upon the termination of board service by respective board members and (ii) 1,768,266 common shares issuable pursuant to options that are exercisable within 60 days after March 31, 2018.

Section 16(a) beneficial ownership reporting compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of the outstanding common shares to file with the SEC reports of their ownership and changes in their ownership of our common shares. Directors, executive officers and greater-than-ten percent shareholders are also required to furnish us with copies of all ownership reports they file with the SEC. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, all of our directors and executive officers complied with all Section 16(a) filing requirements, except that due to administrative oversight, a Form 4 was not timely filed for Mr. Cil to report the exercise of options and sale of a portion of the common shares received upon such exercise.

Page 74 | 2018 Proxy Statement	Restaurant Brands International

Other Matters

OTHER MATTERS

Shareholder Proposals for the 2019 Annual Meeting

RBI is subject to both the rules of the SEC under the Exchange Act and the provisions of the CBCA with respect to shareholder proposals. As indicated under the CBCA and in the rules of the SEC under the Exchange Act, simply submitting a shareholder proposal does not guarantee its inclusion in the proxy statement as compliance with applicable law is a prerequisite for inclusion.

A shareholder proposal submitted pursuant to the rules of the SEC under the Exchange Act for inclusion in the proxy statement distributed to shareholders prior to the 2019 Annual Meeting of Shareholders (other than in respect of the nomination of directors) must be received by us no later than December 28, 2018, and must comply with the requirements of Rule 14a-8 of the Exchange Act.

The CBCA permits certain eligible shareholders to submit shareholder proposals (including proposals in respect of director nominations) to RBI, which proposals may be included in RBI’s proxy materials. To be considered for inclusion in the proxy materials for the 2019 Annual Meeting, any such shareholder proposal under the CBCA must be received by us no later than January 27, 2019. Upon receipt of a proposal in compliance with the requirements of the CBCA and which has not been refused by RBI in accordance with the CBCA, RBI will set out such proposal in the proxy statement distributed to shareholders prior to the 2019 Annual Meeting.

Written requests for inclusion of a shareholder proposal pursuant to the rules of the SEC under the Exchange Act or pursuant to the CBCA should be addressed to: Restaurant Brands International Inc., 226 Wyecroft Road, Oakville, Ontario, L6K 3X7, Canada. The proposal should be sent to the attention of the Corporate Secretary.

Nominations for directors not made in accordance with the shareholder proposal requirements of the CBCA will be considered by RBI’s NCG Committee in accordance with the requirements of our bylaws. In accordance with our bylaws, shareholder nominations for candidates for election as directors must be delivered to the Corporate Secretary no earlier than February 7, 2019 and no later than March 9, 2019, provided that in the event that the 2019 Annual Meeting is held on a date that is not within 30 days before or after the first anniversary of the date of the 2018 Annual Meeting, notice must be delivered to the Corporate Secretary not later than the tenth day following the day on which the first public announcement of the date of the 2019 Annual Meeting is made.

A notice providing a director nomination must include, among other things, (i) the name, age, business and residential address, principal occupation or employment and country of residence of the person who the shareholder proposes to nominate, as well as the class or series and number of shares in our capital that person owns of record or beneficially or that person controls or directs and any other information regarding the nominee required to be disclosed in a proxy statement pursuant to applicable securities laws, and (ii) full particulars regarding any proxy, contract, agreement, arrangement, understanding or relationship pursuant to which the nominating shareholder has a right to vote or direct the voting of any shares of RBI and any other information regarding the nominating shareholder required to be disclosed in a proxy statement pursuant to applicable securities laws. Shareholders should refer to Section 9 of our bylaws for more details relating to the requirements for such notice.

Shareholders wishing to put forward a proposal or nominate a director for election should carefully review the relevant provisions of the Exchange Act, the CBCA and our bylaws. The chairman of the meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

List of Shareholders Entitled to Vote at the Meeting

The names of holders of record entitled to vote at the Meeting will be available at our corporate office prior to the Meeting.

Restaurant Brands International	2018 Proxy Statement | Page 75

Other Matters

Expenses Relating to this Proxy Solicitation

We will bear the cost of preparing, assembling and delivering the proxy material and of reimbursing brokers, nominees, fiduciaries and other custodians for out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of our stock. A few of our officers and employees may participate in the solicitation of proxies without additional compensation.

Communication with our Board

Shareholders and other parties interested in communicating directly with the Chairman of the Board or with the non-management directors may do so by writing to: Chairman of the Board, c/o Jill Granat, General Counsel and Corporate Secretary, Restaurant Brands International Inc., 226 Wyecroft Road, Oakville, Ontario, L6K 3X7, Canada. All communications should include the name, address, telephone number and email address (if any) of the person submitting the communication and indicate whether the person is a shareholder.

The Board has approved a process for handling correspondence received by RBI and addressed to the Chairman or to non-management members of the Board. Under that process, the General Counsel and Corporate Secretary reviews all such correspondence and maintains a log of and forwards copies of correspondence that, in the opinion of the General Counsel and Corporate Secretary, deals with the functions of the Board or committees thereof or that she otherwise determines requires their attention. The General Counsel and Corporate Secretary may screen frivolous or unlawful communications and commercial advertisements. Directors may review the log maintained by the General Counsel and Corporate Secretary at any time.

Available Information

We maintain an internet website at www.rbi.com. Copies of the committee charters of each of the Audit Committee, Compensation Committee, NCG Committee, Operations and Strategy Committee and Conflicts Committee, together with certain other corporate governance materials, including our Code of Business Ethics and Conduct for Non-Restaurant Employees, Code of Ethics for Executive Officers and Code of Conduct for Directors, can be found under the “Investors—Corporate Governance” section of our website at www.rbi.com, and such information is also available in print to any shareholder who requests it through our Corporate Secretary at the address below. Our internet website and information contained therein or incorporated therein is not intended to be incorporated in this proxy statement.

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of our annual report as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. Copies of these documents and this proxy statement may be obtained on SEDAR at www.sedar.com or free of charge, through the “Investors—Investor Information” section of our website at www.rbi.com. A request for such copies should be directed to Restaurant Brands International Inc., 226 Wyecroft Road, Oakville, Ontario, L6K 3X7, Canada, Attention: Corporate Secretary. A copy of any exhibit to the 2017 Form 10-K will be forwarded following receipt of a written request with respect thereto addressed to the Corporate Secretary. Financial information relating to RBI is included in the Audited Consolidated Financial Statements for the fiscal year ended December 31, 2017, and the Management’s Discussion & Analysis related thereto contained in RBI’s Annual Report on Form 10-K for the year ended December 31, 2017. Additional information relating to RBI may be found on SEDAR at www.sedar.com and on the SEC’s website at www.sec.gov.

U.S. Householding

Some brokers, banks or other intermediaries may be participating in the practice of “householding” our proxy materials. This means that only one copy of the proxy statement and the annual report or the Notice, as applicable, may have been sent to multiple shareholders in the same household. We will promptly deliver separate copies, or one copy (if you currently receive separate copies), of either the proxy materials or the Notice, as applicable, to you if you request them. You can notify us by sending a written request to Restaurant Brands

Page 76 | 2018 Proxy Statement	Restaurant Brands International

Other Matters

International Inc., 226 Wyecroft Road, Oakville, Ontario, L6K 3X7, Canada, or by contacting our Transfer Agent at (800) 564-6253 (toll free North America) or (514) 982-7555 (international direct dial).

Approval by Directors

The contents of this proxy statement and the delivery thereof to the shareholders have been approved by the Board of RBI.

By Order of the Board of Directors Jill Granat General Counsel & Corporate Secretary April 27, 2018

Restaurant Brands International	2018 Proxy Statement | Page 77

Appendix A

APPENDIX A

SUMMARY OF TERMS OF THE SECURITIES OF RBI AND PARTNERSHIP

The following summary addresses certain disclosure conditions to the exemptive relief that Restaurant Brands International Limited Partnership (“Partnership”) received from the Canadian securities regulatory authorities. This summary is not complete and is qualified in its entirety by the complete text of the Amended and Restated Limited Partnership Agreement, dated December 11, 2014, between RBI, 8997896 Canada Inc. and each person who is admitted as a Limited Partner in accordance with the terms of the agreement (the “partnership agreement”), the Voting Trust Agreement (the “voting trust agreement”), dated December 12, 2014, between RBI, the Partnership and Computershare Trust Company of Canada (the “trustee”), and RBI’s Articles of Incorporation, as amended, copies of which are available on SEDAR at www.sedar.com and at www.sec.gov.

The Partnership

Management: The General Partner

RBI is the sole general partner of Partnership (the “General Partner”) and manages all of Partnership’s operations and activities in accordance with the partnership agreement. Subject to the terms of the partnership agreement and the Ontario Limited Partnerships Act, the General Partner has the full and exclusive right, power and authority to manage, control, administer and operate the business and affairs and to make decisions regarding the undertaking and business of Partnership. The partnership agreement provides that, where the General Partner is granted discretion under the partnership agreement in managing Partnership’s operations and activities, the General Partner shall be entitled to consider only such interests and factors as it desires, including its own interests and shall have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of, or factors affecting, Partnership, and will not be subject to any other standards imposed by the partnership agreement, any other agreement, the Ontario Limited Partnerships Act or any other law. Despite the foregoing, the General Partner will only be able to take certain actions (as set forth in the partnership agreement) if the same are approved, consented to or directed by the Conflicts Committee.

Capital Structure of Partnership

The capital of Partnership consists of three classes of units: the common units, the preferred units and the Partnership exchangeable units. The interest of General Partner is represented by common units and preferred units. The interests of the limited partners are represented by the Partnership exchangeable units.

The Partnership Exchangeable Units

Summary of Economic and Voting Rights

The Partnership exchangeable units are intended to provide economic rights that are substantially equivalent, and voting rights with respect to RBI that are equivalent, to the corresponding rights afforded to holders of our common shares. Under the terms of the partnership agreement, the rights, privileges, restrictions and conditions attaching to the Partnership exchangeable units include the following:

›	The Partnership exchangeable units are exchangeable at any time, at the option of the holder (the “exchange right”), on a one-for-one basis for common shares of RBI (the “exchanged shares”), subject to our right as the general partner (subject to the approval of the Conflicts Committee in certain circumstances) to determine to settle any such exchange for a cash payment in lieu of our common shares. If we elect to make a cash payment in lieu of issuing common shares, the amount of the cash payment will be the weighted average trading price of the common shares on the NYSE for the 20 consecutive trading days ending on the last business day prior to the exchange date (the “exchangeable units cash amount”). Written notice of the determination of the form of consideration shall be given to the holder of the Partnership exchangeable units exercising the exchange right no later than ten business days prior to the exchange date.

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›	If a dividend or distribution has been declared and is payable in respect of a RBI common share, Partnership will make a distribution in respect of each Partnership exchangeable unit in an amount equal to the dividend or distribution in respect of a common share. The record date and payment date for distributions on the Partnership exchangeable units will be the same as the relevant record date and payment date for the dividends or distributions on our common shares.

›	If we issue any common shares in the form of a dividend or distribution on the RBI common shares, Partnership will issue to each holder of Partnership exchangeable units, in respect of each exchangeable unit held by such holder, a number of Partnership exchangeable units equal to the number of common shares issued in respect of each common share.

›	If we issue or distribute rights, options or warrants or other securities or assets of RBI to all or substantially all of the holders of our common shares, Partnership is required to make a corresponding distribution to holders of the Partnership exchangeable units.

›	No subdivision or combination of our outstanding common shares is permitted unless a corresponding subdivision or combination of Partnership exchangeable units is made.

›	We and our board of directors are prohibited from proposing or recommending an offer for our common shares or for the Partnership exchangeable units unless the holders of the Partnership exchangeable units and the holders of RBI common shares are entitled to participate to the same extent and on equitably equivalent basis.

›	Upon a dissolution and liquidation of Partnership, if Partnership exchangeable units remain outstanding and have not been exchanged for our common shares, then the distribution of the assets of Partnership between holders of our common shares and holders of Partnership exchangeable units will be made on a pro rata basis based on the numbers of common shares and Partnership exchangeable units outstanding. Assets distributable to holders of Partnership exchangeable units will be distributed directly to such holders. Assets distributable in respect of our common shares will be distributed to us. Prior to this pro rata distribution, Partnership is required to pay to us sufficient amounts to fund our expenses or other obligations (to the extent related to our role as the general partner or our business and affairs that are conducted through Partnership or its subsidiaries) to ensure that any property and cash distributed to us in respect of the RBI common shares will be available for distribution to holders of RBI common shares in an amount per share equal to distributions in respect of each Partnership exchangeable unit. The terms of the Partnership exchangeable units do not provide for an automatic exchange of Partnership exchangeable units into RBI common shares upon a dissolution or liquidation of Partnership or RBI.

›	Approval of holders of the Partnership exchangeable units is required for an action (such as an amendment to the Partnership agreement) that would affect the economic rights of an exchangeable unit relative to a RBI common share.

›	The holders of Partnership exchangeable units are indirectly entitled to vote in respect of matters on which holders of our common shares are entitled to vote, including in respect of the election of our directors, through a special voting share of RBI. The special voting share is held by a trustee, entitling the trustee to that number of votes on matters on which holders of RBI common shares are entitled to vote equal to the number of Partnership exchangeable units outstanding. The trustee is required to cast such votes in accordance with voting instructions provided by holders of Partnership exchangeable units. The trustee will exercise each vote attached to the special voting share only as directed by the relevant holder of Partnership exchangeable units and, in the absence of instructions from a holder of an exchangeable unit as to voting, will not exercise those votes. Except as otherwise required by the partnership agreement, voting trust agreement or applicable law, the holders of the Partnership exchangeable units are not directly entitled to receive notice of or to attend any meeting of the unitholders of Partnership or to vote at any such meeting.

A more detailed description of certain economic, voting and other rights, privileges, restrictions and conditions attaching to the Partnership exchangeable units follows below. For more details, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC.

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Appendix A

Voting Rights of Holders of Partnership Exchangeable Units and Statutory Rights with Respect to RBI

Voting Rights with Respect to RBI

Under the voting trust agreement, RBI has issued one special voting share to the trustee for the benefit of the holders of Partnership exchangeable units (other than RBI and its subsidiaries). The special voting share has the number of votes, which may be cast by the trustee at any meeting at which the holders of RBI common shares are entitled to vote or in respect of any written consent sought by RBI from holders of RBI common shares, equal to the then outstanding number of Partnership exchangeable units (other than Partnership exchangeable units held by RBI and its subsidiaries). Each holder of a Partnership exchangeable unit (other than RBI and its subsidiaries) on the record date for any meeting or shareholder consent at which holders of RBI common shares are entitled to vote is entitled to instruct the trustee to exercise the votes attached to the special voting share for each Partnership exchangeable unit held by the exchangeable unitholder. The trustee will exercise each vote attached to the special voting share only as directed by the relevant holder of Partnership exchangeable units and, in the absence of instructions from a holder of a Partnership exchangeable unit as to voting, will not exercise those votes. A holder of Partnership exchangeable units may, upon instructing the trustee, obtain a proxy from the trustee entitling such holder to vote directly at the meeting the votes attached to the special voting share to which the holder of Partnership exchangeable units is entitled.

Notwithstanding the foregoing, in the event that under applicable law any matter requires the approval of the holder of record or the special voting share, voting separately as a class, the trustee will, in respect of such vote, exercise all voting rights: (i) in favor of the relevant matter where the result of the vote of the RBI common shares and the special voting share, voting together as a single class on such matter, was the approval of such matter; and (ii) against the relevant matter where the result of such combined vote was against the relevant matter, provided that in the event of a vote on a proposal to amend the articles of RBI to: (x) effect an exchange, reclassification or cancellation of the special voting share, or (y) add, change or remove the rights, privileges, restrictions or conditions attached to the special voting share, in either case, where the special voting share is permitted or required by applicable law to vote separately as a single class, the trustee will exercise all voting rights for or against such proposed amendment based on whether it has been instructed to cast a majority of the votes for or against such proposed amendment.

The voting trust agreement provides that the trustee will mail or cause to be mailed (or otherwise communicate) to the holders of Partnership exchangeable units the notice of each meeting at which the holders of RBI common shares are entitled to vote, together with the related materials and a statement as to the manner in which the holder may instruct the trustee to exercise the votes attaching to the special voting share, on the same day as RBI mails (or otherwise communicates) the notice and materials to the holders of RBI common shares.

Statutory Rights with Respect to RBI

Wherever and to the extent that the CBCA confers a prescribed statutory right on a holder of voting shares, RBI has agreed that the holders of Partnership exchangeable units (other than RBI and its subsidiaries) are entitled to the benefit of such statutory rights through the trustee, as the holder of record of the special voting share. The prescribed statutory rights set out in the voting trust agreement include rights provided for in sections 21, 103(5), 137, 138(4), 143, 144, 175, 211, 214, 229, 239 and 241 of the CBCA. Upon the written request of a holder of Partnership exchangeable units delivered to the trustee, provided that certain conditions are satisfied, RBI and the trustee will cooperate to facilitate the exercise of such statutory rights on behalf of such holder so entitled to instruct the trustee as to the exercise thereof, such exercise of the statutory right to be treated, to the maximum extent possible, on the basis that such holder was the registered owner of the RBI common shares receivable upon the exchange of the Partnership exchangeable units owned of record by such holder.

Offers for Units or Shares

The partnership agreement contains provisions to the effect that if a take-over bid is made for all of the outstanding Partnership exchangeable units and not less than 90% of the Partnership exchangeable units (other than units of Partnership held at the date of the take-over bid by or on behalf of the offeror or its affiliates or

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Appendix A

associates) are taken up and paid for by the offeror, the offeror will be entitled to acquire the Partnership exchangeable units held by unitholders who did not accept the offer on the terms offered by the offeror. The partnership agreement further provides that for so long as Partnership exchangeable units remain outstanding, (i) RBI will not propose or recommend a formal bid for RBI’s common shares, and no such bid will be effected with the consent or approval of RBI’s board of directors, unless holders of Partnership exchangeable units are entitled to participate in the bid to the same extent and on an equitably equivalent basis as the holders of RBI’s common shares, and (ii) RBI will not propose or recommend a formal bid for Partnership exchangeable units, and no such bid will be effected with the consent or approval of RBI’s board of directors, unless holders of RBI’s common shares are entitled to participate in the bid to the same extent and on an equitably equivalent basis as the holders of Partnership exchangeable units. Canadian securities regulatory authorities may intervene in the public interest (either on application by an interested party or by staff of a Canadian securities regulatory authority) to prevent an offer to holders of common shares of RBI or Partnership exchangeable units being made or completed where such offer is abusive of the holders of one of those security classes that are not subject to that offer.

Description of RBI Share Capital

The authorized share capital of RBI consists of (i) an unlimited number of RBI common shares, (ii) one special voting share, and (iii) 68,530,939 RBI preferred shares, each of which was redeemed for cancellation and may not be reissued. The following is a summary of the material rights, privileges, restrictions and conditions that attach to RBI’s common shares and special voting share.

RBI Common Shares

Notice of Meeting and Voting Rights

Except as otherwise provided by law, the holders of RBI common shares are entitled to receive notice of and to attend all meetings of the shareholders of RBI and will vote together as a single class with the RBI preferred shares and the special voting share. The holders of RBI common shares are entitled to one vote per RBI common share.

Dividend and Liquidation Entitlements

The holders of RBI common shares are entitled to receive dividends, as and when declared by the board of directors of RBI, in such amounts and in such form as the board of directors of RBI may from time to time determine, subject to the preferential rights of the RBI preferred shares and any other shares ranking prior to the RBI common shares. All dividends declared on the RBI common shares will be declared and paid in equal amounts per share. No dividends will be declared or paid on the RBI common shares except as permitted by the terms of the RBI preferred shares.

In the event of the dissolution, liquidation or winding-up of RBI, the holders of RBI common shares shall be entitled to receive the remaining property and assets of RBI after satisfaction of all liabilities and obligations to creditors of RBI, after satisfaction of the RBI preferred share liquidation preference and subject to the preferential rights of any other shares ranking prior to the RBI common shares.

Special Voting Share

Notice of Meeting and Voting Rights

Except as otherwise provided by law, the special voting share shall entitle the holder thereof to vote on all matters submitted to a vote of the holders of RBI common shares at any shareholders meeting of RBI and to exercise the right to consent to any matter for which the written consent of the holders of RBI common shares is sought, and will, with respect to any shareholders meeting or written consent, vote together as a single class with the RBI common shares. The holder of the special voting share shall not be entitled to vote separately as a class on a proposal to amend the articles of amendment of RBI to: (i) increase or decrease the maximum number of special voting shares that RBI is authorized to issue, or increase any maximum number of authorized shares of a class

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having rights or privileges equal or superior to the special voting share; or (ii) create a new class of shares equal or superior to the special voting share. The holder of the special voting share shall be entitled to attend all shareholder meetings of RBI which the holders of RBI common shares are entitled to attend, and shall be entitled to receive copies of all notices and other materials sent by RBI to its holders of RBI common shares relating to such meetings and any consents sought from the holders of common shares.

The holder of the special voting share is entitled to that number of votes equal to the number of votes which would attach to the RBI common shares receivable by the holders of Partnership exchangeable units upon the exchange of all Partnership exchangeable units outstanding from time to time (other than the Partnership exchangeable units held by RBI and its subsidiaries), determined as of the record date for the determination of shareholders entitled to vote on the applicable matter or, if no record date is established, the date such vote is taken. See “The Partnership Exchangeable Units – Voting Rights of Holders of Partnership Exchangeable Units and Statutory Rights With Respect to RBI” above.

Dividend and Liquidation Entitlements

The holder of the special voting share is not entitled to receive dividends and has no entitlements with respect to the property or assets of RBI in the event of the dissolution, liquidation or winding-up of RBI.

Redemption Right

At such time as there are no Partnership exchangeable units outstanding, the special voting share shall automatically be redeemed and cancelled for $1 to be paid to the holder thereof.

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Appendix B

APPENDIX B

RESTAURANT BRANDS INTERNATIONAL INC.

2014 OMNIBUS INCENTIVE PLAN

Amended and Restated June 7, 2018

Section 1. Purpose. The purpose of the Restaurant Brands International Inc. 2014 Omnibus Incentive Plan is to attract, retain and reward those employees, directors and other individuals who are expected to contribute significantly to the success of the Company and its Affiliates, to incentivize such individuals to perform at the highest level, to strengthen the mutuality of interests between such individuals and the Company’s stockholders and, in general, to further the best interests of the Company and its shareholders.

Section 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

“Act” shall mean the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“Affiliate” shall mean: (i) any entity that, directly or indirectly, controls (as well as is controlled by or under common or joint control with) the Company; or (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee; provided that, unless otherwise determined by the Committee, the Shares subject to any Options or SAR that are granted to a service provider of an Affiliate constitutes “service recipient stock” for purposes of Section 409A of the Code or otherwise does not subject the Award to the excise tax under Section 409A of the Code.

“Award” shall mean any Option, Stock Appreciation Right, award of Restricted Stock, Restricted Stock Unit, Deferred Stock, annual or long-term Performance Award, Other Stock-Based Award or Cash-Based Award granted under the Plan, which may be denominated or settled in Shares, cash, equity interests in any entity with respect to which the Company holds, directly or indirectly, a controlling interest, whether such entity is a corporation, partnership or other entity, or in such other forms as provided for herein. All Awards shall be granted by an Award Agreement.

“Award Agreement” shall mean the agreement (whether in written or electronic form) or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

“Beneficiary” shall mean a person or persons entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant’s death. If no such person is named by a Participant, such individual’s Beneficiary shall be the individual’s estate.

“Blackout Period” means a period when the Participant is prohibited from trading in the Company’s securities pursuant to securities regulatory requirements or the Company’s insider trading policy or other applicable policy or requirement of the Company.

“Board” shall mean the board of directors of the Company.

“Cash-Based Award” means an Award granted pursuant to Section 11 of the Plan and payable in cash at such time or times and subject to such terms and conditions as determined by the Committee in its sole discretion.

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Appendix B

“Change in Control” shall mean the occurrence of:

(i) any “person” (as defined in Section 13(d) of the Act) (other than the Company, its Affiliates or an employee benefit plan or trust maintained by the Company or its affiliates, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Shares of the Company) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of more than 50% of the combined voting power of the Company’s then outstanding securities (excluding any “person” who becomes such a beneficial owner (x) in connection with a transaction described in clause (A) of paragraph (ii) below or (y) in connection with a distribution to them in their capacity as a member or partner (whether general or limited partners) in 3G Special Situations Fund II, L.P., a limited partnership formed under the laws of the Cayman Islands (“3G”));

(ii) the consummation of (A) a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or any parent thereof) more than 20% of the combined voting power or the total fair market value of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in paragraph (i) of this definition) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or

(iii) a complete liquidation or dissolution of the Company or the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; other than such liquidation, sale or disposition to a person or persons who beneficially own, directly or indirectly, more than 20% of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

Notwithstanding the foregoing, with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of payment of such Award unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Any reference to any section of the Code shall also be a reference to any successor provision and any treasury regulation promulgated thereunder.

“Committee” shall mean the Compensation Committee of the Board or such other committee as may be designated by the Board. If the Board does not designate the Committee, references herein to the “Committee” shall refer to the Board.

“Company” shall mean Restaurant Brands International Inc.

“Consultant” means a person or corporation engaged by the Company to provide services for an initial, renewable or extended period of 12 months or more.

“Covered Employee” means an individual who is (i) a “covered employee” within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto and (ii) any individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected to be a “covered employee” with respect to the taxable year of the Company in which any applicable Award will be paid.

“Deferred Stock” shall mean a right to receive Shares or other Awards or a combination thereof at the end of a specified deferral period, granted under Section 9.

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“Dividend Equivalent” means a right, granted to a Participant under the plan, to receive cash, shares, other Awards or other property equal in value to dividends paid with respect to Shares.

“Effective Date” shall mean the “Closing Date” as defined in the Arrangement Agreement dated August 26, 2014 among the Company, Burger King Worldwide, Inc. and Tim Hortons Inc.

“Fair Market Value” means, for purposes of the Plan, unless otherwise required by any applicable provision of the Code, any regulations issued thereunder or other applicable law, as of any date and except as provided below, the last sales price reported for the Shares on the applicable date: (i) as reported on the TSX, in the case of a Canadian Participant; or (ii) the NYSE in the case of a U.S. Participant or other Participant who is not a Canadian Participant; or (iii) if the Shares are not traded, listed or otherwise reported or quoted, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate taking into account the requirements of Section 409A of the Code and any other applicable law. For purposes of the grant of any Award, the applicable date shall be the trading day immediately prior to the date on which the Award is granted. For purposes of the exercise of any Award, the applicable date shall be the date a notice of exercise is received by the Committee or its designee, as applicable, or, if not a day on which the applicable market is open, the next day that it is open.

“Incentive Stock Option” shall mean an option representing the right to purchase Shares from the Company, granted under and in accordance with the terms of Section 6, that is intended to be and is designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

“NYSE” means the New York Stock Exchange.

“Non-Qualified Stock Option” shall mean an option representing the right to purchase Shares from the Company, granted under and in accordance with the terms of Section 6, that is not an Incentive Stock Option.

“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

“Other Stock-Based Award” means an Award granted pursuant to Section 11 of the Plan.

“Participant” shall mean the recipient of an Award granted under the Plan.

“Performance Award” means an Award granted pursuant to Section 10 of the Plan.

“Performance Goals” means goals established by the Committee as contingencies for Awards to vest and/or become exercisable or distributable based on one or more of the performance goals set forth in Exhibit A hereto.

“Performance Period” means the period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any Performance Goals specified by the Committee with respect to such Award are measured or must be satisfied.

“Plan” shall mean the Restaurant Brands International Inc. 2014 Omnibus Incentive Plan, as the same may be amended from time to time.

“Prior Plan Award” shall mean a grant of a restricted stock unit, an option or other stock based award granted under a Prior Plan.

“Prior Plans” shall mean the Company’s 2006 Stock Incentive Plan, the Company’s 2012 Stock Incentive Plan, the Company’s 2011 Omnibus Incentive Plan, and the Company’s Amended and Restated 2012 Omnibus Incentive Plan, each as amended effective as of the Effective Date.

“Restricted Stock” shall mean any Share granted under Section 8.

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“Restricted Stock Unit” shall mean a contractual right granted under Section 8 that is denominated in Shares. Each Restricted Stock Unit represents a right to receive one Share or the value of one Share upon the terms and conditions set forth in the Plan and the applicable Award Agreement.

“Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Act as then in effect or any successor provision.

“SAR” or “Stock Appreciation Right” shall mean any right granted to a Participant pursuant to Section 7 to receive, upon exercise by the Participant, the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the right on the date of grant, or if granted in connection with an outstanding Option on the date of grant of the related Option, as specified by the Committee in its sole discretion, which, except in the case of Substitute Awards or in connection with an adjustment provided in Section 5(c), shall not be less than the Fair Market Value of one Share on such date of grant of the right or the related Option, as the case may be.

“Securities Act” means the Securities Act of 1933, as amended and all rules and regulations promulgated thereunder. Reference to a specific section of the Securities Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“Service” shall mean the active performance of services for the Company or an Affiliate by a person who is an employee or director of the Company or an Affiliate. Notwithstanding the foregoing, with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a termination of “Service” under the Plan for purposes of payment of such Award unless such event is also a “separation from service” within the meaning of Section 409A of the Code.

“Shares” shall mean shares of the common stock of the Company.

“Subsidiary” shall mean any corporation of which stock representing at least 50% of the ordinary voting power is owned, directly or indirectly, by the Company.

“Substitute Awards” shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

“Transfer” means: (a) when used as a noun, any direct or indirect transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition (including the issuance of equity in any entity), whether for value or no value and whether voluntary or involuntary (including by operation of law), and (b) when used as a verb, to directly or indirectly transfer, sell, assign, pledge, encumber, charge, hypothecate or otherwise dispose of (including the issuance of equity in any entity) whether for value or for no value and whether voluntarily or involuntarily (including by operation of law). “Transferred” and “Transferable” shall have a correlative meaning.

“TSX” means the Toronto Stock Exchange.

Section 3. Eligibility.

(a) Any employee, director, Consultant or other advisor of, or any other individual who provides services to, the Company or any Affiliate, shall be eligible to be selected to receive an Award under the Plan. Notwithstanding the foregoing, only eligible employees of the Company, its subsidiaries and its parent (as determined in accordance with Section 422(b) of the Code) are eligible to be granted Incentive Stock Options under the Plan. Eligibility for the grant of Awards and actual participation in the Plan shall be determined by the Committee in its sole discretion.

(b) An individual who has agreed to accept employment by the Company or an Affiliate shall be deemed to be eligible for Awards hereunder as of the date of such acceptance; provided that vesting and exercise of Awards granted to such individual are conditioned upon such individual actually becoming an employee of the Company or an Affiliate.

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(c) Holders of Options and other types of Awards granted by a company acquired by the Company or with which the Company combines are eligible for grant of Substitute Awards hereunder.

Section 4. Administration.

(a) The Plan shall be administered by the Committee. The Committee shall be appointed by the Board and shall consist of not less than two directors. To the extent required by applicable law, rule or regulation, it is intended that each member of the Committee shall qualify both as a “non-employee director” under Rule 16b-3 and an “outside director” under Section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify. The Board may designate one or more directors as alternate members of the Committee who may replace any absent or disqualified member at any meeting of the Committee. The Committee may delegate to one or more officers of the Company the authority to grant Awards except that such delegation shall not be applicable to any Award for a person then covered by Section 16 of the Act or a Covered Employee. The Committee may issue rules and regulations for administration of the Plan. It shall meet at such times and places as it may determine.

(b) Subject to Section 15, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan. The Committee may adopt special guidelines and provisions for persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdictions to comply with applicable tax and securities laws of such domestic or foreign jurisdictions. To the extent applicable, the Plan is intended to comply with the applicable requirements of Rule 16b-3, and with respect to Awards granted pursuant to a written binding contract in effect on November 2, 2017 that are intended to qualify for the exception for “performance-based compensation,” the applicable provisions of Section 162(m) of the Code, and the Plan shall be limited, construed and interpreted in a manner so as to comply therewith.

(c) Subject to the terms of the Plan and applicable law and the rules of the TSX and in addition to those authorities provided in Section 4(c), the Committee (or its delegate) shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder (including, but not limited to, the exercise or purchase price (if any), any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any Award and the Shares relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion); (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, or other Awards, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee, taking into consideration the requirements of Section 409A of the Code; (vii) determine whether to require a Participant, as a condition of the granting of any Award, to not sell or otherwise dispose of shares acquired pursuant to the exercise of an Award for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition of such Award; (viii) to determine whether an Option is an Incentive Stock Option or Non-Qualified Option; (ix) to modify, extend or renew an Award, provided, however, that such action does not subject the Award to Section 409A of the Code without the consent of the Participant and provided that such extension of the Award does not benefit an Insider (as defined in Section 21 of the Plan); interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; establish,

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amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xii) solely to the extent permitted by applicable law and the rules of the TSX, to determine whether, to what extent and under what circumstances to provide loans (which may be on a recourse basis and shall bear interest at the rate the Committee shall provide) to Participants in order to exercise Options or acquire Shares under the Plan; (ix) to permit accelerated vesting or lapse of restrictions of any Award at any time; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(d) All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, the shareholders and the Participants.

Section 5. Shares Available for Awards; Per Person Limitations.

(a) Subject to adjustment as provided below, the maximum number of Shares available for issuance under the Plan is equal to (i) 30,000,000, plus (ii) any Shares subject to Prior Plan Awards which, on or after the Effective Date, cease for any reason to be subject to such Prior Plan Awards other than by reason of exercise or settlement of the Prior Plan Awards to the extent they are exercised for or settled in Shares reserved under a Prior Plan or settled pursuant to the exercise of a stock appreciation right issued in tandem with the Prior Plan Award. The maximum possible number of Shares subject to Prior Plan Awards that could be made available for purposes of the Plan is 18,769,078. Therefore, the maximum number of Shares available for issuance under the Plan is 48,769,078. The maximum number of these reserved Shares with respect to which Incentive Stock Options may be granted under the Plan shall be 15,000,000 Shares. With respect to Stock Appreciation Rights settled in Shares, upon settlement, only the number of Shares delivered to a Participant (based on the difference between the Fair Market Value of the Shares subject to such Stock Appreciation Right on the date such Stock Appreciation Right is exercised and the exercise price of each Stock Appreciation Right on the date such Stock Appreciation Right was awarded) shall count against the aggregate and individual share limitations set forth under this Section 5. If any Option, Stock Appreciation Right or Other Stock-Based Awards granted under the Plan expires, terminates or is canceled for any reason without having been exercised in full, the number of Shares underlying any unexercised Award shall again be available for the purpose of Awards under the Plan. If any shares of Restricted Stock, Performance Awards or Other Stock-Based Awards denominated in Shares awarded under the Plan to a Participant are forfeited for any reason, the number of forfeited shares of Restricted Stock, Performance Awards or Other Stock-Based Awards denominated in Shares shall again be available for purposes of Awards under the Plan. Any Award under the Plan settled in cash shall not be counted against the foregoing maximum share limitations.

(b) Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company.

(c) To the extent required by Section 162(m) of the Code for Awards granted under the Plan pursuant to a written binding contract in effect on November 2, 2017, to qualify as “performance-based compensation,” the following individual Participant limitations shall apply:

(i) The maximum number of Shares subject to any Award of Options, or Stock Appreciation Rights, shares of Restricted Stock, Restricted Stock Units or Other Stock-Based Awards for which the grant of such Award or the lapse of the relevant restriction period is subject to the attainment of Performance Goals in accordance with Section 10 which may be granted under the Plan during any fiscal year of the Company to any Participant shall be 2,000,000 Shares per type of Award (which shall be subject to any further increase or decrease pursuant to Section 5(d)) provided that the maximum number of Shares for all types of Awards granted to any Participant does not exceed 2,000,000 Shares (which shall be subject to any further increase or decrease pursuant to Section 5(d)) during any fiscal year of the Company. If a Stock Appreciation Right is granted in tandem with an Option, it shall apply against the Participant’s individual share limitations for both Stock Appreciation Rights and Options.

(ii) There are no annual individual share limitations applicable to Participants on Restricted Stock, Restricted Stock Units or Other Stock-Based Awards for which the grant, vesting or payment (as applicable) of any such Award is not subject to the attainment of Performance Goals.

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(iii) The maximum number of Shares subject to any Performance Award which may be granted under the Plan during any fiscal year of the Company to any Participant shall be 2,000,000 Shares (which shall be subject to any further increase or decrease pursuant to Section 5(d)) with respect to any fiscal year of the Company.

(iv) The maximum value of a cash payment made under a Performance Award which may be granted under the Plan with respect to any fiscal year of the Company to any Participant shall be $10,000,000.

(v) The individual Participant limitations set forth in this Section 5(c) (other than Section 5(c)(iii)) shall be cumulative; that is, to the extent that Shares for which Awards are permitted to be granted to a Participant during a fiscal year are not covered by an Award to such Participant in a fiscal year, the number of Shares available for Awards to such Participant shall automatically increase in the subsequent fiscal years during the term of the Plan until used.

(d) Changes

(i) The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (b) any merger or consolidation of the Company or any Affiliate, (c) any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares (d) the dissolution or liquidation of the Company or any Affiliate, (e) any sale or transfer of all or part of the assets or business of the Company or any Affiliate or (f) any other corporate act or proceeding.

(ii) Subject to the provisions of Section 5(d)(iv), if there shall occur any such change in the capital structure of the Company by reason of any stock split, reverse stock split, stock dividend, extraordinary dividend, subdivision, combination or reclassification of shares that may be issued under the Plan, any recapitalization, any merger, any consolidation, any spin off, any reorganization or any partial or complete liquidation, or any other corporate transaction or event having an effect similar to any of the foregoing (a “Corporate Event”), then (i) the aggregate number and/or kind of shares that thereafter may be issued under the Plan, (ii) the number and/ or kind of shares or other property (including cash) to be issued upon exercise of an outstanding Award granted under the Plan, and/or (iii) the purchase price thereof, shall be appropriately adjusted. In addition, subject to Section 5(d)(iv), if there shall occur any change in the capital structure or the business of the Company that is not a Corporate Event (an “Other Extraordinary Event”), including by reason of any ordinary dividend (whether cash or stock), any conversion, any adjustment, any issuance of any class of securities convertible or exercisable into, or exercisable for, any class of stock, or any sale or transfer of all or substantially all of the Company’s assets or business, then the Committee, in its sole discretion, may adjust any Award and make such other adjustments to the Plan. Any adjustment pursuant to this Section 5(d) shall be consistent with the applicable Corporate Event or the applicable Other Extraordinary Event, as the case may be, and in such manner as the Committee may, in its sole discretion, deem appropriate and equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants under the Plan. Any such adjustment determined by the Committee shall be final, binding and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors and permitted assigns. Except as expressly provided in this Section 5(d) or in the applicable Award Agreement, a Participant shall have no rights by reason of any Corporate Event or any Other Extraordinary Event.

(iii) Fractional shares of Shares resulting from any adjustment in Awards pursuant to Section 5(d)(i) or Section 5(d)(ii) shall be aggregated until, and eliminated at, the time of exercise by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one- half. No cash settlements shall be made with respect to fractional shares eliminated by rounding. Notice of any adjustment shall be given by the Committee to each Participant whose Award has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

(iv) In the event of a merger or consolidation of the Company or in the event of any transaction that results in the acquisition of substantially all of the Company’s outstanding Shares by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of all or substantially all of the Company’s assets (all of the foregoing being referred to as an “Acquisition Event”), then the

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Committee may, in its sole discretion, terminate all outstanding and unexercised Options, Stock Appreciation Rights, or any Other Stock-Based Award that provides for a Participant elected exercise, effective as of the date of the Acquisition Event, by (i) cashing-out such Awards upon the date of consummation of the Acquisition Event, or (ii) delivering notice of termination to each Participant at least 5 days prior to the date of consummation of the Acquisition Event, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, each such Participant shall have the right to exercise in full all of such Participant’s Awards that are then outstanding (without regard to any limitations on exercisability otherwise contained in the Award Agreements), but any such exercise shall be contingent on the occurrence of the Acquisition Event, and, provided that, if the Acquisition Event does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void. If an Acquisition Event occurs but the Committee does not terminate the outstanding Awards pursuant to this Section 5(d)(iv), then the provisions of Section 5(d)(ii) and Section 13 shall apply.

(e) Shares underlying Substitute Awards and Shares underlying awards that can only be settled in cash shall not reduce the number of Shares remaining available for issuance under the Plan.

(f) Notwithstanding any provision of the Plan to the contrary, if authorized but previously unissued Shares are issued under the Plan, such shares shall not be issued for a consideration that is less than as permitted under applicable law and the rules of the TSX.

(g) The maximum number of Shares subject to any Award which may be granted under the Plan during any fiscal year of the Company to any director shall be 1,000,000 Shares (which shall be subject to any further increase or decrease pursuant to Section 5(d)).

Section 6. Options.

The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a) The purchase price per Share under an Option shall be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such purchase price shall not be less than the 100% (or 110% in the case of an Incentive Stock Option granted to a person owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its subsidiaries or its parent, determined in accordance with Section 422(b)(6) of the Code) of the Fair Market Value of a Share on the date of grant of such Option.

(b) The term of each Option shall be fixed by the Committee but shall not exceed 10 years from the date of grant thereof. Notwithstanding the foregoing, if the term of an Option (other than an Incentive Stock Option) held by any Participant not subject to Section 409A of the Code would otherwise expire during, or within ten business days of the expiration of a Blackout Period applicable to such Participant, then the term of such Option shall be extended to the close of business on the tenth business day following the expiration of the Blackout Period.

(c) The Committee shall determine the time or times at which an Option may be exercised in whole or in part.

(d) To the extent vested and exercisable, Options may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise to the Company specifying the number of Shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price as follows: (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) solely to the extent permitted by applicable law, if the Shares are traded on a national securities exchange, and the Committee authorizes, through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the purchase price; or (iii) on such other terms and conditions as may be acceptable to the Committee (including, without limitation, having the Company

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withhold Shares issuable upon exercise of the Option, or by payment in full or in part in the form of Shares owned by the Participant, based on the Fair Market Value of the Shares on the payment date as determined by the Committee). No Shares shall be issued until payment therefor, as provided herein, has been made or provided for.

(e) The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant Employee during any calendar year under the Plan and/or any other stock option plan of the Company, any subsidiary or any parent exceeds $100,000, such Options shall be treated as Non-Qualified Options. Should any provision of the Plan not be necessary in order for the Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company, subject to the rules of the TSX. Should any provision of the Plan not be necessary in order for the Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company, subject to the rules of the TSX. To the extent that any such Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Option or the portion thereof which does not so qualify shall constitute a separate Non-Qualified Stock Option.

Section 7. Stock Appreciation Rights.

(a) The Committee is hereby authorized to grant Stock Appreciation Rights (“SARs”) to Participants with terms and conditions as the Committee shall determine not inconsistent with the provisions of the Plan.

(b) SARs may be granted hereunder to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”) and may, but need not, relate to a specific Options granted under Section 6.

(c) Any tandem SAR related to an Option may be granted at the same time such Option is granted to the Participant. In the case of any tandem SAR related to any Option, the SAR or applicable portion thereof shall not be exercisable until the related Option or applicable portion thereof is exercisable and shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a SAR granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of Shares not covered by the SAR. Any Option related to any tandem SAR shall no longer be exercisable to the extent the related SAR has been exercised.

(d) A freestanding SAR shall not have a term of greater than 10 years or, unless it is a Substitute Award, an exercise price less than 100% of Fair Market Value of the Share on the date of grant. Notwithstanding the foregoing, if the term of a SAR held by any Participant not subject to Section 409A of the Code would otherwise expire during, or within ten business days of the expiration of a Blackout Period applicable to such Participant, then the term of such SAR shall be extended to the close of business on the tenth business day following the expiration of the Blackout Period.

Section 8. Restricted Stock and Restricted Stock Units.

(a) The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants.

(b) Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or dividend equivalent or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

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(c) Any share of Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that any stock certificates evidencing such Shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any grant of Restricted Stock, the Participant shall have delivered a duly signed stock power or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the shares subject to the Restricted Stock Award in the event that such Award is forfeited in whole or part.

(d) The Committee may in its discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all restrictions with respect to Shares of Restricted Stock or Restricted Stock Units.

(e) The Committee, in its discretion, may award Dividend Equivalents with respect to Awards of Restricted Stock Units. The entitlements on such Dividend Equivalents will not be available until the vesting of the Award of Restricted Stock Units.

(f) If the Committee intends that an Award under this Section 8 shall constitute or give rise to “qualified performance based compensation” under Section 162(m) of the Code, such Award may be structured in accordance with the requirements of Section 10, including without limitation, the Performance Goals and the Award limitation set forth therein, and any such Award shall be considered a Performance Award for purposes of the Plan.

Section 9. Deferred Stock. The Committee is authorized to grant Deferred Stock to Participants, subject to the following terms and conditions:

(a) Deferred Stock shall be settled upon expiration of the deferral period specified for an Award of Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. Deferred Stock may be satisfied by delivery of Shares, other Awards, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(b) The Committee, in its discretion, may award Dividend Equivalents with respect to Awards of Deferred Stock. The entitlements on such Dividend Equivalents will not be available until the expiration of the deferral period for the Award of Deferred Stock.

Section 10. Performance Awards.

(a) The Committee may grant a Performance Award to a Participant payable upon the attainment of specific Performance Goals. The Committee may grant Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, as well as Performance Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code. Performance Awards only may qualify as “performance-based compensation” under Section 162(m) of the Code to the extent granted pursuant to a written binding contract in effect on November 2, 2017. If the Performance Award is payable in shares of Restricted Stock, such shares shall be transferable to the Participant only upon attainment of the relevant Performance Goal in accordance with Section 8. If the Performance Award is payable in cash, it may be paid upon the attainment of the relevant Performance Goals either in cash or in shares of Restricted Stock (based on the then current Fair Market Value of such shares), as determined by the Committee, in its sole and absolute

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discretion. Each Performance Award shall be evidenced by an Award Agreement in such form that is not inconsistent with the Plan and that the Committee may from time to time approve. With respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall condition the right to payment of any Performance Award upon the attainment of objective Performance Goals established pursuant to Section 10(b)(iii).

(b) Terms and Conditions. Performance Awards awarded pursuant to this Section 10 shall be subject to the following terms and conditions:

(i) Earning of Performance Award. At the expiration of the applicable Performance Period, the Committee shall determine the extent to which the Performance Goals established pursuant to Section 10(b) are achieved and the percentage of each Performance Award that has been earned.

(ii) Non-Transferability. Subject to the applicable provisions of the Award Agreement and the Plan, Performance Awards may not be Transferred during the Performance Period.

(iii) Objective Performance Goals, Formulae or Standards. With respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall establish the objective Performance Goals for the earning of Performance Awards based on a Performance Period applicable to each Participant or class of Participants in writing prior to the beginning of the applicable Performance Period or at such later date as permitted under Section 162(m) of the Code and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate, if and only to the extent permitted under Section 162(m) of the Code, provisions for disregarding (or adjusting for) the impact of any of the following that the Committee determines to be appropriate: (i) corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances, (ii) restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges as described in Accounting Principles Board Opinion No. 30 and/or management’s discussion and analysis of financial condition and results of operations appearing or incorporated by reference in the Company’s Form 10-K for the applicable year; (iii) an event either not directly related to the operations of the Company or any of its Affiliates or not within the reasonable control of the Company’s management, (iv) a change in tax law or accounting standards required by generally accepted accounting principles, or (v) such other exclusions or adjustments as the Committee specifies at the time the Award is granted. To the extent that any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect, with respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(c) Dividends. The Committee may, in its discretion, award Dividend Equivalents with respect to Performance Awards. Except as otherwise specified in a Performance Award Agreement, the entitlements on such Dividend Equivalents shall be subject to the same vesting conditions and shall be settled at the same times that apply with respect to the underlying Performance Award.

(d) Payment. Following the Committee’s determination in accordance with Section 10(b)(i) the Company shall settle Performance Awards, in such form (including, without limitation, in Shares or in cash) as determined by the Committee, in an amount equal to such Participant’s earned Performance Awards. Notwithstanding the foregoing, the Committee may, in its sole discretion, award an amount less than the earned Performance Awards and/or subject the payment of all or part of any Performance Award to additional vesting, forfeiture and deferral conditions as it deems appropriate.

(e) Termination. Subject to the applicable provisions of the Award Agreement and the Plan, upon a Participant’s termination of Service for any reason during the Performance Period for a given Performance Award, the Performance Award in question will vest or be forfeited in accordance with the terms and conditions established by the Committee at grant.

(f) Accelerated Vesting. Based on service, performance and/or such other factors or criteria, if any, as the Committee may determine, the Committee may, at or after grant, accelerate the vesting of all or any part of any Performance Award.

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Section 11. Other Stock-Based and Cash Based Awards.

(a) The Committee is authorized, subject to limitations under applicable law and the rules of the TSX, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or business units thereof, Shares awarded purely as a bonus and not subject to restrictions or conditions, equity interests in any entity with respect to which the Company holds, directly or indirectly, a controlling interest, whether such entity is a corporation, partnership or other entity, or any other factors designated by the Committee. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards, notes, or other property, as the Committee shall determine. Unless otherwise determined by the Committee in an Award Agreement, the recipient of an Award under this Section 11 shall not be entitled to receive, currently or on a deferred basis, dividends or Dividend Equivalents in respect of the number of Shares covered by the Award. In all cases, such dividends or Dividend Equivalents would not become payable until the expiration of any applicable performance period. An Other Stock-Based Award that is in the form of a grant of an equity interest in any entity with respect to which the Company holds, directly or indirectly, a controlling interest, may be granted in exchange for, replacement of, or substitution for an Award previously granted under the Plan (or any predecessor plan) or Substitute Award; provided, that, if such Award or Substitute Award is a stock option or a stock appreciation right, then the Other Stock-Based Award granted in exchange, replacement, or substitution thereof, may not have the economic effect of reducing the exercise price or term of such Award or Substitute Award.

(b) The Committee may from time to time grant Cash-Based Awards to Participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as it shall determine in its sole discretion. Cash-Based Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such Awards at any time in its sole discretion. The grant of a Cash-Based Award shall not require a segregation of any of the Company’s assets for satisfaction of the Company’s payment obligation thereunder.

(c) Notwithstanding any other provision of the Plan, when an Award with an exercise price is granted under the Plan and the exercise of the Award by the Participant may result in the issuance of Shares to the Participant, the exercise price (taking into account any conversion, exchange or other substitutions) of the Award may not be less than the Fair Market Value of a Share on the date of grant of the Award.

Section 12. Effect of Termination of Service on Awards. The Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, the circumstances in which Awards shall be exercised, vested, paid or forfeited in the event a Participant ceases to provide Service to the Company or any Affiliate prior to the end of a performance period or exercise or settlement of such Award.

Section 13. Change in Control Provisions. In the event of a Change in Control, and except as otherwise provided by the Committee in an Award Agreement, a Participant’s unvested Award shall be treated in accordance with one of the following methods as determined by the Committee:

(a) Awards, whether or not then vested, shall be continued, assumed, have new rights substituted therefor or be treated in accordance with Section 5(d) hereof, as determined by the Committee, and restrictions to which shares of Restricted Stock or any other Award granted prior to the Change in Control are subject shall not lapse upon a Change in Control and the Restricted Stock or other Award shall, where appropriate in the sole discretion of the Committee, receive the same distribution as other Shares on such terms as determined by the Committee; provided that the Committee may decide to award additional Restricted Stock or other Awards in lieu of any cash distribution. Notwithstanding anything to the contrary herein, for purposes of Incentive Stock Options, any

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assumed or substituted Option shall comply with the requirements of Treasury Regulation Section 1.424-1 (and any amendment thereto).

(b) The Committee, in its sole discretion, may provide for the purchase of any Awards by the Company or an Affiliate for an amount of cash (either on a current basis or, to the extent such right does not subject the Award to the excise tax under Section 409A of the Code, a deferred basis) equal to the excess of the Change in Control Price (as defined below) of the Shares covered by such Awards, over the aggregate exercise price of such Awards. For purposes of this Section 13(b), “Change in Control Price” shall mean the highest price per Share paid in any transaction related to a Change in Control of the Company.

(c) If and to the extent that the approach chosen by the Committee results in an acceleration or potential acceleration of the exercisability, vesting or settlement of any Award, the Committee may impose such conditions upon the exercise, vesting and/or settlement of the Award (including without limitation a requirement that some or all of the proceeds from the accelerated portion of the Award be held in escrow and/or remain subject to risks of forfeiture or other conditions) as it shall determine; provided that those risks of forfeiture or other conditions are not in the good faith judgment of the Committee more restrictive than those under the original terms of the Award Agreement and do not result in any violation of Section 409A of the Code. The Committee shall give written notice of any proposed transaction referred to in this Section 13(c) at a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after the approval of such transaction), in order that Participants may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Awards that are then exercisable (including any Awards that may become exercisable upon the closing date of such transaction). A Participant may condition his or her exercise of any Awards upon the consummation of the transaction.

Section 14. General Provisions Applicable to Awards.

(a) Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

(b) Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(c) Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or payment of an Award may be made in the form of cash, Shares, other securities or other Awards, or any combination thereof, as determined by the Committee in its discretion at the time of grant, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee and in compliance with Section 409A of the Code. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest (or no interest) on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

(d) Except as may be permitted by the Committee or as specifically provided in an Award Agreement, (i) no Award or other benefit payable under the Plan shall, except as otherwise specifically provided by law or permitted by the Committee, be Transferable in any manner other than by will or the law of descent, and any attempt to Transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person, and (ii) each Award, and each right under any Award, shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. The provisions of this paragraph shall not apply to any Award which has been fully exercised, earned or paid, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

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Appendix B

(e) A Participant may designate a Beneficiary or change a previous beneficiary designation at such times prescribed by the Committee by using forms and following procedures approved or accepted by the Committee for that purpose. If no Beneficiary designated by the Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant’s death, the Beneficiary shall be the Participant’s estate.

(f) All certificates for Shares and/or Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(g) The Committee may impose restrictions on any Award with respect to non-competition, confidentiality and other restrictive covenants, as it deems necessary in its sole discretion and/or for the clawing back of any rights or benefits under any Awards as a result of any breaches of any of the foregoing covenants and/or for any reasons specified in the Award Agreement or in any employment or other agreement between the Company or any Affiliate and the Participant, and/or for clawing back any rights or benefits under any Awards to the extent provided under any Company policies (including without limitation any policies adopted or amended to comply with applicable securities or other laws or stock exchange requirements, whether those policies were adopted or amended before or after the date on which the Award was granted).

(h) Any Award granted pursuant to the Plan on or after January 1, 2017 will be subject to mandatory repayment or forfeiture, as applicable, by the Participant to the Company to the extent the Participant is, or in the future becomes, subject to (1) any Company “clawback” or recoupment policy adopted by the Board or the Committee, or (2) any law, rule or regulation which imposes mandatory recoupment, under the circumstances set forth in any such law, rule or regulation.

In addition, the Committee may reserve the right in an Award Agreement to cause a forfeiture of the gain realized by a Participant with respect to an award on account of actions taken by, or failed to be taken by, such Participant in violation or breach of, or in conflict with, any employment agreement, non-competition agreement, agreement prohibiting solicitation of employees or clients of the Company or any affiliate, confidentiality obligation with respect to the Company or any affiliate, Company policy or procedure (including the Company’s Code of Business Ethics and Conduct for Non-Restaurant Employees, Code of Ethics for Executive Officers and Insider Trading Policy), other agreement, or any other obligation of such Participant to the Company or any affiliate. The Committee may annul an outstanding Award if the Participant is terminated for “Cause” as defined in any applicable Award Agreement or as defined in any other agreement between the Company or such affiliate and such Participant, as applicable.

Section 15. Amendments and Termination.

(a) The Board may amend, alter, suspend, discontinue or terminate the Plan and any outstanding Awards granted hereunder, in whole or in part, at any time without notice to or approval by the shareholders of the Company, for any purpose whatsoever, provided that all material amendments to the Plan shall require the prior approval of the shareholders of the Company and must comply with the rules of the TSX. Examples of the types of amendments that are not material that the Board is entitled to make without shareholder approval include, without limitation, the following:

(i) ensuring continuing compliance with applicable law, the rules of the TSX or other applicable stock exchange rules and regulations or accounting or tax rules and regulations;

(ii) amendments of a “housekeeping” nature, which include amendments to correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award Agreement in the manner and to the extent it shall deem desirable to carry the Plan into effect;

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Appendix B

(iii) changing the vesting provision of the Plan or any Award (subject to the limitations for Awards subject to Section 10(b));

(iv) waiving any conditions or rights under any Award (subject to the limitations for Awards subject to Section 10(b));

(v) changing the termination provisions of any Award that does not entail an extension beyond the original expiration date thereof;

(vi) adding a cashless exercise feature payable in securities, where such feature provides for a full deduction of the number of underlying securities from the Plan reserve, and any amendment to a cashless exercise provision;

(vii) adding a form of financial assistance and any amendment to a financial assistance provision which is adopted;

(viii) changing the process by which a Participant who wishes to exercise his or her Award can do so, including the required form of payment for the Shares being purchased, the form of written notice of exercise provided to the Company and the place where such payments and notices must be delivered; and

(ix) delegating any or all of the powers of the Committee to administer the Plan to officers of the Company.

(b) Notwithstanding anything contained herein to the contrary, no amendment to the Plan requiring the approval of the shareholders of the Company under any applicable securities laws or requirements shall become effective until such approval is obtained. In addition to the foregoing, the approval of the holders of a majority of the Shares present and voting in person or by proxy at a meeting of shareholders shall be required for:

(i) an increase in the maximum number of Shares that may be made the subject of Awards under the Plan;

(ii) any adjustment (other than in connection with a stock dividend, recapitalization or other transaction where an adjustment is permitted or required under Section 5(d)(i) or Section 5(d)(ii)) or amendment that reduces or would have the effect of reducing the exercise price of an Option or Stock Appreciation Right previously granted under the Plan, whether through amendment, cancellation or replacement grants, or other means (provided that, in such a case, insiders of the Company who benefit from such amendment are not eligible to vote their Shares in respect of the approval);

(iii) an increase in the limits on Awards that may be granted to any Participant under Section 5(c) and Section 5(g);

(iv) an extension of the term of an outstanding Option or Stock Appreciation Right beyond the expiry date thereof;

(v) permitting Options granted under the Plan to be Transferrable other than for normal estate settlement purposes; and

(vi) any amendment to the plan amendment provisions set forth in this Section 15 which is not an amendment within the nature of Section 15(a)(i) or Section 15(a)(ii), unless the change results from application of Section 5(d)(i) or Section 5(d)(ii).

Furthermore, except as otherwise permitted under the Plan, no change to an outstanding Award that will adversely impair the rights of a Participant may be made without the consent of the Participant except to the extent that such change is required to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations.

Section 16. Miscellaneous.

(a) The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any right that is greater than those of a general unsecured creditor of the Company.

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Appendix B

(b) No employee, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award which does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants hereunder.

(c) The Company shall have the right to deduct from any payment to be made pursuant to the Plan, or to otherwise require, prior to the issuance or delivery of Shares or the payment of any cash hereunder, payment by the Participant of, any federal, state or local taxes required by law to be withheld. Upon the vesting of Restricted Stock (or other Award that is taxable upon vesting), or upon making an election under Section 83(b) of the Code, a Participant shall pay all required withholding to the Company. Any statutorily required withholding obligation with regard to any Participant may be satisfied, subject to the consent of the Committee, by reducing the number of Shares otherwise deliverable or by delivering Shares already owned. Any fraction of a Share required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash by the Participant.

(d) Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(e) The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in such Award.

(f) If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(g) Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(h) No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(i) No Award or other benefit payable under the Plan shall, except as otherwise specifically provided by law or permitted by the Committee, be Transferable in any manner, and any attempt to Transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

(j) Unless otherwise determined by the Committee, as long as the Shares are listed on a national securities exchange including the TSX or system sponsored by a national securities association, the issuance of Shares pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. The Company shall have no obligation to issue such Shares unless and until such Shares are so listed, and the right to exercise any Option or other Award with respect to such Shares shall be suspended until such listing has been effected. If at any time counsel to the Company shall be of the opinion that any sale or delivery of Shares

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Appendix B

pursuant to an Option or other Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to Shares or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company. A Participant shall be required to supply the Company with certificates, representations and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.

(k) No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefit under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation. The provisions of Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.

(l) All elections and transactions under the Plan by persons subject to Section 16 of the Act involving Shares are intended to comply with any applicable exemptive condition under Rule 16b-3. The Committee may establish and adopt written administrative guidelines, designed to facilitate compliance with Section 16(b) of the Act, as it may deem necessary or proper for the administration and operation of the Plan and the transaction of business thereunder.

(m) The Plan shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipt thereof shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Board, the Company, its Affiliates and their employees, agents and representatives with respect thereto.

Section 17. Effective Date of the Plan. The Plan shall be effective as of the Effective Date, which is the date of adoption by the Board, subject to the approval of the Plan by the shareholders of the Company in accordance with the requirements of the laws of the Province of Ontario.

Section 18. Term of the Plan. No Award shall be granted under the Plan after ten years from the Effective Date. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

Section 19. Section 409A of the Code.

(a) The Plan is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under the Plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties shall rest solely with the affected Participants and not with the Company. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the

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Appendix B

meaning of Section 409A of the Code) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period.

(b) Notwithstanding the foregoing, the Company does not make any representation to any Participant or Beneficiary as to the tax consequences of any Awards made pursuant to this Plan, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any Beneficiary for any tax, additional tax, interest or penalties that the Participant or any Beneficiary may incur as a result of the grant, vesting, exercise or settlement of an Award under this Plan.

Section 20. Governing Law; Waiver of Jury Trial. This Plan shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in the Province of Ontario. Any suit, action or proceeding with respect to the Plan or any Award Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the Province of Ontario. In that context, and without limiting the generality of the foregoing, the Company and each Participant shall irrevocably and unconditionally (a) submit in any proceeding relating to the Plan or any Award Agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the Province of Ontario, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Ontario court or, to the extent permitted by law, in such federal court, (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same, (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to the Plan or any Award Agreement, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel, and (e) agree that nothing in the Plan shall affect the right to effect service of process in any other manner permitted by the laws of the Province of Ontario.

Section 21. TSX Requirements.

The number of Shares issuable to Insiders, at any time, under all Security Based Compensation Arrangements of the Company, may not exceed 10% of the Company’s issued and outstanding Shares; and the number of Shares issued to Insiders within any one-year period, under all Security Based Compensation Arrangements of the Company, may not exceed 10% of the Company’s issued and outstanding Shares. For the purpose of this Section 21, “Insider” shall mean, (i) every director or senior officer of the Company; (ii) every director or senior officer of a company that is itself an insider or subsidiary of the Company; (iii) any person or company who beneficially owns, directly or indirectly, voting securities of the Company or who exercises control or direction over voting securities of the Company or a combination of both carrying more than 10% of the voting rights attached to all voting securities of the Company for the time being outstanding other than voting securities held by the person or company as underwriter in the course of a distribution; (iv) any associate or affiliate of the Insider; and (v) the Company where it has purchased, redeemed or otherwise acquired any of its securities, for so long as it holds any of its securities, and “Security Based Compensation Arrangement” shall mean any (i) any stock option plans for the benefit of employees, insiders, service providers or any one of such groups; (ii) individual stock options granted to employees, service providers or insiders if not granted pursuant to a plan previously approved by the Company’s securityholders; (iii) share purchase plans where the Company provides financial assistance or where the Company matches the whole or a portion of the securities being purchased; (iv) stock appreciation rights involving issuances of securities from treasury; (v) any other compensation or incentive mechanism involving the issuance or potential issuances of securities of the Company; and (vi) security purchases from treasury by an employee, insider or service provider which is financially assisted by the Company by any means whatsoever.

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Appendix B

EXHIBIT A

PERFORMANCE GOALS

To the extent permitted under Section 162(m) of the Code, performance goals established for purposes of Awards granted pursuant to a written binding contract in effect on November 2, 2017 intended to be “performance-based compensation” under Section 162(m) of the Code, shall be based on the attainment of certain target levels of, or a specified increase or decrease (as applicable) in one or more of the following performance goals, which may include performance relative to the Company’s peers or those of the Company’s Affiliates or to the industry or industries in which the Company and/or its affiliates operates:

•	earnings per share;

•	net earnings;

•	operating income;

•	gross income;

•	net income (before or after taxes);

•	cash flow (including free cash flow, operating cash flow and cash flow return on investment);

•	gross profit;

•	profit before taxes;

•	operating profit;

•	gross profit return on investment;

•	gross margin return on investment;

•	gross margin;

•	operating margin;

•	working capital;

•	earnings before interest and taxes;

•	earnings before interest, tax, depreciation and amortization;

•	net income before depreciation and amortization, interest expense, net, loss on early extinguishment of debt, and income tax expense, and excluding the impact of share-based compensation, other operating income (expense), net, and any other identified costs associated with non-recurring projects;

•	earnings ratios;

•	return on equity;

•	return on assets;

•	return on capital;

•	return on invested capital;

•	net revenues;

•	gross revenues;

•	revenue growth;

•	annual recurring revenues;

•	recurring revenues;

•	license revenues;

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Appendix B

•	sales or market share;

•	total shareholder return;

•	economic value added;

•	customers or customer growth;

•	number of restaurants or restaurant growth;

•	restaurant traffic;

•	inventory turnover;

•	receivable turnover;

•	financial return ratios;

•	customer satisfaction surveys;

•	productivity;

•	specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or that of any of its Affiliates or other long-term or short-term public or private debt or other similar financial obligations of the Company or any of its Affiliates, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee in its sole discretion;

•	the fair market value of a Share;

•	Share price (including, but not limited to, growth in Share price);

•	the growth in the value of an investment in the Share assuming the reinvestment of dividends;

•	reduction in operating and/or other expenses;

•	Restaurant cleanliness and/or other operational, safety and/or quality metrics measured by the Company or any of its Affiliates;

•	Restaurant image or remodeling; or

•	Product innovation or menu.

With respect to Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, and all Awards granted after November 2, 2017, to the extent permitted under Section 162(m) of the Code, the Committee may, in its sole discretion, also exclude, or adjust to reflect, the impact of an event or occurrence, or of any item, reflected in Section 10(b)(iii) of the Plan that the Committee determines should be appropriately excluded or adjusted.

Performance goals may also be based upon individual participant performance goals, as determined by the Committee, in its sole discretion. In addition, Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code may be based on the performance goals set forth herein or on such other performance goals as determined by the Committee in its sole discretion.

In addition, such performance goals may be based upon the attainment of specified levels of Company (or subsidiary, other Affiliate, division, other operational unit, administrative department or product category of the Company or any of its Affiliates) performance under one or more of the measures described above relative to the performance of other corporations. With respect to Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, to the extent permitted under Section 162(m) of the Code, but only to the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee may also:

(a) designate additional business criteria on which the performance goals may be based; or

(b) adjust, modify or amend the aforementioned business criteria.

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Appendix C

APPENDIX C

GAAP TO NON-GAAP RECONCILIATIONS

Below, we define the non-GAAP financial measures used in this proxy statement, provide a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, and discuss the reasons that we believe this information is useful to management and may be useful to investors. These measures do not have standardized meanings under GAAP and may differ from similarly captioned measures of other companies in our industry.

Adjusted EBITDA

EBITDA is defined as earnings (net income or loss) before interest expense, net, (gain) loss on early extinguishment of debt, income tax (benefit) expense, and depreciation and amortization and is used by management to measure operating performance of the business.

Adjusted EBITDA is defined as EBITDA excluding the non-cash impact of share-based compensation and non-cash incentive compensation expense and (income) loss from equity method investments, net of cash distributions received from equity method investments, as well as other operating expenses (income), net. Other specifically identified costs associated with non-recurring projects are also excluded from Adjusted EBITDA, including PLK transaction costs associated with the acquisition of Popeyes, corporate restructuring and tax advisory fees, and integration costs associated with the acquisition of Tim Hortons. Adjusted EBITDA is used by management to measure operating performance of the business, excluding these non-cash and other specifically identified items that management believes are not relevant to management’s assessment of operating performance or the performance of an acquired business. Adjusted EBITDA, as defined above, also represents our measure of segment income for each of our three operating segments. PLK revenues and segment income from March 28, 2017 through December 31, 2017 are included in our consolidated statement of operations for the twelve months ended December 31, 2017.

	Twelve Months Ended December 31,
	2017	2016
(in US$ millions)
Segment income:
TH	$1,135.8	$1,072.3
BK	903.1	815.9
PLK	106.9	—

Adjusted EBITDA	2,145.8	1,888.2
Share-based compensation and non-cash incentive compensation expense(1)	54.9	42.0
PLK Transaction costs(2)	61.7	—
Corporate restructuring and tax advisory fees(3)	1.9	—
Integration costs(4)	—	16.4
Impact of equity method investments(5)	1.1	(8.0)
Other operating expenses (income), net	109.2	(0.7)

EBITDA	1,917.0	1,838.5
Depreciation and amortization	181.1	171.8

Income from operations	1,735.9	1,666.7
Interest expense, net	512.2	466.9
Loss on early extinguishment of debt	122.0	—
Income tax (benefit) expense(6)	(133.6)	243.9

Net income	$1,235.3	$955.9

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Appendix C

Organic Growth in Combined Adjusted EBITDA

Adjusted EBITDA growth, on an organic basis, is a non-GAAP measure that excludes the impact of foreign currency exchange rate (“FX”) movements. Management believes that organic growth is an important metric for measuring the operating performance of the business as it helps identify underlying business trends, without distortion from the effects of FX movements. We calculate the impact of FX movements by translating current year results at prior year monthly average exchange rates. In addition, for organic growth purposes, we are presenting PLK pre- and post-combination results, including Popeyes’ pre-combination Adjusted EBITDA determined in accordance with RBI’s methodology. Combined Adjusted EBITDA includes results of PLK prior to the acquisition.

	Actual		2017 vs. 2016		Impact of FX Movements	Organic Growth
(in US$ millions)	2017	2016	$	%	$	$	%
Calculation:		A	B		C	B-C=D	D/A
Adjusted EBITDA
TH	$1,135.8	$1,072.3	$63.5	5.9%	$20.2	$43.3	4.0%
BK	$903.1	$815.9	$87.2	10.7%	$0.7	$86.5	10.6%
PLK(a)	$129.5	$95.5	$34.0	35.6%	$(0.4)	$34.4	36.0%

Combined Adjusted EBITDA	$2,168.4	$1,983.7	$184.7	9.3%	$20.5	$164.2	8.3%

	Actual		2017 vs. 2016		Impact of FX Movements	Organic Growth
(in US$ millions)	2017	2016	$	%	$	$	%
Calculation:		A	B		C	B-C=D	D/A
Adjusted EBITDA
TH	$1,135.8	$1,072.3	$63.5	5.9%	$20.2	$43.3	4.0%
BK	$903.1	$815.9	$87.2	10.7%	$0.7	$86.5	10.6%
PLK(a)	$129.5	$95.5	$34.0	35.6%	$(0.4)	$34.4	36.0%

Combined Adjusted EBITDA	$2,168.4	$1,983.7	$184.7	9.3%	$20.5	$164.2	8.3%

Historical Popeyes Adjusted EBITDA

	Q1 ‘16	Q2 ‘16	Q3 ‘16	Q4 ‘16	Q1 ‘17	FY 16
(in US$ millions)	16 Weeks Ended 4/17/16(a)	12 Weeks Ended 7/10/16(b)	12 Weeks Ended 10/2/16(c)	12 weeks Ended 12/25/16(d)	12/26/16 through 3/27/17(e)	Fiscal Year Ended 12/25/16(d)
Revenues	$82.2	$61.7	$64.0	$61.0	$64.2	$268.9
Reconciliation of Adjusted EBITDA to Net Income
Net income (loss)	$12.9	$10.3	$10.4	$9.2	$(1.2)	$42.8
Interest expense, net	1.3	1.0	1.1	1.2	1.3	4.6
Income tax expense (benefit)	7.9	6.2	6.2	6.8	(15.0)	27.1
Depreciation and amortization	3.0	2.3	2.4	2.4	2.4	10.1
Share-based compensation	2.0	1.9	2.0	0.9	1.4	6.8
Popeyes transaction costs	—	—	—	—	33.5	—
Other operating expenses (income), net	(0.1)	—	3.7	0.5	0.2	4.1

Adjusted EBITDA	$27.0	$21.7	$25.8	$21.0	$22.6	$95.5

(a)	Derived from Form 8-K filed with the Securities and Exchange Commission (“SEC”) by Popeyes Louisiana Kitchen, Inc. (“Popeyes”) on May 25, 2016.
(b)	Derived from Form 8-K filed with the SEC by Popeyes on August 16, 2016.
(c)	Derived from Form 8-K filed with the SEC by Popeyes on November 9, 2016.
(d)	Derived from Form 8-K filed with the SEC by Popeyes on February 22, 2017.
(e)	Derived from Popeyes internal records.

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Appendix C

Adjusted Diluted Earnings Per Share (EPS)

Adjusted Net Income is defined as net income excluding (i) franchise agreement amortization, which is a non-cash expense arising as a result of acquisition accounting that may hinder the comparability of our operating results to our industry peers, (ii) amortization of deferred financing costs and original issue discount, a non-cash component of interest expense, and (gains) losses on early extinguishment of debt, which are non-cash charges that vary by the timing, terms and size of debt financing transactions, (iii) (income) loss from equity method investments, net of cash distributions received from equity method investments, (iv) other operating expenses (income), net, and (v) other specifically identified costs associated with non-recurring projects. Adjusted Net Income includes preferred share dividends.

Adjusted Diluted EPS is calculated by dividing Adjusted Net Income by the number of diluted shares of RBI during the reporting period. Adjusted Net Income and Adjusted Diluted EPS are used by management to evaluate the operating performance of the business, excluding certain non-cash and other specifically identified items that management believes are not relevant to management’s assessment of operating performance or the performance of an acquired business.

	Twelve Months Ended December 31,
	2017	2016
(in US$ millions, except per share data)
Net income	$1,235.3	$955.9
Income tax (benefit) expense(6)	(133.6)	243.9

Income before income taxes	1,101.7	1,199.8
Adjustments:
Franchise agreement amortization	30.0	27.3
Amortization of deferred financing costs and debt issuance discount	32.7	38.9
Interest expense and loss on extinguished debt(7)	134.5	12.6
PLK Transaction costs(2)	61.7	—
Corporate restructuring and tax advisory fees(3)	1.9	—
Integration costs(4)	—	16.4
Impact of equity method investments(5)	1.1	(8.0)
Other operating expenses (income), net	109.2	(0.7)

Total adjustments	371.1	86.5
Adjusted income before income taxes	1,472.8	1,286.3

Adjusted income tax expense(6)(8)	214.9	272.1

Adjusted net income before preferred share dividends	1,257.9	1,014.2

Preferred share dividends	256.5	270.0

Adjusted net income	$1,001.4	$744.2

Adjusted diluted earnings per share	$2.10	$1.58
Weighted average diluted shares outstanding	477.4	470.0

Footnotes to Reconciliation Tables

(1)	Represents share-based compensation expense associated with equity awards for the periods indicated; also includes the portion of annual non-cash incentive compensation expense that eligible employees elected to receive or are expected to elect to receive as common equity in lieu of their 2016 and 2017 cash bonus, respectively.

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Appendix C

(2)	In connection with the acquisition of PLK, we incurred certain non-recurring selling, general and administrative expenses during the three and twelve months ended December 31, 2017, respectively, primarily consisting of professional fees and compensation related expenses.

(3)	Costs associated with corporate restructuring initiatives and professional advisory and consulting services related to the interpretation and implementation of the Tax Act.

(4)	In connection with the implementation of initiatives to integrate the back-office processes of TH and BK to enhance efficiencies, we incurred certain non-recurring selling, general and administrative expenses related to these initiatives during the three and twelve months ended December 31, 2016, respectively, primarily consisting of professional fees.

(5)	Represents (i) (income) loss from equity method investments and (ii) cash distributions received from our equity method investments. Cash distributions received from our equity method investments are included in segment income.

(6)	On January 1, 2017, we adopted a new accounting standard related to the tax impact of equity based compensation. As a result, our effective tax rate was reduced by 10.8% and 6.4% for the three and twelve months ended December 31, 2017, respectively, and our effective adjusted tax rate was reduced by 8.2% and 4.8% for the three and twelve months ended December 31, 2017, respectively. There was no impact to our results for the three and twelve months ended December 31, 2016.

(7)	Represents loss on early extinguishment of debt and non-cash interest expense related to losses reclassified from accumulated other comprehensive income (loss) into interest expense in connection with interest rate swaps settled in May 2015.

(8)	Adjusted income tax expense includes the tax impact of the non-GAAP adjustments and is calculated using our statutory tax rate in the jurisdiction in which the costs were incurred. For the three and twelve months ended December 31, 2016, the tax impacts of non-GAAP adjustments amounted to $12.1 million and $28.2 million, respectively. For the three and twelve months ended December 31, 2017, the tax impacts of non-GAAP adjustments amounted to $14.1 million and $47.8 million, respectively. Adjusted income tax expense for both the three and twelve months ended December 31, 2017 also excludes the net $300.7 million benefit arising from the enactment of the Tax Act due to (i) remeasurements and (ii) taxes imposed by the Tax Act.

C-4

Appendix D

APPENDIX D

DESCRIPTION OF INCENTIVE PLANS

About the 2014 Omnibus Plan

A summary of the Restaurant Brands International Inc. Amended and Restated 2014 Omnibus Incentive Plan (the “2014 Omnibus Plan”) is set out in Proposal 4 beginning on page 60 of the proxy statement in the section entitled “Summary of the 2014 Omnibus Plan.”

About the 2012 Omnibus Incentive Plan

The Restaurant Brands International Inc. Amended and Restated 2012 Omnibus Incentive Plan (the “2012 Omnibus Plan”) is based on the Burger King Worldwide, Inc. Amended and Restated 2012 Omnibus Plan as amended effective as of December 12, 2014 to reflect that RBI assumed all of the obligations of Burger King Worldwide, Inc. for purposes of the 2012 Omnibus Plan and all outstanding award agreements thereunder. Effective as of December 12, 2014, the only outstanding awards under the 2012 Omnibus Plan are stock options and restricted stock units. As of December 12, 2014, no new awards can be granted under the 2012 Omnibus Plan and no employee, director or other individual are permitted to commence participation in the 2012 Omnibus Plan. As of March 31, 2018, a maximum of 5,031,739 common shares are authorized and issuable under the 2012 Omnibus Plan. The terms of the 2012 Omnibus Plan are substantially equivalent to the 2014 Omnibus Plan described above.

About the 2012 Plan

The Restaurant Brands International Inc. 2012 Stock Incentive Plan (the “2012 Plan”) is based on the Tim Hortons Inc. 2012 Stock Incentive Plan as amended effective as of December 12, 2014 to reflect that RBI assumed all of the obligations of Tim Hortons Inc. for purposes of the 2012 Plan and all outstanding award agreements thereunder. Effective as of December 12, 2014, the only outstanding awards under the 2012 Plan are stock options and tandem stock appreciation rights which replaced stock options and tandem stock appreciation rights outstanding at the time of the closing of the Transaction as more fully described in Section 3.2(j) of Schedule D to the Arrangement Agreement. As of December 12, 2014, no new awards can be granted under the 2012 Plan and no employee, director or other individual are permitted to commence participation in the 2012 Plan. As of March 31, 2018, a maximum of 216,659 common shares are authorized and issuable under the 2012 Plan.

Awards Granted
Participants	• Employees, non-employee directors and individuals that had received a formal written offer of employment were eligible to participate in the 2012 Plan
Plan administration	• The Compensation Committee of RBI (the “Committee”) administers the 2012 Plan
Stock options

•     The holder receives common shares when the options are exercised based on the price of our common shares at the time of exercise

•     When exercised, the holder surrenders the related number of stock appreciation rights for cancellation

•     The exercise times, vesting and term of the options (which did not exceed 10 years at time of issue) remain unchanged

Stock appreciation rights (SARs)	• The outstanding SARs have been granted in tandem with the outstanding options and: • can only be exercised when the related option is exercisable

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Appendix D

•     the holder receives, in the discretion of the Committee, cash, common shares or a combination of both when SARs are exercised

•     the amount the holder receives is: the number of SARs exercised x (the fair market value of common shares on the date the SARs were exercised, less the option price)

•     when exercised, the holder surrenders the related number of stock options for cancellation

•     terminate when the related option is exercised, expires or is forfeited

Issue limits

•       The 2012 Plan includes the following limitations:

•     Non-employee directors – we can grant up to 0.25% of our issued and outstanding common shares (at the time the award is granted) to non-employee directors as a group, or $100,000 to each individual non-employee director in a calendar year

•     Insiders – we can grant a total of up to 10% of our issued and outstanding common shares under all security-based compensation arrangements to all insiders as a group, and no more than 10% in any one-year period

Issuing common shares

•     We can issue any combination of the following kinds of common shares:

•     authorized for issue but not yet issued

•     acquired by or on behalf of a trust we establish and hold for future delivery

•     acquired by delivery of cash to a broker to acquire shares on behalf of eligible participants

•     If we issue common shares in settlement of an option or SAR, the number of common shares available for issue under the 2012 Plan will be reduced by the same number of shares issued in settlement

Value of awards

•     Fair market value of common shares on any relevant date means the closing price of our common shares on the TSX or, if the Committee chooses, the NYSE, on the trading day just before the relevant date

Termination of awards

•     If an award expires, is cancelled, is settled in cash, or is otherwise terminated without being exercised or payment being made, the common shares subject to that award shall remain available for issuance under the plan but no new awards will be made under the 2012 Plan

Termination of employment

•     The 2012 Plan contains provisions concerning the treatment of options and SARS upon termination of employment, which apply unless otherwise set forth in an applicable Award agreement, or unless otherwise determined by the Committee, with the consent of the holder

•     If a holder dies or becomes disabled the holder’s options and SARs will become immediately exercisable and may be exercised for a period of four years following death or disability (but in no event beyond the maximum term of the option or SAR)

•     If a holder’s employment is terminated by reason of retirement the holder’s options and SARs will remain outstanding for a period of four years (but in no event beyond the maximum term of the option or SAR) and unvested options and SARs will continue to vest in accordance with their applicable vesting schedule

•     If a grantee’s employment is terminated without cause in connection with a sale or other disposition of a subsidiary the holder’s options and SARs will remain outstanding for one year (but in no event beyond the maximum term of the option or SAR) and unvested options and SARs will become immediately vested on the termination date

D-2

Appendix D

•     If a grantee’s employment terminates for any other reason all of the holder’s options and SARS will be forfeited immediately unless otherwise determined by the Human Resource and Compensation Committee with the holder’s consent, except any vested options or SARs the holder holds will remain exercisable for a period of 90 days following termination of employment or, in the event such holder dies during such 90 day period, remain exercisable for a period of one year following the termination date but, in no event, beyond the maximum term of the option or SAR

Change in control

•     Except as otherwise provided in an Award agreement or another agreement between the holder and the company (or a subsidiary thereof), in the event that, within 24 months following the occurrence of a “change in control”, a holder’s employment is terminated without cause or for good reason all options/SARs outstanding on the termination date, whether or not exercisable, will become immediately exercisable

Financial Assistance	• The 2012 Plan does not include provisions to provide financial assistance to participants to facilitate the exercise of options
Making changes to the 2012 Plan

•     Except as described below, the Committee could amend, suspend, discontinue or terminate the 2012 Plan and any outstanding awards, in whole or in part, at any time without giving notice to shareholders or receiving their approval, provided that all material amendments to the 2012 Plan receive shareholder approval

•     The following changes require approval by our Board and our shareholders:

•     making a change or adjustment (other than for a stock dividend, recapitalization or other transaction where an adjustment is permitted or required under the terms of the plan) that reduces or would have the effect of reducing the exercise price of an option or SAR granted under the plan, whether through amendment, cancellation or replacement grants, or other means

•     extending the term of an outstanding option or SAR beyond its expiration date, except as specified for awards that expire outside of an established trading window

•     increasing the limits on awards that can be made to non-employee directors and insiders

•     making a change that would permit options granted under the plan to be transferred or assigned other than to settle an estate

•     changing the plan’s amendment provisions that is not either for “housekeeping” purposes or to maintain compliance with applicable laws or regulations

•     In addition, we may not change an outstanding option or tandem SAR in a way that will materially adversely impair the rights of the holder without his or her consent, unless we are making the change so we can continue to comply with applicable laws or regulations.

•     Examples of changes the Committee can make without shareholder approval:

•     changes that relate to a stock dividend, recapitalization or other transaction where an adjustment is allowed or required

•     changes that relate to a change in capitalization that leads to a change in shares or an exchange of shares for a different number or kind of shares or other securities of RBI

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Appendix D

•     changing a vesting provision or changing the termination provisions, but not extending it beyond its original expiration date

•     adding a form of financial assistance, and making a change to an existing financial assistance provision

•     changes to continue to comply with applicable laws, regulations, requirements, rules or policies of any governmental authority or stock exchange

•     “housekeeping” changes, including changes that eliminate ambiguity or that correct or supplement any provision

Transferability

•     Options and SARs are generally non-transferrable and may be exercised, during a grantee’s lifetime, only by the grantee

•     If a holder of an options and SAR becomes incapacitated, the holder’s legal representative or estate may exercise the option or SAR

About the 2006 Plan

The Restaurant Brands International Inc. 2006 Stock Incentive Plan (the “2006 Plan”) is based on the Tim Hortons Inc. 2006 Stock Incentive Plan as amended effective as of December 12, 2014 to reflect that as a result of the Arrangement Agreement and Plan of Merger among RBI, Burger King Worldwide, Inc. and Tim Hortons Inc., RBI assumed all of the obligations of Tim Hortons, Inc. for purposes of the 2006 Plan and all outstanding award agreements thereunder. Effective as of December 12, 2014, the only outstanding awards under the 2006 Plan are stock options and tandem stock appreciation rights which replaced stock options and tandem stock appreciation rights outstanding at the time of the closing of the Transactions. As of December 12, 2014, no new awards can be granted under the 2006 Plan and no employee, director or other individual are permitted to commence participation in the 2006 Plan. As of March 31, 2018, a maximum of 9,172 common shares are authorized and issuable under the 2006 Plan. The terms of the 2006 Plan are substantially equivalent to the 2012 Plan described above.

About the 2011 Omnibus Incentive Plan

The Restaurant Brands International Inc. 2011 Omnibus Incentive Plan (the “2011 Omnibus Plan”) is based on the Burger King Worldwide Holdings, Inc. 2011 Omnibus Plan. All stock options and restricted stock units under the 2011 Omnibus Plan outstanding on June 20, 2012 were assumed by Burger King Worldwide, Inc. and converted into stock options to acquire common stock and restricted stock units of Burger King Worldwide, Inc., and Burger King Worldwide, Inc. assumed all of the obligations of Burger King Worldwide Holdings, Inc. under the 2011 Omnibus Plan. The 2011 Omnibus Plan was amended effective as of December 12, 2014 to reflect that RBI assumed all of the obligations of Burger King Worldwide, Inc. for purposes of the 2011 Omnibus Plan and all outstanding award agreements thereunder. Effective as of December 12, 2014, the only outstanding awards under the 2011 Omnibus Plan are stock options and restricted stock units. As of March 31, 2018, a maximum of 2,047,969 common shares are authorized and issuable under the 2011 Omnibus Plan.

Awards Granted
Participants	• Employees, directors and consultants were eligible to participate in the 2011 Omnibus Plan
Stock options

•     The holder receives common shares when the options are exercised upon payment of the purchase price

•     The exercise times, vesting and term of the options (which did not exceed 10 years at time of issue) remain unchanged

•     The purchase price per share under an option was determined by the Committee at the time of original grant and was not less than the fair market value of a share on the date of grant.

D-4

Appendix D

Restricted Share Units	• The holder has a contractual right to receive one share or the value of one share pursuant to the terms and conditions in the applicable award agreement.
Issuing common shares

•     We can issue any combination of the following kinds of common shares:

•     authorized for issue but not yet issued

•     acquired by RBI

•     If we issue common shares in settlement of an option or restricted share unit, the number of common shares available for issue under the 2011 Omnibus Plan will be reduced by the same number of shares issued in settlement

Value of awards

•     Fair market value of common shares on any relevant date means the closing price of our common shares on the NYSE on the date in question (or the preceding date trading day just before the relevant date if there was no trading on the date in question). Prior to the predecessor of BKW becoming public, fair market value was determined by the Committee at the time, acting in good faith

Termination of awards

•     If an award expires, is cancelled, is settled in cash, or is otherwise terminated without being exercised or payment being made, the common shares subject to that award shall remain available for issuance under the plan but no new awards will be made under the 2011 Omnibus Plan

Plan administration	• The Committee administers the 2011 Omnibus Plan
Termination of employment

•     The 2011 Omnibus Plan provided the Committee with discretion to provide in any award agreement the circumstances in which a stock option or restricted share unit shall be exercised, vested, paid or forfeited in the event a participant ceases to provide service to RBI prior to exercise or settlement

Financial Assistance	• The 2011 Omnibus Plan does not include provisions to provide financial assistance to participants to facilitate the purchase of securities or exercise of awards
Making changes to the 2011 Omnibus Incentive Plan

•       The 2011 Omnibus Plan provides the board of directors of RBI with broad powers to amend the Plan without shareholder approval unless such shareholder approval is required pursuant to TSX or NYSE rules or applicable law

•     The 2011 Omnibus Plan provides the Committee with certain powers, including:

•     make amendments to achieve the stated purposes of the 2011 Omnibus Plan in a tax-efficient manner and to comply with foreign law

•     amend outstanding awards provided that the rights of a participant are not adversely affected (unless changes are made to continue to comply with applicable laws or exchange requirements) and the amendment does not have the effect of reducing the exercise price of the award

•     adjust awards in recognition of certain corporate events where appropriate to prevent dilution or enlargement of the benefits intended to be made available under the 2011 Omnibus Plan

Transferability	• Options and restricted share units are generally non-transferrable and may be exercised, during a grantee’s lifetime, only by the grantee

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8th Floor, 100 University Avenue Toronto, Ontario M5J 2Y1 www.computershare.com

Security Class Holder Account Number

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This Form of Proxy is solicited by and on behalf of Management of Restaurant Brands International Inc.

Notes to proxy

1.  Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).

2.  If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy.

3.  This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy.

4.  If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.

5.  The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by the Board of Directors.

6.  The securities represented by this proxy will be voted in favour or withheld from voting or voted against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.

7.  This proxy confers discretionary authority in respect of amendments or variations to matters identified in the Notice of Meeting or other matters that may properly come before the meeting or any adjournment or postponement thereof.

8.  This proxy should be read in conjunction with the accompanying documentation provided by Management and the Board of Directors.

9.  If the meeting is adjourned or postponed, your proxy must be received by 8:00 a.m. (Eastern Time) on the last business day preceding the day of the reconvened meeting.

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Proxies submitted must be received by 11:59 p.m., Eastern Daylight Time, on June 5, 2018.

VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

• Call the number listed BELOW from a touch tone telephone. 1-866-732-VOTE (8683) Toll Free	• Go to the following web site: www.investorvote.com • Smartphone? Scan the QR code to vote now.	• You can enroll to receive future securityholder communications electronically by visiting www.investorcentre.com and clicking at the bottom of the page.

If you vote by telephone or the Internet, DO NOT mail back this proxy.

Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual.

Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy.

To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below.

CONTROL NUMBER

01EBYA

+	+

Appointment of Proxyholder

I/We, being holder(s) of Restaurant Brands International Inc. common shares hereby appoint: Jill Granat, or failing this person, Daniel S. Schwartz	OR	Print the name of the person you are appointing if this person is someone other than the Management Nominees listed herein.

as my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the shareholder in accordance with the following directions (or if no directions have been given, as the proxyholder sees fit) on all proposals set forth below and all other matters that may properly come before the Annual and Special Meeting of shareholders of Restaurant Brands International Inc. to be held at the offices of Restaurant Brands International Inc., 226 Wyecroft Road, Oakville, Ontario L6K 3X7 on June 7, 2018 at 8:00 a.m., Eastern Daylight Time, and at any adjournment or postponement thereof.

The Board of Directors recommends a vote “FOR” proposals 1, 2, 3 and 4 and recommends a vote “AGAINST” shareholder proposal 5.

1. Election of Directors
	For	Withhold		For	Withhold		For	Withhold

01. Alexandre Behring	☐	☐	02. Marc Caira	☐	☐	03. João M. Castro-Neves	☐	☐

04. Martin E. Franklin	☐	☐	05. Paul J. Fribourg	☐	☐	06. Neil Golden	☐	☐	Fold

07. Ali Hedayat	☐	☐	08. Golnar Khosrowshahi	☐	☐	09. Daniel S. Schwartz	☐	☐

10. Carlos Alberto Sicupira	☐	☐	11. Roberto Moses Thompson Motta	☐	☐	12. Alexandre Van Damme	☐	☐

	For	Against	Withhold

2. Say-On-Pay Approval, on a non-binding advisory basis, of the compensation paid to named executive officers.	☐	☐	☐
		For	Withhold

3. Appointment of Auditors Appoint KPMG LLP as our auditors to serve until the close of the 2019 Annual Meeting of Shareholders and authorize our directors to fix the auditors’ remuneration.		☐	☐
		For	Against

4. Amendment to Amended and Restated 2014 Omnibus Incentive Plan

Approve an amendment to the Amended and Restated 2014 Omnibus Incentive Plan to increase the number of common shares available for issuance by 15,000,000 common shares.

		☐	☐
	For	Against	Withhold

5. Shareholder Proposal Consider a shareholder proposal to issue an annual report to investors regarding supply chain impacts on deforestation, if properly presented at the Meeting.	☐	☐	☐	Fold

Authorized Signature(s) - This section must be completed for your instructions to be executed.	Signature(s)	Date
I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted as recommended by the Board of Directors.		MM / DD / YY

01EBZF